SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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PROGRESS ENERGY, INC.
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Progress Energy Proxy Statement

Progress Energy, Inc.
410 S. Wilmington Street
Raleigh, NC 27601-1849

March 31, 2010

Dear Shareholder:

     I am pleased to invite you to attend the 2010 Annual Meeting of the Shareholders of Progress Energy, Inc. The meeting will be held at 10:00 a.m. on May 12, 2010, at the Progress Energy Center for the Performing Arts, 2 East South Street, Raleigh, North Carolina.

     As described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, the matters scheduled to be acted upon at the meeting for Progress Energy, Inc. are the election of directors, the ratification of the selection of the independent registered public accounting firm for Progress Energy, Inc., and a shareholder proposal regarding the adoption of a “hold-into-retirement” policy for equity awards.

     We are pleased to take advantage of the Securities and Exchange Commission rules that permit companies to electronically deliver proxy materials to their shareholders. This process allows us to provide our shareholders with the information they need while lowering printing and mailing costs and more efficiently complying with our obligations under the securities laws. On or about March 31, 2010, we mailed to our registered and beneficial shareholders a Notice containing instructions on how to access our combined Proxy Statement and Annual Report and vote online.

     Regardless of the size of your holdings, it is important that your shares be represented at the meeting. IN ADDITION TO VOTING IN PERSON AT THE MEETING, SHAREHOLDERS OF RECORD MAY VOTE VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET. SHAREHOLDERS WHO RECEIVED A PAPER COPY OF THE PROXY STATEMENT AND THE ANNUAL REPORT MAY ALSO VOTE BY COMPLETING, SIGNING AND MAILING THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER HOLDER OF RECORD, CHECK YOUR PROXY CARD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU. Voting by any of these methods will ensure that your vote is counted at the Annual Meeting if you do not attend in person.

     I am delighted that you have chosen to invest in Progress Energy, Inc., and look forward to seeing you at the meeting. On behalf of the management and directors of Progress Energy, Inc., thank you for your continued support and confidence in 2010.

Sincerely,

William D. Johnson
Chairman of the Board, President and
Chief Executive Officer

PROXY STATEMENT

VOTING YOUR PROXY IS IMPORTANT

     Your vote is important. To ensure your representation at the Annual Meeting, please vote your shares as promptly as possible. In addition to voting in person, shareholders of record may VOTE VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, as instructed in the materials.

     If you received this Proxy Statement by mail, please promptly SIGN, DATE and RETURN the enclosed proxy card or VOTE BY TELEPHONE in accordance with the instructions on the enclosed proxy card so that as many shares as possible will be represented at the Annual Meeting. A self-addressed envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

Progress Energy Proxy Statement

PROGRESS ENERGY, INC.
410 S. Wilmington Street
Raleigh, North Carolina 27601-1849
__________________________

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON

MAY 12, 2010

     The Annual Meeting of the Shareholders of Progress Energy, Inc. (the “Company”) will be held at 10:00 a.m. on May 12, 2010, at the Progress Energy Center for the Performing Arts, 2 East South Street, Raleigh, North Carolina. The meeting will be held in order to:

(1)	Elect fourteen (14) directors of the Company, each to serve a one-year term. The Board of Directors recommends a vote FOR each of the nominees for director.

(2)	Ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company. The Board of Directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

(3)	Vote on a shareholder proposal regarding the adoption of a “hold-into-retirement” policy for equity awards. The Board of Directors recommends a vote AGAINST the shareholder proposal.

(4)	Transact any other business as may properly be brought before the meeting.

     All holders of the Company’s Common Stock of record at the close of business on March 5, 2010, are entitled to attend the meeting and to vote. The stock transfer books will remain open.

By order of the Board of Directors

JOHN R. MCARTHUR
Executive Vice President
and Corporate Secretary

Raleigh, North Carolina
March 31, 2010

PROXY STATEMENT

PROXY STATEMENT

Progress Energy Proxy Statement

PROGRESS ENERGY, INC.
410 S. Wilmington Street
Raleigh, North Carolina 27601-1849
__________________________

PROXY STATEMENT
GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (at times referred to as the “Board”) of proxies to be used at the Annual Meeting of Shareholders. That meeting will be held at 10:00 a.m. on May 12, 2010, at the Progress Energy Center for the Performing Arts, 2 East South Street, Raleigh, North Carolina. (For directions to the meeting location, please see the map included at the end of this Proxy Statement.) Throughout this Proxy Statement, Progress Energy, Inc. is at times referred to as “Progress Energy,” “we,” “our” or “us.” This Proxy Statement and form of proxy were first sent to shareholders on or about March 31, 2010.

     An audio Webcast of the Annual Meeting of Shareholders will be available online in Windows Media Player format at www.progress-energy.com/investor. The Webcast will be archived on the site for three months following the date of the meeting.

     Copies of our Annual Report on Form 10-K for the year ended December 31, 2009, including financial statements and schedules, are available upon written request, without charge, to the persons whose proxies are solicited. Any exhibit to the Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to Mr. Thomas R. Sullivan, Treasurer, Progress Energy, Inc., P.O. Box 1551, Raleigh, North Carolina 27602-1551. Our Form 10-K is also available through the Securities and Exchange Commission’s (the “SEC”) Web site at www.sec.gov or through our Web site at www.progress-energy.com/investor. The contents of these Web sites are not, and shall not be deemed to be, a part of this Proxy Statement or proxy solicitation materials.

     In accordance with the “notice and access” rule adopted by the SEC, we are making our proxy materials available to our shareholders on the Internet, and we are mailing to our registered and beneficial holders a “Notice of Internet Availability of Proxy Materials” containing instructions on how to access our proxy materials and how to vote on the Internet and by telephone. If you received a “Notice of Internet Availability of Proxy Materials” and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials below.

     We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in the electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of the shareholders at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our shareholders and saves money by reducing our printing and mailing costs and fees.

     If you prefer to receive a separate copy of our combined Proxy Statement and Annual Report, please write to Shareholder Relations, Progress Energy, Inc., P.O. Box 1551, Raleigh, North Carolina 27602-1551 or telephone our Shareholder Relations Section at 919-546-3014, and we will promptly send you a separate copy. If you are currently receiving multiple copies of the Proxy Statement and Annual Report at your address and would prefer that a single copy of each be delivered there, you may contact us at the address or telephone number provided in this paragraph.

PROXY STATEMENT

PROXIES

     The accompanying proxy is solicited by our Board of Directors, and we will bear the entire cost of solicitation. We expect to solicit proxies primarily by telephone, mail, e-mail or other electronic media or personally by our and our subsidiaries’ officers and employees, who will not be specially compensated for such services. In addition, the Company will engage Morrow & Co., LLC, if necessary, to assist in the solicitation of proxies on behalf of the Board. It is anticipated that the cost of the solicitation service to the Company will be approximately $35,000 plus out-of-pocket expenses.

     You may vote shares either in person or by duly authorized proxy. In addition, you may vote your shares by telephone or via the Internet by following the instructions provided on the enclosed proxy card. Please be aware that if you vote via the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 12:01 a.m. E.D.T. on the morning of the meeting. Any shareholder who has executed a proxy and attends the meeting may elect to vote in person rather than by proxy. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is exercised by (i) delivering a written notice of revocation to our Corporate Secretary, (ii) timely filing, with our Corporate Secretary, a subsequently dated, properly executed proxy, or (iii) attending the Annual Meeting and electing to vote in person. Your attendance at the Annual Meeting, by itself, will not constitute a revocation of a proxy. If you vote by telephone or via the Internet, you may also revoke your vote by any of the three methods noted above, or you may change your vote by voting again by telephone or via the Internet. If you decide to vote by completing and mailing the enclosed proxy card, you should retain a copy of certain identifying information found on the proxy card in the event that you decide later to change or revoke your proxy by accessing the Internet. You should address any written notices of proxy revocation to: Progress Energy, Inc., P.O. Box 1551, Raleigh, North Carolina 27602-1551, Attention: Corporate Secretary.

     All shares represented by effective proxies received by the Company at or before the Annual Meeting, and not revoked before they are exercised, will be voted in the manner specified therein. Executed proxies that do not contain voting instructions will be voted “FOR” the election of all directors as set forth in this Proxy Statement; “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, as set forth in this Proxy Statement; and “AGAINST” the shareholder proposal regarding the adoption of a “hold-into-retirement” policy for equity awards as set forth in this Proxy Statement. Proxies will be voted at the discretion of the named proxies on any other business properly brought before the meeting.

     If you are a participant in our 401(k) Savings & Stock Ownership Plan, shares allocated to your Plan account will be voted by the Trustee only if you execute and return your proxy, or vote by telephone or via the Internet. Plan participants must provide voting instructions on or before 11:59 p.m. E.D.T. on May 9, 2010. Company stock remaining in the ESOP Stock Suspense Account that has not been allocated to employee accounts shall be voted by the Trustee in the same proportion as shares voted by participants in the 401(k) Plan.

     If you are a participant in the Savings Plan for Employees of Florida Progress Corporation (the “FPC Savings Plan”), shares allocated to your Plan account will be voted by the Trustee when you execute and return your proxy, or vote by telephone or via the Internet. If no direction is given, your shares will be voted in proportion with the shares held in the FPC Savings Plan and in the best interest of the FPC Savings Plan.

Special Note for Shares Held in “Street Name”

     If your shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you will receive directions from your nominee that you must follow in order to have your shares voted. “Street name” shareholders who wish to vote in person at the meeting will need to obtain a special proxy form from the brokerage firm, bank or other nominee that holds their shares of record. You should contact your brokerage firm, bank or other nominee for details regarding how you may obtain this special proxy form.

Progress Energy Proxy Statement

     If your shares are held in “street name” and you do not give instructions as to how you want your shares voted (a “nonvote”), the brokerage firm, bank or other nominee who holds Progress Energy shares on your behalf may vote the shares at its discretion with regard to “routine” matters. However, such brokerage firm, bank or other nominee is not required to vote the shares of Common Stock, and therefore these unvoted shares would be counted as “broker nonvotes.”

     With respect to “routine” matters, such as the ratification of the selection of the independent registered public accounting firm, a brokerage firm, bank or other nominee has authority (but is not required) under the rules governing self-regulatory organizations (the “SRO rules”), including the New York Stock Exchange (“NYSE”), to vote its clients’ shares if the clients do not provide instructions. When a brokerage firm, bank or other nominee votes its clients’ Common Stock shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted “FOR” or “AGAINST” such routine matters. The NYSE recently amended its rules to make the election of directors a “nonroutine” matter.

     With respect to “nonroutine” matters, including the election of directors and shareholder proposals, a brokerage firm, bank or other nominee is not permitted under the SRO rules to vote its clients’ shares if the clients do not specifically instruct their brokerage firm, bank or other nominee on how to vote their shares. The brokerage firm, bank or other nominee will so note on the vote card, and this constitutes a “broker nonvote.” “Broker nonvotes” will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of shares voted “FOR,” “AGAINST” or “ABSTAINING” from such nonroutine matters. At the 2010 Annual Meeting of Shareholders, two nonroutine matters, the election of 14 directors of the Company with terms expiring in 2011 and a shareholder proposal regarding the adoption of a “hold-into-retirement” policy for equity awards, will be presented for a vote.

     Accordingly, if you do not vote your proxy, your brokerage firm, bank or other nominee may either: (i) vote your shares on routine matters and cast a “broker nonvote” on nonroutine matters, or (ii) leave your shares unvoted altogether. Therefore, we encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures that your shares and voting preferences will be fully represented at the meeting.

VOTING SECURITIES

     Our directors have fixed March 5, 2010, as the record date for shareholders entitled to vote at the Annual Meeting. Only holders of our Common Stock of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Each share is entitled to one vote. As of March 5, 2010, there were outstanding 284,645,924 shares of Common Stock.

     Consistent with state law and our By-Laws, the presence, in person or by proxy, of holders of at least a majority of the total number of Common Stock shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Once a share of Common Stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set in connection with any adjournment. Common Stock shares held of record by shareholders or their nominees who do not vote by proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Proxies that withhold authority or reflect abstentions or “broker nonvotes” will be counted for purposes of determining whether a quorum is present.

     Pursuant to the provisions of our Articles of Incorporation, as amended effective May 10, 2006, a candidate for director will be elected upon receipt of at least a majority of the votes cast by the holders of Common Stock entitled to vote. Accordingly, assuming a quorum is present, each director shall be elected by a vote of the majority of the votes cast with respect to that director. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Shares voting “ABSTAIN” and shares held in “street name” that are not voted in the election of directors will not be included in determining the number of votes cast.

PROXY STATEMENT

     Approval of the proposal to ratify the selection of our independent registered public accounting firm, and other matters properly brought before the Annual Meeting, if any, generally will require the affirmative vote of a majority of votes actually cast by holders of Common Stock entitled to vote. Assuming a quorum is present, the number of “FOR” votes cast at the meeting for this proposal must exceed the number of “AGAINST” votes cast at the meeting in order for this proposal to be approved. Abstentions from voting and “broker nonvotes” will not count as votes cast and will not have the effect of a “negative” vote with respect to any such matters.

     Approval of the shareholder proposal regarding the adoption of a “hold-into-retirement” policy for equity awards will require the affirmative vote of a majority of the shares cast on the proposal provided that the total votes cast on the proposal represents over 50 percent of the shares entitled to vote on the proposal. Abstentions will not have the effect of “negative” votes with respect to the proposal. Shares held in “street name” that are not voted with respect to the shareholder proposal regarding the adoption of a “hold-into-retirement” policy for equity awards will not be included in determining the number of votes cast.

     We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a current report on Form 8-K within four (4) business days of the Annual Meeting. A copy of this Form 8-K may be obtained without charge by any of the means outlined above for obtaining a copy of our Annual Report on Form 10-K.

PROPOSAL 1—ELECTION OF DIRECTORS

     The Company’s amended By-Laws provide that the number of directors of the Company shall be between eleven (11) and fifteen (15). The amended By-Laws also provide for annual elections of each director. Directors will serve one-year terms upon election at the 2010 Annual Meeting of Shareholders.

     Our Articles of Incorporation require that a candidate in an uncontested election for director receive a majority of the votes cast in order to be elected as a director (i.e., the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director). In a contested election (i.e., a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes cast. Under North Carolina law, a director continues to serve in office until his or her successor is elected or until there is a decrease in the number of directors, even if the director is a candidate for re-election and does not receive the required vote, referred to as a “holdover director.” To address the potential for such a “holdover director,” our Board of Directors approved a provision in our Corporate Governance Guidelines. That provision states that if an incumbent director is nominated, but not re-elected by a majority vote, the director shall tender his or her resignation to the Board. The Corporate Governance Committee (the “Governance Committee”) would then make a recommendation to the Board whether to accept or reject the resignation. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale regarding it within 90 days after receipt of the tendered resignation. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Governance Committee’s recommendation or Board of Directors’ action regarding the acceptance of the resignation offer. However, if all members of the Governance Committee do not receive a vote sufficient for re-election, then the independent directors who did not fail to receive a sufficient vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them. If the only directors who did not fail to receive a sufficient vote for re-election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

     Based on the report of the Governance Committee (see page 15), the Board of Directors nominates the following 14 nominees to serve as directors with terms expiring in 2011 and until their respective successors are elected and qualified: John D. Baker II, James E. Bostic, Jr., Harris E. DeLoach, Jr., James B. Hyler, Jr., William D. Johnson, Robert W. Jones, W. Steven Jones, Melquiades R. “Mel” Martinez, E. Marie McKee, John H. Mullin, III, Charles W. Pryor, Jr., Carlos A. Saladrigas, Theresa M. Stone, and Alfred C. Tollison, Jr.

     There are no family relationships between any of the directors, any executive officers or nominees for director of the Company or its subsidiaries, and there is no arrangement or understanding between any director or director nominee and any other person pursuant to which the director or director nominee was selected.

Progress Energy Proxy Statement

     The election of directors will be determined by a majority of the votes cast at the Annual Meeting at which a quorum is present. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director in order for the director to be elected. Abstentions and broker nonvotes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Shareholders do not have cumulative voting rights in connection with the election of directors.

     Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where specifications are not made, the shares represented by the accompanying proxy will be voted “FOR” the election of each of the 14 nominees. Votes (other than abstentions) will be cast pursuant to the accompanying proxy for the election of the nominees listed above unless, by reason of death or other unexpected occurrence, one or more of such nominees shall not be available for election, in which event it is intended that such votes will be cast for such substitute nominee or nominees as may be determined by the persons named in such proxy. The Board of Directors has no reason to believe that any of the nominees listed above will not be available for election as a director.

     The Board of Directors, acting through the Governance Committee, is responsible for assembling for shareholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes and skills appropriate for functioning effectively as a board. The Governance Committee regularly reviews the composition of the Board in light of the Company’s changing requirements and its assessment of the Board’s performance. A discussion of the characteristics the Governance Committee looks for in evaluating director candidates appears in the “Governance Committee Process for Identifying and Evaluating Director Candidates” section on page 18 of this Proxy Statement.

     The names of the 14 nominees for election to the Board of Directors, along with their ages, principal occupations or employment for the past five years, directorships of public companies held during the past five years, and disclosures regarding the specific experience, qualifications, attributes or skills that led the Board to conclude that such individual should serve on the Board, are set forth below. Messrs. John D. Baker II and Melquiades R. “Mel” Martinez, who were elected by the Board on September 17, 2009 and March 1, 2010, respectively, are directors standing for election to the Board by our shareholders for the first time. Mr. Baker was recommended to the Governance Committee by one of our non-management directors, and Mr. Martinez was recommended to the Governance Committee by William D. Johnson, who is our Chairman of the Board, President and Chief Executive Officer. (Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (“PEC”) and Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“PEF”), which are noted below, are wholly owned subsidiaries of the Company.) Information concerning the number of shares of our Common Stock beneficially owned, directly or indirectly, by all current directors appears on page 10 of this Proxy Statement.

     The Board of Directors recommends a vote “FOR” each nominee for director.

Nominees for Election

     JOHN D. BAKER II, age 61, is President and Chief Executive Officer of Patriot Transportation Holding, Inc., which is engaged in the transportation and real estate businesses. He has served in these positions since November 2007. Mr. Baker was President and Chief Executive Officer of Florida Rock Industries, Inc., a producer of cement, aggregates, concrete and concrete products from 1997 to 2007. As a lawyer and business executive with more than 35 years of experience in the construction materials and trucking industries, Mr. Baker brings business insight and expertise that will be valuable to the Company as it navigates a complex and changing business environment. Mr. Baker has served as a director of the Company since September 17, 2009 and is a member of the Board’s Finance Committee and the Organization and Compensation Committee.

Other public directorships in past five years:
Patriot Transportation Holding, Inc. (1986 to present)
Wells Fargo & Company (January 2009 to present)
Vulcan Materials Co. (November 2007 until February 2009)
Wachovia Bank, N.A. (2001 to December 2008)
Florida Rock Industries, Inc. (1979 until November 2007)
Hughes Supply, Inc. (1994 until 2006)

PROXY STATEMENT

     JAMES E. BOSTIC, JR., age 62, has been Managing Director of HEP & Associates, a business consulting firm, and a partner of Coleman Lew & Associates, an executive search consulting firm, since 2006. He retired as Executive Vice President of Georgia-Pacific Corporation, a manufacturer and distributor of tissue, paper, packaging, building products, pulp and related chemicals, in 2006. During his 20 years at Georgia-Pacific, Mr. Bostic served in various senior positions, including a stint as senior vice president—Environmental, Government Affairs and Communications. Over the years, Mr. Bostic’s business background and his expertise on environmental and regulatory issues have been significant assets to the Company. That expertise will be particularly helpful as we continue to address new laws and regulations regarding global climate change and other environmental issues. Additionally, due to his years of service on the Board, Mr. Bostic has developed a keen understanding of how the Company operates, the key issues it faces, and its strategy for addressing those issues as it carries out its responsibilities to its shareholders and other stakeholders. He has served as a director of the Company since 2002. Mr. Bostic is a member of the Board’s Audit and Corporate Performance Committee, the Nuclear Project Oversight Committee and the Operations and Nuclear Oversight Committee.

     HARRIS E. DELOACH, JR., age 65, is Chairman, President and Chief Executive Officer of Sonoco Products Company, a manufacturer of paperboard and paper and plastic packaging products, since April 2005. He served as President and Chief Executive Officer of Sonoco Products from July 2000 to April 2005. Mr. DeLoach joined Sonoco Products in 1986 and has served in various management positions during his tenure there. Prior to joining Sonoco, Mr. DeLoach was in private law practice and served as an outside counsel to Sonoco for 15 years. Mr. DeLoach’s legal background and years of experience leading a global packaging company will be valuable to the Company as it confronts a challenging economy and changing business environment. He has served as a director of the Company since 2006. Mr. DeLoach is Chair of the Board’s Operations and Nuclear Oversight Committee and a member of the Executive Committee, the Governance Committee, the Nuclear Project Oversight Committee and the Organization and Compensation Committee.

       Other public directorships in past five years:
       Sonoco Products Company (1998 to present)
       Goodrich Corporation (2001 to present)

     JAMES B. HYLER, JR., age 62, retired as Vice Chairman and Chief Operating Officer of First Citizens Bank in 2008. He served in these positions from 1994 until 2008. Mr. Hyler was Chief Financial Officer of First Citizens Bank from 1980 to 1988, and served as President of First Citizens Bank from 1988 to 1994. Prior to joining First Citizens Bank, Mr. Hyler was an auditor with Ernst & Young for 10 years. Mr. Hyler has more than 37 years of experience in the financial services industry. Mr. Hyler’s experience and accounting background have provided him with an understanding of the accounting principles used by the Company to prepare its financial statements and the ability to analyze such statements. His knowledge and experience in financial services and corporate finance will be valuable to the Company as our utilities continue to move forward with the expansion projects necessary to meet our customers’ future energy needs reliably and affordably. Mr. Hyler has served as a director of the Company since 2008 and is a member of the Board’s Finance Committee and the Organization and Compensation Committee.

       Other public directorships in past five years:
       First Citizens BancShares (August 1988 until January 2008)

     WILLIAM D. JOHNSON, age 56, is Chairman, President and Chief Executive Officer of Progress Energy, since October 2007. Mr. Johnson previously served as President and Chief Operating Officer of Progress Energy from January 2005 to October 2007. In that role, Mr. Johnson oversaw the generation and delivery of electricity by PEC and PEF. Mr. Johnson has been with Progress Energy (formerly CP&L) in a number of roles since 1992, including Group President for Energy Delivery, President and Chief Executive Officer for Progress Energy Service Company, LLC and General Counsel and Secretary for Progress Energy. Before joining Progress Energy, Mr. Johnson was a partner with the Raleigh, N.C. law office of Hunton & Williams LLP, where he specialized in the representation of utilities. Mr. Johnson has served in a variety of senior management positions during his tenure with the Company. His background as a lawyer representing utilities, and his years of hands-on experience

Progress Energy Proxy Statement

at the Company, provide him a unique perspective and a keen understanding of the Company and our industry. Mr. Johnson’s breadth of knowledge and experience in addressing key operational, policy, legislative and strategic issues, and his proven leadership skills, will be significant assets to the Company as it implements its long-term strategy in the face of a challenging economy and a changing regulatory and legislative environment. He has served as a director of the Company since 2007.

     ROBERT W. JONES, age 59, is the sole owner of Turtle Rock Group, LLC, founded in May 2009. From 1974 until May 2009, Mr. Jones held various management positions at Morgan Stanley, a global provider of financial services to companies, governments and investors. He served as a Senior Advisor from 2006 until May of 2009, and as Managing Director and Vice Chairman from 1997 until 2006. While at Morgan Stanley, Mr. Jones specialized in the utility industry for many years before being named Vice Chairman. Turtle Rock Group, LLC is a financial advisory consulting firm whose sole current client is Morgan Stanley. During his career, Mr. Jones has participated in many major international and domestic utility and project financing transactions, with a particular focus on strategic advisory and capital raising assignments. He has testified before numerous state public utility commissions and has been a frequent speaker on regulatory and corporate governance issues. Mr. Jones’s expertise in financial services and his experience in the regulatory arena provide him with a unique perspective that will be beneficial to the Company as it undertakes the expansion projects necessary to implement its balanced solution to meeting its customers’ future energy needs in a challenging economy and uncertain regulatory environment. He has served as a director of the Company since 2007. Mr. Jones is Chair of the Board’s Finance Committee and a member of the Executive Committee, the Governance Committee and the Organization and Compensation Committee.

     W. STEVEN JONES, age 58, is Dean (Emeritus) and Professor of Strategy and Organizational Behavior at the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill, since 2008. He served as Dean of the Kenan-Flagler Business School from August 2003 until August 2008. Prior to joining the Kenan-Flagler Business School in 2003, Mr. Jones had a 30-year career in business. That career included serving as Chief Executive Officer and Managing Director of Suncorp-Metway Ltd., which provides banking, insurance and investing services in Brisbane, Queensland, Australia. He also worked for ANZ, one of Australia’s four major banks, in various capacities for eight years. Mr. Jones has international experience in developing strategy, leading change and building organizational capability in a variety of industries. His expertise in the financial services arena will continue to be beneficial as the Company prepares to undertake the expansion projects necessary to satisfy its customers’ future energy needs reliably and affordably. Mr. Jones has served as a director of the Company since 2005. He is a member of the Board’s Audit and Corporate Performance Committee, the Nuclear Project Oversight Committee and the Operations and Nuclear Oversight Committee.

       Other public directorships in past five years:
       Premiere Global Services, Inc. (2007 to present)
       Bank of America (April 2005 to April 2008)

     MELQUIADES R. “MEL” MARTINEZ, age 63, is currently a partner in the law firm of DLA Piper in its Orlando office. Mr. Martinez has had a distinguished career in both the public and private sectors, most recently as a United States Senator from Florida. While serving in the U.S. Senate from 2005 to 2009, he addressed multiple policy and legislative issues as a member of the following Senate committees: Armed Services; Banking, Housing & Urban Affairs; Foreign Relations; Energy and Natural Resources; Commerce; and Special Committee on Aging. Prior to his election, Mr. Martinez served as the Secretary of Housing and Urban Development from 2001 to 2004. His extensive legal, policy and legislative experience will be valuable to the Company as we address new laws and regulations in areas such as environmental compliance, renewable energy standards and energy policy. Prior to representing the State of Florida in the U.S. Senate, Mr. Martinez served as Mayor of Orange County Florida, and as a board member of the Orlando Utilities Commission. He also spent over 25 years in private legal practice, conducting numerous trials in state and federal courts throughout Florida. As a resident and public servant of the State of Florida, Mr. Martinez brings to our Board a unique perspective and first-hand knowledge that will be beneficial as we continue to address key regulatory issues in that State. Mr. Martinez’s diversified experience and background will be significant assets to our Company’s Board. He has served as a director of the Company since March 1, 2010 and is a member of the Audit and Corporate Performance Committee and the Operations and Nuclear Oversight Committee.

PROXY STATEMENT

     E. MARIE MCKEE, age 59, is Senior Vice President of Corning Incorporated, a manufacturer of components for high-technology systems for consumer electronics, mobile emissions controls, telecommunications and life sciences, since 1996. She also serves as President of the Corning Museum of Glass. Ms. McKee has over 30 years of experience at Corning, where she has held a variety of positions with increasing levels of responsibility. She initially served in various human resources manager positions including Human Resources Director for Corning’s Electronics Division, its Research & Development Division and its Centralized Engineering Division. While serving in these positions, Ms. McKee gained significant experience in designing and implementing human resources strategies, business processes and organizational change efforts. She then served in various management positions, including Division Vice President of Corporate Strategic Staffing, Vice President, Human Resources and Senior Vice President, Human Resources and Corporate Diversity Officer. Ms. McKee served as Chairman of Steuben Glass from 1998 until the company was sold in 2008. Ms. McKee has served as a director of the Company and its predecessors since 1999. During her tenure on the Board, Ms. McKee’s business experience and perspective have proven valuable to the Company as it has addressed various operational and human resources issues, including executive compensation, succession planning and diversity. Ms. McKee’s experience will continue to be beneficial to the Company as shareholders, regulators and legislators continue to focus on executive compensation and corporate governance issues. Ms. McKee is Chair of the Board’s Organization and Compensation Committee and a member of the Executive Committee, the Governance Committee, the Nuclear Project Oversight Committee and the Operations and Nuclear Oversight Committee.

     JOHN H. MULLIN, III, age 68, is Chairman of Ridgeway Farm, LLC, a limited liability company engaged in farming and timber management, since 1989. He is a former Managing Director of Dillon, Read & Co., a former investment banking firm. Mr. Mullin was employed by Dillon Read for approximately 20 years. During that time, he worked with a diversified mix of clients and was involved in a variety of corporate assignments, including private and public offerings, and corporate restructurings. Since 1989, Mr. Mullin has managed the diversified businesses of Ridgeway Farm. He has served on the boards of a number of other major publicly traded companies, providing him with substantial experience in the areas of corporate strategy, oversight and governance. Mr. Mullin has utilized his broad and extensive business experiences to provide leadership to the Company’s Board as Lead Director. He has served as a director of the Company and its predecessors since 1999. Mr. Mullin is Chair of the Board’s Governance Committee and a member of the Executive Committee, the Finance Committee and the Organization and Compensation Committee.

       Other public directorships in past five years:
       Sonoco Products Company (2002 to present)
       Hess Corporation (2007 to present)
       Liberty Corporation (1989 to 2006)

     CHARLES W. PRYOR, JR., age 65, is Chairman of Urenco Investments, Inc., a global provider of services and technology to the nuclear generation industry worldwide, since January 2007. He served as President and Chief Executive Officer of Urenco Investments, Inc. from 2004 to 2006. Mr. Pryor served as President and Chief Executive Officer of the Utilities Business Group of British Nuclear Fuels from 2002 to 2004. From 1997 to 2002, he served as President and Chief Executive Officer of Westinghouse Electric Co., a supplier of nuclear fuel, nuclear services and advanced nuclear plant designs to utilities operating nuclear power plants. Mr. Pryor’s service as chief executive officer of a multi-billion dollar company provided him with experience that enables him to understand the financial statements and financial affairs of the Company. Mr. Pryor’s knowledge and experience in engineering, power generation, nuclear fuel and the utility industry will help us in the years ahead as our Company pursues a balanced solution to meeting its customers’ future energy needs. He has served as a director of the Company since 2007. Mr. Pryor is Chair of the Board’s Nuclear Project Oversight Committee and a member of the Audit and Corporate Performance Committee and the Operations and Nuclear Oversight Committee.

       Other public directorships in past five years:
       DTE Energy Co. (1999 to present)

Progress Energy Proxy Statement

     CARLOS A. SALADRIGAS, age 61, is Chairman and Chief Executive Officer of Regis HRG, which offers a full suite of outsourced human resources services to small and mid-sized businesses. He has served in these positions since July 2008. Mr. Saladrigas served as Chairman, from 2002 to 2007, and Vice Chairman, from 2007 to 2008, of Premier American Bank in Miami, Florida. In 2002, Mr. Saladrigas retired as Chief Executive Officer of ADP Total Source (previously the Vincam Group, Inc.), a Miami-based human resources outsourcing company that provides services to small and mid-sized businesses. Mr. Saladrigas has extensive expertise in both the human resources and financial services arenas. His accounting background provides him with an understanding of the principles used to prepare the Company’s financial statements and enables him to effectively analyze those financial statements. Mr. Saladrigas is a resident of Florida and is familiar with the policy issues facing that State. His unique perspective and business acumen continue to be valuable assets to the Board. Mr. Saladrigas has served as a director of the Company since 2001 and is a member of the Board’s Audit and Corporate Performance Committee and the Finance Committee.

       Other public directorships in past five years:
       Advance Auto Parts, Inc. (2003 to present)

     THERESA M. STONE, age 65, has been Executive Vice President and Treasurer of the Massachusetts Institute of Technology Corporation (“M.I.T.”), since February 2007. In her role as Executive Vice President and Treasurer, Ms. Stone is responsible for M.I.T.’s capital programs, facilities, human resources and information technology, and serves as M.I.T.’s Chief Financial Officer and Treasurer. Prior to serving in her current role, Ms. Stone served as Executive Vice President and Chief Financial Officer of Jefferson-Pilot Financial (now Lincoln Financial Group) from November 2001 to March 2006. Ms. Stone began her career as an investment banker, advising clients primarily in the financial services industry on financial and strategic matters and has held senior financial executive officer positions at various companies since that time. Ms. Stone’s knowledge and expertise in finance make her uniquely qualified to understand and effectively analyze the Company’s financial statements, and to assist the Company as it undertakes the expansion efforts necessary to implement its balanced solution to satisfying its customers’ energy needs reliably and affordably. She has served as a director of the Company since 2005. Ms. Stone is Chair of the Board’s Audit and Corporate Performance Committee and a member of the Executive Committee, the Governance Committee and the Finance Committee.

     ALFRED C. TOLLISON, JR., age 67, retired as Chairman and Chief Executive Officer of the Institute of Nuclear Power Operations (“INPO”), a nuclear industry-sponsored nonprofit organization in March 2006. He was employed by INPO from 1987 until March 2006. During his tenure there, Mr. Tollison’s responsibilities included industry and government relations, communications, information systems and administrative activities. He also served as the executive director of the National Academy for Nuclear Training. From 1970 until 1987, Mr. Tollison was employed by PEC, where he served in a variety of management positions, including plant general manager of the Brunswick Nuclear Plant and manager of nuclear training. Mr. Tollison’s track record and expertise in promoting the safe and reliable operations of our nation’s nuclear generating plants will continue to be a significant asset to our board as the Company moves forward with its balanced solution for meeting the future generation needs of its customers safely, reliably and affordably. He has served as a director of the Company since 2006. Mr. Tollison is Vice Chair of the Board’s Nuclear Project Oversight Committee and a member of the Audit and Corporate Performance Committee and the Operations and Nuclear Oversight Committee. He also serves as the Nuclear Oversight Director.

PROXY STATEMENT

PRINCIPAL SHAREHOLDERS

     The table below sets forth the only shareholder we know to beneficially own more than 5 percent (5%) of the outstanding shares of our Common Stock as of December 31, 2009. We do not have any other class of voting securities.

Title of	Name and Address of	Number of Shares	Percentage of
Class	Beneficial Owner	Beneficially Owned	Class
Common Stock	State Street Corporation	25,939,7121	9.3
	One Lincoln Street
	Boston, MA 02111

     1 Consists of shares of Common Stock held by State Street Corporation, acting in various fiduciary capacities. State Street Corporation has sole power to vote with respect to 0 shares, sole dispositive power with respect to 0 shares, shared power to vote with respect to 12,892,635 shares and shared power to dispose of 25,939,712 shares. State Street Corporation has disclaimed beneficial ownership of all shares of Common Stock. (Based solely on information contained in a Schedule 13G filed by State Street Corporation on February 12, 2010.)

MANAGEMENT OWNERSHIP OF COMMON STOCK

     The following table describes the beneficial ownership of our Common Stock as of February 22, 2010, of (i) all current directors and nominees for director, (ii) each executive officer named in the Summary Compensation Table presented later in this Proxy Statement, and (iii) all directors and nominees for director and executive officers as a group. As of February 22, 2010, none of the individuals or the group in the above categories owned one percent (1%) or more of our voting securities. Unless otherwise noted, all shares of Common Stock set forth in the table are beneficially owned, directly or indirectly, with sole voting and investment power, by such shareholder.

	Number of Shares
	of Common Stock
	Beneficially
Name	Owned1,2
John D. Baker II	7,450
James E. Bostic, Jr.	8,445	1
Harris E. DeLoach, Jr.	5,000
James B. Hyler, Jr.	1,000
William D. Johnson	136,751	2
Robert W. Jones	1,000
W. Steven Jones	1,000
Jeffrey J. Lyash	19,393	2
Melquiades R. “Mel” Martinez	—	3
E. Marie McKee	3,000	1
Mark F. Mulhern	34,550	2
John H. Mullin, III	10,000	1
Charles W. Pryor, Jr.	1,042
Carlos A. Saladrigas	7,000	1
Paula J. Sims	11,766	2
Theresa M. Stone	1,000
Alfred C. Tollison, Jr.	1,000
Lloyd M. Yates	27,937	2
Shares of Common Stock beneficially owned by all directors and executive
officers of the Company as a group (25 persons)	438,761	4

Progress Energy Proxy Statement

____________________

     1 Includes shares of our Common Stock such director has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options, as follows:

Director	Stock Options
James E. Bostic, Jr.	4,000
E. Marie McKee	2,000
John H. Mullin, III	6,000
Carlos A. Saladrigas	6,000

     2 Includes shares of Restricted Stock currently held, and shares of our Common Stock such officer has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options as follows:

Officer	Restricted Stock	Stock Options
William D. Johnson	16,134	—
Jeffrey J. Lyash	3,834	—
Mark F. Mulhern	5,834	7,000
Paula J. Sims	1,000	—
Lloyd M. Yates	3,834	—

     3 Mr. Martinez was elected to the Board effective March 1, 2010 and did not own any shares of the Company’s Common Stock at the time of his election. Mr. Martinez is standing for election to the Board by our shareholders for the first time.

     4 Includes shares each group member (shares in the aggregate) has the right to acquire beneficial ownership of within 60 days through the exercise of certain stock options.

Ownership of Units Representing Common Stock

     The table below shows ownership of units representing our Common Stock under the Non-Employee Director Deferred Compensation Plan and units under the Non-Employee Director Stock Unit Plan as of February 22, 2010. A unit of Common Stock does not represent an equity interest in the Company, and possesses no voting rights, but is equal in economic value at all times to one share of Common Stock.

	Directors’ Deferred	Non-Employee Director
Director	Compensation Plan	Stock Unit Plan
John D. Baker II	1,339	1,489
James E. Bostic, Jr.	11,723	10,017
Harris E. DeLoach, Jr.	10,299	5,989
James B. Hyler, Jr.	1,231	3,090
Robert W. Jones	7,294	4,538
W. Steven Jones	11,911	7,522
Melquiades R. “Mel” Martinez*	67	—
E. Marie McKee	29,288	12,877
John H. Mullin, III	19,601	13,374
Charles W. Pryor, Jr.	2,147	4,538
Carlos A. Saladrigas	6,993	11,013
Theresa M. Stone	10,087	7,522
Alfred C. Tollison, Jr.	9,905	5,989

     * Units owned as of March 1, 2010.

     The table below shows ownership as of February 22, 2010, of (i) performance units under the Long-Term Compensation Program; (ii) performance units recorded to reflect awards deferred under the Management Incentive Compensation Plan (“MICP”); (iii) performance shares awarded under the Performance Share Sub-Plan of the 1997, 2002 and 2007 Equity Incentive Plans (“PSSP”) (see “Outstanding Equity Awards at Fiscal Year-End Table” on page 51); (iv) units recorded to reflect awards deferred under the PSSP; (v) replacement units representing the value of our contributions to the 401(k) Savings & Stock Ownership Plan that would have been made but for the deferral of salary under the Management Deferred Compensation Plan and contribution limitations under Section 415 of the

PROXY STATEMENT

Internal Revenue Code of 1986, as amended; and (vi) Restricted Stock Units (“RSUs”) awarded under the 2002 and 2007 Equity Incentive Plans.

	Long-Term
	Compensation			PSSP
Officer	Program	MICP	PSSP	Deferred	MDCP	RSUs
William D. Johnson	—	1,711	146,294	—	1,059	66,001
Jeffrey J. Lyash	—	—	36,289	—	314	25,398
Mark F. Mulhern	—	3,853	28,308	2,452	—	20,942
Paula J. Sims	—	7,347	26,621	1,512	—	19,617
Lloyd M. Yates	—	2,672	36,132	6,376	158	25,325

TRANSACTIONS WITH RELATED PERSONS

     There were no transactions in 2009, and there are no currently proposed transactions involving more than $120,000, in which the Company or any of its subsidiaries was or is to be a participant and in which any of the Company’s directors, executive officers, nominees for director or any of their immediate family members had a direct or indirect material interest.

     Our Board of Directors has adopted policies and procedures for the review, approval or ratification of Related Person Transactions under Item 404(a) of Regulation S-K (the “Policy”), which is attached to this Proxy Statement as Exhibit A. The Board has determined that the Governance Committee is best suited to review and approve Related Person Transactions because the Governance Committee oversees the Board of Directors’ assessment of our directors’ independence. The Governance Committee will review and may recommend to the Board amendments to this Policy from time to time.

     For the purposes of the Policy, a “Related Person Transaction” is a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness (or any series of similar transactions, arrangements or relationships), in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. The term “Related Person” is defined under the Policy to include our directors, executive officers, nominees to become directors and any of their immediate family members.

     Our general policy is to avoid Related Person Transactions. Nevertheless, we recognize that there are situations where Related Person Transactions might be in, or might not be inconsistent with, our best interests and those of our shareholders. These situations could include (but are not limited to) situations where we might obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. In determining whether to approve or disapprove each Related Person Transaction, the Governance Committee considers various factors, including (i) the identity of the Related Person; (ii) the nature of the Related Person’s interest in the particular transaction; (iii) the approximate dollar amount involved in the transaction; (iv) the approximate dollar value of the Related Person’s interest in the transaction; (v) whether the Related Person’s interest in the transaction conflicts with his obligations to the Company and its shareholders; (vi) whether the transaction will provide the Related Person with an unfair advantage in his dealings with the Company; and (vii) whether the transaction will affect the Related Person’s ability to act in the best interests of the Company and its shareholders. The Governance Committee will only approve those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

Progress Energy Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of their holdings and transactions in our securities with the SEC and the NYSE. Based on our records and other information, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers with respect to the Company’s 2009 fiscal year were met, except as follows: James Scarola inadvertently failed to timely file a Form 4 related to the deferral, in 2009 and 2010, of portions of two awards granted under the Company’s Management Incentive Compensation Plan. A Form 4 reporting both transactions was filed on March 16, 2010. Paula J. Sims inadvertently failed to file on a timely basis a Form 4 with respect to the deferral in 2009 of a portion of an award granted under the Company’s Management Incentive Compensation Plan. A Form 4 reporting the transaction was filed on March 16, 2010. Additionally, with regard to the Company’s 2010 fiscal year, each of Jeffrey A. Corbett, Vincent M. Dolan, William D. Johnson, Michael A. Lewis, Jeffrey J. Lyash, John R. McArthur, Mark F. Mulhern, James Scarola, Frank A. Schiller, Paula J. Sims, Jeffrey M. Stone and Lloyd M. Yates inadvertently failed to file on a timely basis a Form 4 with respect to the payout of performance units granted under the Company’s Performance Share Sub-Plan. A Form 4 reporting the transaction was filed by each individual on March 11, 2010.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

     The Board of Directors operates pursuant to an established set of written Corporate Governance Guidelines (the “Governance Guidelines”) that set forth our corporate governance philosophy and the governance policies and practices we have implemented in support of that philosophy. The three core governance principles the Board embraces are integrity, accountability and independence.

     The Governance Guidelines describe Board membership criteria, the Board selection and orientation process and Board leadership. The Governance Guidelines require that a minimum of 80 percent of the Board’s members be independent and that the membership of each Board committee, except the Executive Committee, consist solely of independent directors. Directors who are not full-time employees of the Company must retire from the Board at age 73. Directors whose job responsibilities or other factors relating to their selection to the Board change materially after their election are required to submit a letter of resignation to the Board. The Board will have an opportunity to review the continued appropriateness of the individual’s Board membership under these circumstances, and the Governance Committee will make the initial recommendation as to the individual’s continued Board membership. The Governance Guidelines also describe the stock ownership guidelines that are applicable to Board members and prohibit compensation to Board members other than directors’ fees and retainers.

     The Governance Guidelines provide that the Organization and Compensation Committee of the Board will evaluate the performance of the Chief Executive Officer on an annual basis, using objective criteria, and will communicate the results of its evaluation to the full Board. The Governance Guidelines also provide that the Governance Committee is responsible for conducting an annual assessment of the performance and effectiveness of the Board, and its standing committees, and reporting the results of each assessment to the full Board annually.

     The Governance Guidelines provide that Board members have complete access to our management and can retain, at our expense, independent advisors or consultants to assist the Board in fulfilling its responsibilities, as it deems necessary. The Governance Guidelines also state that it is the Board’s policy that the nonmanagement directors meet in executive session on a regularly scheduled basis. Those sessions are chaired by the Lead Director, John H. Mullin, III, who is also Chair of the Governance Committee. He can be contacted by writing to John H. Mullin, III, Lead Director, Progress Energy, Inc. Board of Directors, c/o John R. McArthur, Executive Vice President and Corporate Secretary, P.O. Box 1551, Raleigh, North Carolina 27602-1551. We screen mail addressed to Mr. Mullin for security purposes and to ensure that it relates to discrete business matters relevant to the Company. Mail addressed to Mr. Mullin that satisfies these screening criteria will be forwarded to him.

PROXY STATEMENT

     In keeping with the Board’s commitment to sound corporate governance, we have adopted a comprehensive written Code of Ethics that incorporates an effective reporting and enforcement mechanism. The Code of Ethics is applicable to all of our employees, including our Chief Executive Officer, our Chief Financial Officer and our Controller. The Board has adopted the Company’s Code of Ethics as its own standard. Board members, our officers and our employees certify their compliance with our Code of Ethics on an annual basis.

     Our Governance Guidelines and Code of Ethics are posted on our Internet Web site and can be accessed at www.progress-energy.com/investor.

DIRECTOR INDEPENDENCE

     The Board of Directors has determined that the following current members of the Board are independent, as that term is defined under the general independence standards contained in the listing standards of the NYSE:

John D. Baker II	E. Marie McKee
James E. Bostic, Jr.	John H. Mullin, III
Harris E. DeLoach, Jr.	Charles W. Pryor, Jr.
James B. Hyler, Jr.	Carlos A. Saladrigas
Robert W. Jones	Theresa M. Stone
W. Steven Jones	Alfred C. Tollison, Jr.
Melquiades R. “Mel” Martinez

     Additionally, the Board of Directors has determined that David L. Burner, who served as a member of the Board during a portion of 2009, was independent as that term is defined under the general independence standards contained in the NYSE’s listing standards. In addition to considering the NYSE’s general independence standards, the Board has adopted categorical standards to assist it in making determinations of independence. The Board’s categorical independence standards are outlined in our Governance Guidelines. The Governance Guidelines are available on our Internet Web site and can be accessed at www.progress-energy.com/investor. All directors, former directors and director nominees identified as independent in this Proxy Statement meet these categorical standards.

     In determining that the individuals named above are or were independent directors, the Governance Committee considered their involvement in various ordinary course commercial transactions and relationships. During 2009, Ms. McKee and Messrs. DeLoach and Mullin served as officers and/or directors of companies that have been among the purchasers of the largest amounts of electric energy sold by PEC during the last three preceding calendar years. Messrs. Baker, Mullin and Saladrigas served as officers and/or directors of companies that purchase electric energy from PEF. Mr. Robert W. Jones was an employee of Morgan Stanley through May 2009. Morgan Stanley has provided a variety of investment banking services to us during the past several years; however, Mr. Jones had no direct or indirect material interests or involvement in transactions between the Company and Morgan Stanley. Mr. Jones is no longer a Morgan Stanley employee although his firm provides services to Morgan Stanley. Mr. W. Steven Jones serves as a director of a communications technology company that provided services to us in 2009. Mr. Baker currently serves as a director of Wells Fargo & Company and is a former director of Wachovia Corporation. Both of these entities have been part of our core bank group and have provided a variety of banking and investment services to us during the past several years. Mr. Pryor is a director of a company that has affiliates that provide uranium enrichment services to PEC and PEF. Mr. Tollison is a former employee of PEC and thus receives a modest pension from us. All of the described transactions were ordinary course commercial transactions conducted at arm’s length and in compliance with the NYSE’s standards for director independence. In addition, the Governance Committee considers the relationships our directors have with tax-exempt organizations that receive contributions from the Company. The Governance Committee considered each of these transactions and relationships and determined that none of them was material or affected the independence of the directors involved under either the general independence standards contained in the NYSE’s listing standards or our categorical independence standards.

Progress Energy Proxy Statement

BOARD, BOARD COMMITTEE AND ANNUAL MEETING ATTENDANCE

     The Board of Directors is currently comprised of fourteen (14) members. The Board of Directors met six times in 2009. Average attendance of the directors at the meetings of the Board and its committees held during 2009 was 90 percent, and no director attended less than 80 percent of all Board and his/her respective committee meetings held in 2009.

     Our Company expects all directors to attend its annual meetings of shareholders. Such attendance is monitored by the Governance Committee. All directors who were serving as directors as of May 13, 2009, the date of the 2009 Annual Meeting of Shareholders, attended that meeting, with the exception of Mr. Burner, who retired from the Board effective May 13, 2009, and Mr. Saladrigas, who was recovering from an illness at the time of the meeting.

BOARD COMMITTEES

     The Board of Directors appoints from its members an Executive Committee, an Audit and Corporate Performance Committee, a Governance Committee, a Finance Committee, a Nuclear Project Oversight Committee, an Operations and Nuclear Oversight Committee, and an Organization and Compensation Committee. The charters of all committees of the Board are posted on our Internet Web site and can be accessed at www.progress-energy.com/investor. The current membership and functions of the standing Board committees are discussed below.

Executive Committee

     The Executive Committee is presently composed of one director who is an officer and five nonmanagement directors: Messrs. William D. Johnson—Chair, Harris E. DeLoach, Jr., Robert W. Jones, and John H. Mullin, III, and Ms. E. Marie McKee and Ms. Theresa M. Stone. The authority and responsibilities of the Executive Committee are described in our By-Laws. Generally, the Executive Committee will review routine matters that arise between meetings of the full Board and require action by the Board. The Executive Committee held no meetings in 2009.

Audit and Corporate Performance Committee

     The Audit and Corporate Performance Committee (the “Audit Committee”) is presently composed of the following seven nonmanagement directors: Ms. Theresa M. Stone—Chair, and Messrs. James E. Bostic, Jr., W. Steven Jones, Melquiades R. “Mel” Martinez, Charles W. Pryor, Jr., Carlos A. Saladrigas, and Alfred C. Tollison, Jr. All members of the committee are independent as that term is defined under the enhanced independence standards for audit committee members contained in the Securities Exchange Act of 1934 and the related rules, as amended, as incorporated into the listing standards of the NYSE. Mr. Saladrigas and Ms. Stone have been designated by the Board as the “Audit Committee Financial Experts,” as that term is defined in the SEC’s rules. The work of the Audit Committee includes oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, performance of the internal audit function and of the independent registered public accounting firm, and the Corporate Ethics Program. The role of the Audit Committee is further discussed under “Report of the Audit and Corporate Performance Committee” below. The Audit Committee held seven meetings in 2009.

Corporate Governance Committee

     The Governance Committee is presently composed of the following five nonmanagement directors: Messrs. John H. Mullin, III—Chair/Lead Director, Harris E. DeLoach, and Robert W. Jones, and Ms. E. Marie McKee and Ms. Theresa M. Stone. All members of the Governance Committee are independent as that term is defined under the general independence standards contained in the NYSE listing standards. The Governance Committee is responsible for making recommendations to the Board with respect to the governance of the Company and the Board. Its responsibilities include recommending amendments to our Charter and By-Laws, making

PROXY STATEMENT

recommendations regarding the structure, charter, practices and policies of the Board, ensuring that processes are in place for annual Chief Executive Officer performance appraisal and review of succession planning and management development, recommending a process for the annual assessment of Board performance, recommending criteria for Board membership, reviewing the qualifications of and recommending to the Board nominees for election. The Governance Committee is responsible for conducting investigations into or studies of matters within the scope of its responsibilities and to retain outside advisors to identify director candidates. The Governance Committee will consider qualified candidates for director nominated by shareholders at an annual meeting of shareholders, provided, however, that written notice of any shareholder nominations must be received by the Corporate Secretary of the Company no later than the close of business on the 120th calendar day before the date our Proxy Statement was released to shareholders in connection with the previous year’s annual meeting. See “Future Shareholder Proposals” below for more information regarding shareholder nominations of directors. The Governance Committee held three meetings in 2009.

Finance Committee

     The Finance Committee is presently composed of the following six nonmanagement directors: Messrs. Robert W. Jones—Chair, John D. Baker II, James B. Hyler, Jr., John H. Mullin, III, and Carlos A. Saladrigas, and Ms. Theresa M. Stone. The Finance Committee reviews and oversees our financial policies and planning, financial position, strategic planning and investments, pension funds and financing plans. The Finance Committee also monitors our risk management activities and financial position and recommends changes to our dividend policy and proposed budget. The Finance Committee held four meetings in 2009.

Nuclear Project Oversight Committee (ad hoc)

     The Nuclear Project Oversight Committee is presently composed of the following six nonmanagement directors: Messrs. Charles W. Pryor, Jr.—Chair, Alfred C. Tollison, Jr.—Vice Chair, James E. Bostic, Jr., Harris E. DeLoach, Jr., and W. Steven Jones, and Ms. E. Marie McKee. The Nuclear Project Oversight Committee is an ad hoc committee that serves as the primary point of contact for Board oversight of the construction of new nuclear projects, and advises the Board of construction status, including schedule, cost and legal, legislative and regulatory activities. The Nuclear Project Oversight Committee held no meetings in 2009.

Operations and Nuclear Oversight Committee

     The Operations and Nuclear Oversight Committee is presently composed of the following seven nonmanagement directors: Messrs. Harris E. DeLoach, Jr.—Chair, James E. Bostic, Jr., W. Steven Jones, Melquiades R. “Mel” Martinez, Charles W. Pryor, Jr., and Alfred C. Tollison, Jr., and Ms. E. Marie McKee. The Operations and Nuclear Oversight Committee reviews our load forecasts and plans for generation, transmission and distribution, fuel procurement and transportation, customer service, energy trading and term marketing, and other Company operations. The Operations and Nuclear Oversight Committee reviews and assesses our policies, procedures, and practices relative to the protection of the environment and the health and safety of our employees, customers, contractors and the public. The Operations and Nuclear Oversight Committee advises the Board and makes recommendations for the Board’s consideration regarding operational, environmental and safety-related issues. The Operations and Nuclear Oversight Committee held four meetings in 2009.

Organization and Compensation Committee

     The Organization and Compensation Committee (the “Compensation Committee”) is presently composed of the following six nonmanagement directors: Ms. E. Marie McKee—Chair, and Messrs. John D. Baker II, Harris E. DeLoach, Jr., James B. Hyler, Jr., Robert W. Jones, and John H. Mullin, III. All members of the Compensation Committee are independent as that term is defined under the general independence standards contained in the NYSE listing standards. The Compensation Committee verifies that personnel policies and procedures are in keeping with all governmental rules and regulations and are designed to attract and retain competent, talented employees and

Progress Energy Proxy Statement

develop the potential of these employees. The Compensation Committee reviews all executive development plans, makes executive compensation decisions, evaluates the performance of the Chief Executive Officer and oversees plans for management succession.

     The Compensation Committee may hire outside consultants, and the Compensation Committee has no limitations on its ability to select and retain consultants as it deems necessary or appropriate. Annually, the Compensation Committee evaluates the performance of its compensation consultant to assess its effectiveness in assisting the Committee with implementing the Company’s compensation program and principles. For 2009, the Compensation Committee retained Hewitt Associates as its executive compensation and benefits consultant to assist the Compensation Committee in meeting its compensation objectives for our Company. Under the terms of its engagement, in 2009, Hewitt Associates reported directly to the Compensation Committee. In January 2010, Hewitt Associates spun off its executive compensation practice into a separate entity named Meridian Compensation Partners, LLC (“Meridian”), an independent agency wholly-owned by its partners. Meridian reports directly to the Compensation Committee.

     The Compensation Committee relies on its compensation consultant to advise it on various matters relating to our executive compensation and benefits program. These services include:
  Advising the Compensation Committee on general trends in executive compensation and benefits;

  Summarizing developments relating to disclosure, risk assessment process and other technical areas;

  Performing benchmarking and competitive assessments;

  Assistance in designing incentive plans;

  Performing financial analysis related to plan design and assisting the Compensation Committee in making pay decisions in light of results; and

  Recommending appropriate performance metrics and financial targets.
     The Compensation Committee has adopted a policy for Pre-Approval of Compensation Consultant Services (the “Policy”). Pursuant to the Policy, the compensation consultant may not provide any services or products to the Company without the express prior approval of the Compensation Committee. The compensation consultant did not provide any services or products to the Company other than those that are provided to the Committee and that are related to the Company’s executive compensation and benefits program.

     The Compensation Committee’s chair or the chairman of our Board of Directors may call meetings, other than previously scheduled meetings, as needed. The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate. Appropriate executive officers of the Company ensure that the Compensation Committee receives administrative support and assistance, and make recommendations to the Committee to ensure that compensation plans are aligned with our business strategy and compensation philosophy. John R. McArthur, our Executive Vice President and Corporate Secretary, serves as management’s liaison to the Compensation Committee. William D. Johnson, our Chief Executive Officer, is responsible for conducting annual performance evaluations of the other executive officers and making recommendations to the Compensation Committee regarding those executives’ compensation.

     The Compensation Committee held seven meetings in 2009.

PROXY STATEMENT

Compensation Committee Interlocks and Insider Participation

     None of the directors who served as members of the Compensation Committee during 2009 was our employee or former employee and none of them had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2009, none of our executive officers served on the compensation committee (or equivalent), or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

DIRECTOR NOMINATING PROCESS AND COMMUNICATIONS
WITH BOARD OF DIRECTORS

Governance Committee

     The Governance Committee performs the functions of a nominating committee. The Governance Committee’s Charter describes its responsibilities, including recommending criteria for membership on the Board, reviewing qualifications of candidates and recommending to the Board nominees for election to the Board. As noted above, the Governance Guidelines contain information concerning the Committee’s responsibilities with respect to reviewing with the Board on an annual basis the qualification standards for Board membership and identifying, screening and recommending potential directors to the Board. All members of the Governance Committee are independent as defined under the general independence standards of the NYSE’s listing standards. Additionally, the Governance Guidelines require that all members of the Governance Committee be independent.

Director Candidate Recommendations and Nominations by Shareholders

     Shareholders should submit any director candidate recommendations in writing in accordance with the method described under “Communications with the Board of Directors” below. Any director candidate recommendation that is submitted by one of our shareholders to the Governance Committee will be acknowledged, in writing, by the Corporate Secretary. The recommendation will be promptly forwarded to the Chair of the Governance Committee, who will place consideration of the recommendation on the agenda for the Governance Committee’s regular December meeting. The Governance Committee will discuss candidates recommended by shareholders at its December meeting and present information regarding such candidates, along with the Governance Committee’s recommendation regarding each candidate, to the full Board for consideration. The full Board will determine whether it will nominate a particular candidate for election to the Board.

     Additionally, in accordance with Section 11 of our By-Laws, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors if that shareholder complies with the notice procedure set forth in the By-Laws and summarized in “Future Shareholder Proposals” below.

Governance Committee Process for Identifying and Evaluating Director Candidates

     The Governance Committee evaluates all director candidates, including those nominated or recommended by shareholders, in accordance with the Board’s qualification standards, which are described in the Governance Guidelines. The Committee evaluates each candidate’s qualifications and assesses them against the perceived needs of the Board. Qualification standards for all Board members include: integrity; sound judgment; independence as defined under the general independence standards contained in the NYSE listing standards and the categorical standards adopted by the Board; financial acumen; strategic thinking; ability to work effectively as a team member; demonstrated leadership and excellence in a chosen field of endeavor; experience in a field of business; professional or other activities that bear a relationship to our mission and operations; appreciation of the business and social environment in which we operate; an understanding of our responsibilities to shareholders, employees, customers and the communities we serve; and service on other boards of directors that would not detract from service on our Board.

Progress Energy Proxy Statement

     Although the Company does not have an official policy regarding the consideration of diversity in identifying director nominees, diversity is among the factors that are considered in selecting Board nominees. The Company values diversity among its Board members and seeks to create a Board that reflects the demographics of the areas we serve, and includes a complimentary mix of individuals with diverse backgrounds, viewpoints, professional experiences, education and skills that reflect the broad set of challenges the Board confronts.

Communications with the Board of Directors

     The Board has approved a process for shareholders and other interested parties to send communications to the Board. That process provides that shareholders and other interested parties can send communications to the Board and, if applicable, to the Governance Committee or to specified individual directors, including the Lead Director, in writing c/o John R. McArthur, Executive Vice President and Corporate Secretary, Progress Energy, Inc., P.O. Box 1551, Raleigh, North Carolina 27602-1551.

     We screen mail addressed to the Board, the Governance Committee or any specified individual director for security purposes and to ensure that the mail relates to discrete business matters relevant to the Company. Mail that satisfies these screening criteria is forwarded to the appropriate director.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Board Leadership

     Our Governance Guidelines allow the Board to select a Chairman based on the needs of the Company at the time. The Board may appoint the Chief Executive Officer or it may choose another director for the Chairman position. Thus, the Board has the authority to separate the Chairman and Chief Executive Officer positions if it chooses to do so, but it is not required to do so.

     Currently, the Board believes that the Company’s interests are best served by having the Chief Executive Officer also serve as Chairman because it allows the Board to most effectively and directly leverage the Chief Executive Officer’s day-to-day familiarity with the Company’s operations. This is particularly beneficial for the Board at this time given the rapidly evolving nature of the energy industry and the complexity of the projects being considered by the Company, including the construction of new nuclear facilities.

     Our Governance Guidelines provide that if the Chief Executive Officer currently holds the position of Chairman, then the full Board shall appoint an independent director to serve as Chair of the Governance Committee and Lead Director of the Board. The clearly delineated and comprehensive duties of the Lead Director include presiding over all meetings of the Board at which the Chairman is not present, including executive sessions and other meetings of the non-management and independent directors and serving as liaison and facilitating communication between the independent directors and the Chairman. The Lead Director also provides input to the Chairman and CEO with respect to information sent to the Board and the agendas and schedules for Board and committee meetings. Any independent director, including the Lead Director, has the authority to call meetings of the independent directors. If requested by major shareholders, the Lead Director is available for consultation and direct communication. In addition, the Lead Director serves as a mentor and advisor to the Chairman and Chief Executive Officer and assures that the Chairman and Chief Executive Officer understands the Board’s views on critical matters. Pursuant to the Governance Guidelines, Mr. Mullin, an independent director and Chair of the Governance Committee, has served as Lead Director of the Board since 2004.

     In our view, our current leadership structure has fostered sound corporate governance practices and strong independent Board leadership that have benefitted the Company and its shareholders.

PROXY STATEMENT

Board Role in Risk Oversight

     We have established a risk management framework that is the backbone for risk management activities that occur across Progress Energy. The framework establishes processes for identifying, measuring, managing and monitoring risk across the Company and its subsidiaries. We also maintain an ongoing inventory that details risk types, the internal department that manages each type of risk and the Board committees that are involved in overseeing those activities. Our Chief Executive Officer and Senior Management have responsibility for assessing and managing the Company’s exposure to risk. In this regard, we have established a Risk Management Committee, comprised of various senior executives, that provides guidance and direction in the identification and management of financial risks. The Board is not involved in the Company’s day-to-day risk management activities; however, the various Board Committees are involved in different aspects of overseeing those activities.

     The Audit and Corporate Performance Committee is responsible for ensuring that appropriate guidelines and controls are in place and reviews the framework for managing risk and adherence to that framework. The Audit and Corporate Performance Committee reviews and discusses with management the Company’s guidelines and polices governing risk assessment and risk management.

     The Finance Committee is responsible for the oversight of the Risk Management Committee Policy and Guidelines. It oversees the financial risks associated with guarantees, risk capital, corporate financing activities and debt structure. The Finance Committee ensures that dollar amounts and limits are managed within the established framework. The Finance Committee reports to the full Board at least once a quarter.

     The Operations and Nuclear Oversight Committee is charged with oversight of risks related to operations and environmental and health and safety issues.

     The Organization and Compensation Committee is responsible for the oversight of risks that can result from personnel issues and misalignment between compensation and performance plans and the interests of the Company’s shareholders.

     The enterprise risk management program is reviewed with the Board on an annual basis. Our risk management framework is designed to enable the Board to stay informed about and understand the key risks facing the Company, understand how those risks relate to the Company’s business and strategy, and the steps the Company is taking to manage those risks.

Progress Energy Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

     This Compensation Discussion and Analysis (“CD&A”) has four parts. The first part describes the Company’s executive compensation philosophy and provides an overview of the compensation program and process. The second part describes each element of the Company’s executive compensation program. The third part describes how the Organization and Compensation Committee of the Company’s Board of Directors (in this CD&A, the “Committee”) applied each element to determine the compensation paid to each of the named executive officers in the Summary Compensation Table on page 45 (the “named executive officers”) for the services they provided to the Company in 2009. For 2009, the Company’s named executive officers were:
  William D. Johnson, Chairman, President and Chief Executive Officer;

  Mark F. Mulhern, Senior Vice President and Chief Financial Officer;

  Jeffrey J. Lyash, Executive Vice President – Corporate Development (formerly President and Chief Executive Officer, Progress Energy Florida, Inc. (PEF));

  Lloyd M. Yates, President and Chief Executive Officer, Progress Energy Carolinas, Inc. (PEC); and

  Paula J. Sims, Senior Vice President – Power Operations.
     The fourth part consists of the Committee’s Report.

     Following the CD&A are the tables setting forth the 2009 compensation for each of the named executive officers, as well as a discussion concerning compensation for the members of the Company’s Board of Directors. Throughout this CD&A, the Company is at times referred to as “we,” “our” or “us.”

I. COMPENSATION PHILOSOPHY AND OVERVIEW

     We are an integrated electric utility primarily engaged in the regulated utility business. Our executive compensation philosophy is designed to provide competitive and reasonable compensation consistent with the three key principles that we believe are critical to our long-term success as described below:

  Aligning the interests of shareholders and management. We believe that our major shareholders invest in the Company because they believe we can produce average annual total shareholder return in the 7% to 10% range over the long term. Total shareholder return is defined as the stock price appreciation plus dividends over the period, divided by the share price at the beginning of the measurement period. Further, our investors do not expect or desire significant volatility in our stock price. Accordingly, our executive compensation program is designed to encourage management to lead our Company in a way that consistently produces earnings per share growth and a competitive dividend yield. In the two years since Mr. Johnson became our Chief Executive Officer, under his leadership and that of the Committee, many actions have been taken to align the executive compensation structure with our shareholders’ interests. These actions include a significant reduction of perquisites for both our executive officers and non-executive officers who are in senior management; an increase in the stock ownership guidelines; implementation of a new performance measure in the Management Incentive Compensation Plan (“MICP”) to further enhance transparency and alignment of performance and payouts for executive officers and non-executive officers in senior management; and a modification of our Performance Share Sub-Plan (“PSSP”) to closely align awards under that plan to our operating results, actual total shareholder returns, and, with respect to our peers, relative total shareholder returns.

PROXY STATEMENT
  Rewarding operating performance results that are consistent with reliable and efficient electric service. We believe that to achieve this goal over the long term, we must:
  deliver high levels of customer satisfaction;

  operate our systems reliably and efficiently;

  maintain a constructive regulatory environment;

  have a productive, engaged and highly motivated workforce;

  meet or exceed our operating plans and budgets;

  be a good corporate citizen; and

  produce value for our investors.
     Therefore, we determine base salary levels and annual incentive compensation based on corporate performance in these areas, along with individual contribution and performance.
  Attracting and retaining an experienced and effective management team. The competition for skilled and experienced management is significant in the utility industry. We believe that the management of our business requires executives with a variety of experiences and skills. We expect the competition for talent to continue to intensify, particularly in the nuclear, renewable energy sources, and emerging technologies areas, as the industry enters a significant capital expenditure phase and the requirement for reliable and environmentally responsible generating capacity increases. To address this issue, we have designed market-based compensation programs that are competitive and are aligned with our corporate strategy.
     Consistent with these principles, the Committee seeks to provide executive officers a compensation program that is competitive in the market place and provides incentives necessary to motivate executives to perform in the best interests of the Company and its shareholders.

     In determining an individual executive officer’s compensation opportunity, the Committee believes that it must be competitive within the marketplace for each particular executive officer. As such, the compensation opportunities vary significantly from individual to individual based on the specific nature of the executive position. For example, our Chief Executive Officer is responsible for the overall performance of the Company and, as such, his position has a greater scope of responsibility than our other executive positions and is benchmarked accordingly. From a market perspective, the position of chief executive officer receives a greater compensation opportunity than other executive positions. The Committee therefore sets our Chief Executive Officer’s compensation opportunity at levels that reflect the responsibilities of his position and the Committee’s expectations.

ASSESSMENT OF RISK

     Our Company is highly regulated at both the federal and state levels, and therefore significant swings in earnings performance or growth over time are less influenced by any particular individual or groups of individuals. We believe the variable components of our compensation program for executive officers do not incentivize excessive risk taking for the following reasons:
  Our incentive compensation practices do not reward the executive officers for meeting or exceeding volume or revenue targets.

Progress Energy Proxy Statement
  Our compensation program is evaluated annually for its effectiveness and consistency with the Company’s goals without promoting excessive risk.

  Our compensation program appropriately balances short- and long-term incentives with approximately 60% of total target compensation for the executive officers provided in equity and focused on long-term performance.

  The PSSP rewards significant and sustainable performance over the longer term by focusing on three-year earnings per share growth and relative total shareholder return targets.

  The MICP in effect for 2009 specifically focuses on earnings before interest, taxes, depreciation and amortization (“EBITDA”), and the MICP that is in effect for 2010 specifically focuses on legal entity net income, because we believe that these are appropriate measures to assess the intrinsic value of the Company to determine whether the Company has been successful in its fundamental business.

  Our compensation programs are designed to make it difficult for any one person to meaningfully influence his or her own incentive award.

  The executive officers receive restricted stock units that generally have a three-year vesting period so that their upside potential and downside risk are aligned with that of our shareholders and promote long-term performance over the vesting period.

  The executive officers are subject to stock ownership guidelines independently set by the Board to reflect the compensation program’s goals of risk assumption and sharing between executives and shareholders.
     We have determined that the compensation program for non-executive officers who are in senior management positions does not encourage excessive risk taking for all the reasons stated above.

PROXY STATEMENT

COMPENSATION PROGRAM STRUCTURE

     The table below summarizes the current elements of our executive compensation program.

Short- or
Long-Term
Element	Brief Description	Primary Purpose	Focus
Base Salary	Fixed compensation. Annual	Basic element of compensation and	Short-term
	merit increases reward	necessary to attract and retain.	(annual)
individual performance and
growth in the position.
Annual Incentive	Variable compensation based	Rewards operating performance results	Short-term
	on achievement of annual	that are consistent with reliable and	(annual)
	performance goals.	efficient electric service.
Long-Term Incentives —	Variable compensation based	Align interests of shareholders and	Long-term
Performance Shares	on achievement of long-term	management and aid in attracting and
	performance goals.	retaining executives.
Long-Term Incentives —	Fixed compensation based on	Align interests of shareholders and	Long-term
Restricted Stock/Restricted	target levels. Service-based	management and essential in attracting
Stock Units	vesting.	and retaining executives.
Supplemental Senior	Formula-based compensation,	Provides long-term retirement benefit	Long-term
Executive Retirement Plan	based on salary, annual	influenced by service and performance.
	incentives and eligible years	Aids in attracting and retaining
	of service.	executives.
Management Change-In-	Elements based on specific	Aligns interests of shareholders and	Long-term
Control Plan	plan eligibility.	management and aids in (i) attracting
executives; (ii) retaining executives
during transition following a change-in-
control; and (iii) focusing executives on
maximizing value for shareholders.
Employment Agreements	Define Company’s	Aid in attracting and retaining executives.	Long-term
relationship with its
executives and provide
protection to each of the
parties in the event of
termination of employment.
Executive Perquisites	Personal benefits awarded	Aid in attracting and retaining executives.	Short-term
	outside of base pay and		(annual)
incentives.
Other Broad-Based	Employee benefits such as	Basic elements of compensation expected	Both Short-
Benefits	health and welfare benefits,	in the marketplace. Aid in attracting and	and Long-
	401(k) and pension plan.	retaining executives.	term
Deferred Compensation	Provides executives with tax	Aids in attracting and retaining	Long-term
	deferral options in addition	executives.
to those available under our
qualified plans.

Progress Energy Proxy Statement

     The Committee believes these various compensation program elements:
  link compensation with our short- and long-term success by using operating and financial performance measures in determining payouts for annual and long-term incentive plans;

  align management interests with investor expectations by rewarding executives for delivering long-term total shareholder return;

  attract and retain executives by maintaining compensation that is competitive with our peer group;

  foster effective teamwork and collaboration between executives working in different areas to support our core values, strategy and interests;

  comply in all material respects with applicable laws and regulations; and

  can be readily understood by us, the Committee, our executives and our shareholders, and therefore are effective in meeting our business objectives.
PROGRAM ADMINISTRATION

     Our executive compensation program is administered by the Committee, which is composed of six independent directors (as defined under the NYSE Corporate Governance Rules). Members of the Committee currently do not receive compensation under any compensation program in which our executive officers participate. For a discussion of director compensation, see the “Director Compensation” section on page 69 of this Proxy Statement.

     The Committee’s charter authorizes the Committee to hire outside consultants, and the Committee has no limitations on its ability to select and retain consultants as it deems necessary or appropriate. The Committee evaluates the performance of its compensation consultant annually to assess the consultant’s effectiveness in assisting the Committee with implementing the Company’s compensation program and principles. The Committee retained Hewitt Associates (“Hewitt”) as its independent executive compensation consultant to assist the Committee in meeting its compensation objectives for our Company. Under the terms of its engagement, in 2009 Hewitt reported directly to the Committee. In January 2010, Hewitt spun off its executive compensation practice into a separate entity named Meridian Compensation Partners, LLC (“Meridian”), an independent agency wholly-owned by its partners. Meridian reports directly to the Committee.

     The Committee relies on its compensation consultant to advise it on various matters relating to our executive compensation and benefits program. These services include:
  advising the Committee on general trends in executive compensation and benefits;

  summarizing developments relating to disclosure, risk assessment process and other technical areas;

  performing benchmarking and competitive assessments;

  assistance in designing incentive plans;

  performing financial analysis related to plan design and assisting the Committee in making pay decisions in light of results; and

  recommending appropriate performance metrics.

PROXY STATEMENT

Hewitt did not provide any services or products to the Company other than those provided to the Committee and related to the Company’s executive compensation and benefits program. Meridian solely provides executive compensation advisory services to the Committee and provides no other services to the Committee or the Company.

     Our executive officers meet with the compensation consultant to ensure the consultant understands the Company’s business strategy. In addition, the executive officers ensure that the Committee receives administrative support and assistance, and make recommendations to the Committee to ensure that compensation plans are aligned with our business strategy and meet the principles described above. John R. McArthur, our Executive Vice President, serves as management’s liaison to the Committee. Our executive officers and other Company employees provide the consultant with information regarding our executive compensation plans and benefits and how we administer them on an as-needed basis. William D. Johnson, our Chief Executive Officer, is responsible for conducting annual performance evaluations of the other executive officers and making recommendations to the Committee regarding those executives’ compensation. The Committee conducts an annual performance evaluation of Mr. Johnson.

COMPETITIVE POSITIONING PHILOSOPHY

     The Committee’s compensation philosophy is to establish target compensation opportunities near the 50th percentile of the market, with flexibility to pay higher or lower amounts based on individual and corporate performance. The Committee believes that this philosophy is aligned with our executive compensation objective of linking pay to actual performance.

     When we set and benchmark compensation for our executives against a peer group, we focus on “target” compensation. Target compensation is the value of a pay opportunity as of the beginning of the year. For short-term incentives, this means the value of that incentive opportunity based on the target percentage of salary if our performance objectives are achieved. For example, the Chief Executive Officer’s target incentive opportunity is 85% of salary. This means if we reach our target financial objectives for the year, a target incentive award would likely be paid. Correspondingly, if performance should fall short or rise above these goals then the earned incentive award would typically be lesser or greater than target. In any event, target incentive opportunities are not a certainty but are a function of business results. For the performance shares, the ultimate value of any earned award is entirely a function of performance against the pre-established 3-year performance goals as well as the value of the underlying stock price. Also, for the restricted shares the value of any earned award is a function of extended service and the value of the underlying stock price. The target value is not a certainty but only the value of the opportunity.

     What ultimately might be earned from either short- or long-term incentives is a function of performance and extended service. We do not benchmark realized values from our programs. With respect to our variable pay programs it is generally not the Company’s purpose to deliver comparable pay outcomes since outcomes can differ by company based on their performance. Our general compensation objective is to deliver comparable pay opportunities. Realized results will then be a significant function of performance and extended service. This is a common convention among companies; nonetheless, it is an important context to consider when reviewing the remainder of this CD&A where regular references to targets and/or grant date values for our compensation programs appear.

     Progress Energy, a regulated electric utility holding company, is considered to be part of the broader industry classification of electric utilities. The Company is included in several well-publicized indices, including the S&P Electric Index and the Philadelphia Utility Index. Over the past decade, as deregulation has occurred in several geographic areas of the United States, the investor community has separated the utility industry into a number of subsectors. The two main themes of separation are the aspect of the value chain in which the company participates (generation, transmission and/or delivery), and how much of its business is governed by rate-of-return regulation as opposed to competitive markets.

Progress Energy Proxy Statement

     Thus, the industry now has subsectors identified frequently as competitive merchant, regulated delivery, regulated integrated, and unregulated integrated (typically state-regulated delivery and unregulated generation). Each of these subsectors typically differs in financial performance and market valuation characteristics such as earnings multiples, earnings growth prospects and dividend yields.

     Progress Energy generally is identified as being in the regulated integrated subsector. This means Progress Energy and its peer companies are primarily rate-of-return regulated, operate in the full range of the value chain, and typically have requirements to serve all customers under state utility regulations. Other companies that are similar to us from a business model perspective and that are generally categorized in our subsector include companies like Southern Company, Duke Energy, SCANA, Xcel and PG&E. The Committee, therefore, monitors companies like these in comparing and evaluating Progress Energy’s financial performance for investors and compensation for executives.

     On an annual basis, the Committee’s compensation consultant provides the Committee with a written analysis comparing base salaries, target annual incentives and the grant date value of long-term incentives of our executive officers to compensation opportunities provided to executive officers of our peers. For 2009, the Committee approved the use of the same peer group of 18 integrated utilities used in the prior year (that is, utilities that have transmission, distribution and generation assets) (the “Benchmarking Peer Group”). The Benchmarking Peer Group was chosen based primarily on revenues. These companies would likely be companies with which we primarily compete for executive talent. The table below lists the companies in the Benchmarking Peer Group.

Allegheny Energy, Inc.	Edison International	Pinnacle West Capital Corporation
Ameren Corporation	Entergy Corporation	PPL Corporation
American Electric Power Co., Inc.	Exelon Corporation	SCANA Corporation
Dominion Resources, Inc.	FirstEnergy Corporation	Southern Company
DTE Energy Company	FPL Group, Inc.	TECO Energy, Inc.
Duke Energy Corporation	PG&E Corporation	Xcel Energy, Inc.

     The Committee will annually evaluate the Benchmarking Peer Group to ensure that it remains appropriate for compensation comparisons.

SECTION 162(m) IMPACTS

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits, with certain exceptions, the amount a publicly held company may deduct each year for compensation over $1 million paid or accrued with respect to its chief executive officer and any of the other three most highly compensated officers (excluding the chief financial officer). Certain performance-based compensation is, however, specifically exempt from the deduction limit. To qualify as performance-based, compensation must be paid pursuant to a plan that is:
  administered by a committee of outside directors;

  based on achieving objective performance goals; and

  disclosed to and approved by the shareholders.
     The Committee considers the impact of Section 162(m) when designing executive compensation elements and attempts to minimize nondeductible compensation. The Company received shareholder approval of the Progress Energy 2009 Executive Incentive Plan (the “EIP”), an annual cash incentive plan for the Company’s named executive officers, at its 2009 Annual Meeting of Shareholders. The MICP and EIP were designed to work together to enable the Company to preserve the tax deductibility of incentive awards under Section 162(m) of the Internal Revenue Code, as amended, to the extent practicable. The sole purpose of the EIP is to preserve the tax deductibility of incentive awards that are qualified performance-based compensation.

PROXY STATEMENT

STOCK OWNERSHIP GUIDELINES

     To align the interests of our executives with the interests of shareholders, the Board of Directors utilizes stock ownership guidelines for all executive officers. The guidelines are designed to ensure that our management maintains a significant ownership stake in the Company. The guidelines require each senior executive to own a multiple of his or her base salary in the form of Company common stock generally within five years of assuming his or her position. The required levels of ownership are designed to reflect the level of responsibility that the executive positions entail.

     Each year, the Committee benchmarks both the position levels and the multiples in our guidelines against those of the Benchmarking Peer Group and general industry designs. The benchmarking for 2009 indicated that the Company’s guidelines were “at market” with respect to ownership levels, the types of equity that count toward ownership, and the timeframe for compliance. The stock ownership guidelines for our executive officer positions are shown in the table below:

Position Level	Stock Ownership Guidelines
Chief Executive Officer	5.0 times Base Salary
Chief Operating Officer	4.0 times Base Salary
Chief Financial Officer	3.0 times Base Salary
Presidents/Executive Vice Presidents/Senior Vice Presidents	3.0 times Base Salary

     For purposes of meeting the applicable guidelines, the following are considered as common stock owned by an executive: (i) shares owned outright by the executive; (ii) stock held in any defined contribution, Employee Stock Ownership Plan or other stock-based plan; (iii) phantom stock deferred under an annual incentive or base salary deferral plan; (iv) stock earned and deferred in any long-term incentive plan account; (v) restricted stock awards and restricted stock units; and (vi) stock held in a family trust or immediate family holdings.

     As of February 23, 2010, our named executive officers were in compliance with the guidelines (see Management Ownership table on page 10 of this Proxy Statement for specific details). As an indication of Mr. Johnson’s alignment of his interests with that of our shareholders, he currently holds equity more than 8½-times his base salary which exceeds the 5-times base salary required under the guidelines. Further, he has not sold any of the shares he received upon the vesting of his restricted stock awards, restricted stock units, and performance shares since he became Chief Executive Officer.

II. ELEMENTS OF COMPENSATION

     The various elements of our executive compensation program described above under the caption “Compensation Program Structure” on page 24 are designed to meet the three key principles described under the caption “Compensation Philosophy and Overview” on page 21 of this Proxy Statement. We have designed an allocation of long-term to short-term compensation that reflects the job responsibilities of the executive, provides an incentive for the executive to maximize his or her contribution to the Company, and is consistent with market practices. In general, we believe that the more senior an executive’s position, the greater responsibility and influence he or she has regarding the long-term strategic direction of the Company. Thus, the Chief Executive Officer’s target long-term compensation is designed to account for approximately two-thirds of his total compensation package (i.e., base salary, target annual incentives, and long-term incentives). By comparison, Senior Vice Presidents’ target long-term compensation is designed to constitute approximately one-half of their total target compensation packages. Under this approach, executives who bear the most responsibility for and influence over the Company’s long-term performance receive compensation packages that provide greater incentives to achieve the Company’s long-term objectives.

     The table below shows the mix of short-term and long-term incentive awards to each named executive officer for 2009. Percentages for incentives are expressed as a percentage of base salary. Additional elements of compensation are discussed further in this section.

Progress Energy Proxy Statement

			Long-Term Incentive
		Short-Term	Targets as a Percentage
		(annual)	of Salary		Total
Named Executive	Base Salary	Incentive	Performance	Restricted	Incentive
Officer	(as of 1/1/10)	Target1	Shares2	Stock	Target
William D. Johnson	$990,000	85%	233%	117%	435%
Mark F. Mulhern	$425,000	55%	117%	58%	230%
Jeffrey J. Lyash	$453,000	55%	117%	58%	230%
Lloyd M. Yates	$448,000	55%	117%	58%	230%
Paula J. Sims	$370,000	45%	100%	50%	195%

     1 Annual incentive awards can range from 0%-200% of target percentages noted above.

     2 Payout opportunities can range from 0%-200% of grant.

     To assess overall compensation, the Committee utilizes tally sheets that provide a summary of the elements of compensation for each senior executive. The tally sheets indicate target and actual pay earned. They also summarize potential retirement benefits at age 65, current equity holdings, and potential value from severance.

1. BASE SALARY

     The primary purpose of base salaries is to provide a basic element of compensation necessary to attract and retain executives. Base salary levels are established based on data from the Benchmarking Peer Group identified above and consideration of each executive officer’s skills, experience, responsibilities and performance. Market compensation levels are used to assist in establishing each executive’s job value (commonly called the “midpoint” at other companies). Job values serve as the market reference for determining base salaries.

     Each year, the compensation consultant provides the market values for our executive officer positions. Based, in part, on these market values and, in part, on the executives’ achievement of individual and Company goals, the Chief Executive Officer then recommends to the Committee base salary adjustments for our executive officers (excluding himself). The Committee reviews the proposed base salaries, adjusts them as it deems appropriate based on the executives’ achievement of individual and Company goals and market trends that result in changes to job values, and approves them in the first quarter of each year. The Committee meets in executive session with the compensation consultant to review and establish the Chief Executive Officer’s base salary.

     The Committee’s compensation philosophy is to consider market values near the 50th percentile of the Benchmarking Peer Group. The Committee may choose to set base salaries at a higher percentile of the market to address such factors as competition, retention, succession planning, and the uniqueness and complexity of a position; however, on average, base salaries of the named executive officers for 2009 were approximately 10% below those of the Benchmarking Peer Group. While our current named executive officers have significant experience and tenure with the Company, they, as a group, do not have significant tenure in their current positions. The Committee expects that over time, the average base salary percentile will continue to target the market median. We discuss how individual named executive officers’ base salaries compare to the targeted benchmark in “2009 COMPENSATION DECISIONS” on page 40 below.

2. ANNUAL INCENTIVE

     We sponsor the MICP, an annual cash incentive plan, in which our executives, managers and supervisors participate. The Company includes managers and supervisors in the MICP to increase accountability for all levels of the Company’s management team and to better align compensation with management performance. Annual incentive opportunities are provided to executive officers to promote the achievement of annual performance objectives. MICP targets are based on a percentage of each executive’s base salary and are intended to offer target award opportunities that approximate the 50th percentile of the market for Benchmarking Peer Group. For 2009, all MICP targets for our named executive officers were at or below the 50th percentile.

PROXY STATEMENT

     Each year, the Committee establishes the threshold, target and outstanding levels for the performance measures applicable to the named executive officers. The 2009 MICP performance measures were ongoing earnings per share (EPS) and business unit EBITDA for PEC and PEF as shown in the table below:

MICP Financial Performance Goals
(in millions except EPS)	Threshold	Target	Outstanding
Company EPS	$2.86	$3.06	$3.16
PEC EBITDA	$1,630	$1,685	$1,715
PEF EBITDA	$1,060	$1,100	$1,115

     The MICP’s performance targets are designed to align with our financial plan and are intended to appropriately motivate the executive officers to achieve the desired corporate financial objectives. The potential MICP funding for each performance measure is 50% at threshold, 100% at target and 200% at outstanding (maximum). Interpolation occurs when actual performance is between the identified levels. Each performance measure is assigned a weight based on the relative importance of that measure to the Company’s performance. During the year, updates are provided to the Committee on the Company’s performance as compared to the performance measures. Effective January 1, 2010, the legal entity EBITDA performance measure was replaced by legal entity net income. This new performance measure was implemented as a result of the Company’s desire to increase its legal entity focus on net income results. Net income results include certain regulatory decisions and key costs that are part of achieving EPS targets in managing a capital-intensive utility business.

     The determination of the annual MICP award that each named executive officer receives has two steps: 1) funding the MICP awards based on the performance as compared to the financial goals specified above; and 2) determining individual MICP awards. First, the Committee determines the total amount that will be made available to fund MICP awards to managers and executives, including the named executive officers. To determine the total amount available to fund all MICP awards, we calculate an amount for each MICP participant by multiplying each participant’s base salary by a performance factor (based on the sum of a participant’s weighted target award achievements). The performance factor ranges between 0 and 200% of a participant’s target award, depending upon the results of each applicable performance measure. The sum of these amounts for all participants is the total amount of funds available to pay to all participants, including the named executive officers. For 2009, the named executive officers’ performance measures under the MICP were weighted among earnings per share and EBITDA as follows:

		Performance Measures
		(Relative Percentage Weight)
		Company
Named Executive	Target	Earnings	PEC	PEF
Officer	Opportunity	Per Share	EBITDA	EBITDA
William D. Johnson	85%	100%	—	—
Mark F. Mulhern	55%	100%	—	—
Jeffrey J. Lyash (through July 5, 2009)	55%	45%	—	55%
Jeffrey J. Lyash (effective July 6, 2009)1	55%	35%	32.5%	32.5%
Lloyd M. Yates	55%	45%	55%	—
Paula J. Sims	45%	35%	32.5%	32.5%

     1 Mr. Lyash’s performance measure opportunities and relative weights under the MICP were adjusted effective July 6, 2009, to reflect his becoming the Company’s Executive Vice President – Corporate Development.

     Second, the Committee utilizes discretion to determine the MICP award to be paid to each executive. This determination is based on the executive’s target award opportunity, the degree to which the Company achieved certain goals, and the executive’s individual performance based on achieving individual goals and operating results.

     As allowed by the MICP, the Committee uses discretion to adjust funding amounts up or down depending on factors that it deems appropriate, such as storm costs and other nonrecurring items including impairments, restructuring costs, and gains/losses on sales of assets. The Committee uses ongoing earnings per share as defined and reported by the Company in its annual earnings release. Based on management’s recommendations, with

Progress Energy Proxy Statement

respect to 2009, the Committee exercised discretion for the three performance measures—earnings per share, PEC EBITDA, and PEF EBITDA. The Committee approved adjusting earnings per share results upward by $0.04 to account for storm costs and investment gains on certain employee benefit trusts. The Committee approved adjusting the PEC EBITDA results for the decline in residential, commercial, and industrial retail usage due to weak economic conditions, favorable weather, and storm costs for a net upward adjustment of $72 million. The Committee also approved adjusting the PEF EBITDA downward by $52 million to reflect the impact of favorable weather and pension expense amortization. These adjustments resulted in earnings per share, PEC EBITDA and PEF EBITDA performance at 93%, 68% and 107% of target, respectively.

     The Committee may reduce but cannot increase the amount payable to a participant according to business factors determined by the Committee, including the performance measures under the MICP. Awards are earned based upon the achievement of performance measures approved by the Committee under the MICP.

3. LONG-TERM INCENTIVES

     The 2007 Equity Incentive Plan (the “Equity Incentive Plan”) was approved by our shareholders in 2007 and allows the Committee to make various types of long-term incentive awards to Equity Incentive Plan participants, including the named executive officers. The awards are provided to the named executive officers to align the interests of each executive with those of the Company’s shareholders. Long-term incentive awards are intended to offer target award opportunities that approximate the 50th percentile of the peer group. Currently, the Committee utilizes only two types of equity-based incentives: restricted stock units and performance shares.

     The Committee has determined that to accomplish our compensation program’s purposes effectively, equity-based awards should consist of one-third restricted stock units and two-thirds performance shares. This allocation reflects the Committee’s strategy of utilizing long-term incentives to retain officers, align officers’ interests with those of the Company’s shareholders and drive specific financial performance. Performance shares are intended to focus executive officers on the multi-year sustained achievement of financial and shareholder value objectives. Restricted stock units are service-based and provide an opportunity for the executive officer’s interests to be further aligned with shareholder interests if the executive remains with the Company long enough for the restricted stock units to vest.

     The table below shows the 2009 long-term incentive targets for each of the named executive officer’s positions.

Long-Term Incentive Award Target1

	Performance	Restricted Stock
	Shares	Units
	Target Award	Target Award
Position2	2009	2009
Chief Executive Officer	233%	117%
Executive Vice President	117%	58%
Chief Financial Officer	117%	58%
Presidents, PEC and PEF	117%	58%
Senior Vice Presidents	100%	50%

     1 Target award amounts are expressed as percentages of base salaries for the listed positions.

     2 Position held at Progress Energy, Inc. unless otherwise noted.

PROXY STATEMENT

     In determining long-term incentive targets, the Committee may choose to establish targets at a higher percentile of the market to address such factors as competition, retention, succession planning and the uniqueness and complexity of a position; however, on average, the targets established for the named executive officers for 2009 were 15% lower than comparable aggregate long-term incentive opportunities of our peer group. The Committee expects that, over time, the long-term incentive opportunities will continue to approximate the 50th percentile of the peer group. We discuss how individual named executive officers’ long-term incentive targets compared to the targeted benchmarks in “2009 COMPENSATION DECISIONS” on page 40 below. Grants of equity-based awards typically occur in the first quarter, after the annual earnings release. This timing allows current financial information to be fully disclosed and publicly available prior to any grants.

     After October 2004, we ceased granting stock options. All previously granted stock options remain valid in accordance with their terms and conditions.

Performance Shares

     The PSSP authorizes the Committee to issue performance shares to executives as selected by the Committee in its sole discretion. The value of a performance share is equal to the value of a share of the Company’s common stock, and earned performance share awards are paid in Company common stock. The performance period for a performance share is the three-consecutive-calendar-year period beginning in the year in which it is granted. The closing stock price on the last trading day of the year prior to the beginning of the performance period is used to calculate the number of performance shares granted to each participant in that performance period. The Committee may exercise discretion in determining the size of each performance share grant, with the maximum grant size at 125% of target. In 2009, the Committee did not exercise this discretion with respect to any grant of the named executive officers.

2007 Performance Share Sub-Plan

     The PSSP, as redesigned in 2007 (the “2007 PSSP”), provides for an adjusted measure of total shareholder return to be utilized as the sole measure for determining the amount of a performance share award upon vesting. The Committee and management designed the total shareholder return performance measure to be calculated assuming a constant price to earnings ratio, which was set at the beginning of each performance period. The performance measure also uses the Company’s publicly reported ongoing earnings as the earnings component for determining performance share awards. The Committee chose this method, which we will refer to as “Total Business Return,” as the sole performance measure to support its desire to better align the long-term incentives with the interests of our shareholders and to emphasize our focus on dividend and earnings per share growth. The performance measure for the 2007 and 2008 performance share grants made under the 2007 PSSP are shown in the table below.

	Threshold	Target	Outstanding
2007 Total Business Return*	5%	8%	≥10.5%
2007 Percentage of Target Award Earned	50%	100%	200%
2008 Total Business Return*	5%	8%	≥11%
2008 Percentage of Target Award Earned	25%	100%	200%

     * Total shareholder return, adjusted to reflect a constant price to earnings ratio set at January 1 of the grant year and to reflect the Company’s ongoing earnings per share for each year of the performance period.

     Additionally, the Committee retained the discretion to reduce the number of performance shares awarded if it determines that the payouts resulting from the Total Business Return do not appropriately reflect the Company’s actual performance.

Progress Energy Proxy Statement

     In 2007, the Committee approved a transition plan designed to bridge the prior long-term incentive plan to the redesigned long-term incentive plan. Under the transition plan, the Committee awarded interim grants of performance units to our officers (the “Transitional Grants”). The Transitional Grants were determined using the same Total Business Return measure as the annual grants described above.

     The Transitional Grants included a grant that vested in 2009. The size of the grant awarded to each of the named executive officers was equal to such officer’s revised PSSP long-term incentive target for 2007. The transition plan provides that any award from the Transitional Grants vesting in 2009 will be reduced by awards, if any, from the outstanding 2006 performance share grants vesting in 2009. Based on the performance results calculated under the terms of the 2006 PSSP, the Company did not make a payment in 2009 in connection with the performance shares that were issued in 2006. Under the terms of the Transitional Grants, the actual payout opportunity ranges from 0% to 200% of the grant, based on performance. In 2009, the Committee approved a payout of 100% of the target value for the Transitional Grant that vested in 2009.

2009 Performance Share Sub-Plan (the “2009 PSSP”)

     In early 2009, the Committee, along with its executive compensation consultant, concluded that the PSSP should be modified to further align it with the prevailing structure of long-term incentive plans of other highly regulated utility companies and to improve its alignment with the Company’s goals. The 2009 PSSP continues to be based on a three-year performance period, and performance shares accrue quarterly dividend equivalents, which are reinvested in additional shares. Shares vest on January 1 following the end of the performance period and are paid out in Company common stock provided the performance measures have been met.

     The modifications to the 2009 PSSP use two equally weighted performance measures: relative total shareholder return (TSR) and earnings growth. By using a combination of relative (TSR) and absolute (earnings growth) performance measures, the 2009 PSSP allows the Committee to consider the Company’s performance as compared to the PSSP Peer Group (as defined below), and management’s achievement of internal goals. TSR is defined as the appreciation or depreciation in the value of the stock, plus dividends paid during the year, divided by the closing value of the stock on the last trading day of the preceding year. The relative TSR performance is calculated using the Company’s three-year annualized TSR ranked against the PSSP Peer Group (as defined below). This component of the PSSP award is based on the Company’s relative TSR percentile ranking. However, regardless of the relative ranking, if the Company’s TSR is negative for the performance period, no award above the threshold can be earned. The table below shows the percent of target awards that may be earned based on the Company’s relative TSR percentile ranking:

Performance and Award Structure (50%)
Percentile Ranking	Percent of Target Award Earned
80th	200%
50th	100%
40th	50%
<40th	0%

     The Committee selected a peer group for the PSSP awards comprised of highly regulated companies with a business strategy similar to ours based on a percentage of regulated earnings (the “PSSP Peer Group”). These companies have a significant amount of their earnings generated from regulated assets. In addition, the PSSP Peer Group was selected based on other factors including revenues, market capitalization, enterprise value and percent of regulated earnings. The table below lists the companies in the PSSP Peer Group.

Alliant Energy Corporation	Great Plains Energy, Inc.	SCANA Corporation
American Electric Power, Inc.	NV Energy, Inc.	Southern Company
Consolidated Edison, Inc.	PG&E Corporation	Westar Energy, Inc.
DPL, Inc.	Pinnacle West Capital Corporation	Wisconsin Energy Corp.
Duke Energy Corporation	Portland General Electric Company	Xcel Energy, Inc.

PROXY STATEMENT

     The PSSP Peer Group differs from the Benchmarking Peer Group the Committee uses for purposes of benchmarking compensation. The Benchmarking Peer Group is a broader group that represents those companies with which we primarily compete for executive talent and includes companies that are not regulated integrated utilities. The Committee believes that for purposes of our long-term incentive plan, it is more appropriate to use the PSSP Peer Group comprised of companies that derive a significant percentage of their earnings from regulated businesses.

     Earnings growth is based on the Company’s ongoing annual EPS. The ongoing EPS is determined in accordance with the Company’s “Policy for Press Release Earnings Disclosure.” The earnings growth component of the PSSP award is based on the Company’s earnings growth performance as measured against pre-established goals set at the beginning of the performance period. The table below shows the percent of target awards that may be earned based on the Company’s earnings growth performance:

Performance and Award Structure (50%)
	Three-Year Average Ongoing	Percent of Target Award
Performance	EPS Growth	Earned
Threshold	2%	50%
Target	4%	100%
Maximum	6%	200%

Restricted Stock and Restricted Stock Units

     The restricted stock component of the current long-term incentive program helps us retain executives and aligns the interests of management with those of our shareholders and management by rewarding executives for increasing shareholder value. In 2007, the Committee began issuing restricted stock units rather than restricted stock. The restricted stock units provide the same incentives and value as restricted stock, but are more flexible and cost effective for the Company. Executive officers typically receive a grant of service-based restricted stock units in the first quarter of each year which are subject to a three-year graded vesting schedule. The size of each grant is based on the executive officer’s target and determined using the closing stock price on the last trading day prior to the Committee’s action. The Committee establishes target levels based on the peer group information discussed under the caption “Competitive Positioning Philosophy” on page 26 above. The 2009 restricted stock unit targets for the named executive officer positions are shown in the “Long-Term Incentive Award Target” table on page 31 above. The restricted stock units pay quarterly cash dividend equivalents equal to the amount of any dividends paid on our common stock. The Committee believes that the service-based nature of restricted stock units is effective in retaining an experienced and capable management team.

     To further accent the retention quality of the Equity Incentive Plan and to recognize the contribution of the officer team, including the named executive officers, the Committee may also issue in its discretion service-based ad hoc grants of restricted stock units to executives. Ad hoc grants awarded by the Committee during 2009 are discussed in “2009 COMPENSATION DECISIONS” on page 40 below.

4. SUPPLEMENTAL SENIOR EXECUTIVE RETIREMENT PLAN

     The Supplemental Senior Executive Retirement Plan (“SERP”) provides a supplemental, unfunded pension benefit for executive officers who have at least 10 years of service and at least three years of service on our Senior Management Committee. Currently, 11 executive officers participate in the SERP. The SERP is designed to provide pension benefits above those earned under our qualified pension plan. Current tax laws place various limits on the benefits payable under our qualified pension, including a limit on the amount of annual compensation that can be taken into account when applying the plan’s benefit formulas. Therefore, the retirement incomes provided to the named executive officers by the qualified plans generally constitute a smaller percentage of final pay than is typically the case for other Company employees. To make up for this shortfall and to maintain the market-competitiveness of the Company’s executive retirement benefits, we maintain the SERP for executive officers, including the named executive officers.

Progress Energy Proxy Statement

     The SERP defines covered compensation as annual base salary plus the annual cash incentive award. The qualified plans define covered compensation as base salary only. The Committee believes it is appropriate to include annual cash incentive awards in the definition of covered compensation for purposes of determining pension plan benefits for the named executive officers to ensure that the named executive officers can replace in retirement a similar portion of total compensation as replaced for other employees who participate in the Company’s pension plan. This approach takes into account the fact that base pay alone comprises a relatively smaller percentage of a named executive officer’s total compensation than of other Company employees’ total compensation.

     The Committee believes that the SERP is a valuable and effective tool for attraction and retention due to its vesting requirements and its significant benefit. It is also a common tool among the Benchmarking Peer Group and utilities in general. Total years of service attributable to an eligible executive officer may consist of actual or deemed years. The Committee grants deemed years of service on a case-by-case basis depending upon our need to attract and retain a particular executive officer. All of our named executive officers are fully vested in the SERP.

     Payments under the SERP are made in the form of an annuity, payable at age 65. The monthly SERP payment is calculated using a formula that equates to 4% per year of service (capped at 62%) multiplied by the average monthly eligible pay for the highest completed 36 months of eligible pay within the preceding 120-month period. Eligible pay includes base salary and annual incentive. (For those executives who became SERP participants on or after January 1, 2009, the target benefit percentage is 2.25% rather than 4% per year of service. None of the named executive officers for 2009 is subject to the new benefit percentage.) Benefits under the SERP are fully offset by Social Security benefits and by benefits paid under our qualified pension plan. An executive officer who is age 55 or older with at least 15 years of service may elect to retire and commence his or her SERP benefit prior to age 65. The early retirement benefit will be reduced by 2.5% for each year the participant receives the benefit prior to reaching age 65.

5. MANAGEMENT CHANGE-IN-CONTROL PLAN

     We sponsor a Management Change-In-Control Plan (the “CIC Plan”) for selected employees. The purpose of the CIC Plan is to retain key management employees who are critical to the negotiation and subsequent success of any transition resulting from a change-in-control (“CIC”) of the Company. Providing such protection to executive officers in general minimizes disruption during a pending or anticipated CIC. Under our CIC Plan, we generally define a CIC as occurring at the earliest of the following:
  the date any person or group becomes the beneficial owner of 25% or more of the combined voting power of our then outstanding securities; or

  the date a tender offer for the ownership of more than 50% of our then outstanding voting securities is consummated; or

  the date we consummate a merger, share exchange or consolidation with any other corporation or entity, regardless of whether we are the surviving company, unless our outstanding securities immediately prior to the transaction continue to represent more than 60% of the combined voting power of the outstanding voting securities of the surviving entity immediately after the transaction; or

  the date, when, as a result of a tender offer, exchange offer, proxy contest, merger, share exchange, consolidation, sale of assets or any combination of the foregoing, the directors serving as of the effective date of the change-in-control plan, or elected thereafter with the support of not less than 75% of those directors, cease to constitute at least two-thirds (⅔) of the members of the Board of Directors; or

  the date that our shareholders approve a plan of complete liquidation or winding-up or an agreement for the sale or disposition by us of all or substantially all of our assets; or

PROXY STATEMENT

  the date of any other event that our Board of Directors determines should constitute a CIC.
     The purposes of the CIC Plan and the levels of payment it provides are designed to:
  focus executives on maximizing shareholder value;

  ensure business continuity during a transition and thereby maintain the value of the acquired company;

  allow executives to focus on their jobs by easing termination concerns;

  demonstrate the Company’s commitment to its executives;

  reward executives for their role in executing a transition and, if appropriate, align awards with the new company’s performance;

  recognize the additional stress, efforts and responsibilities of employees during periods of transition; and

  keep executives in place and provide them with severance only if a CIC transaction is completed.
     The Committee has the sole authority and discretion to designate employees and/or positions for participation in the CIC Plan. The Committee has designated certain positions, including all of the named executive officer positions, for participation in the CIC Plan. Participants are not eligible to receive any of the CIC Plan’s benefits absent both a CIC of the Company and an involuntary termination of the participant’s employment without cause, including voluntary termination for good reason. Good reason termination includes changes in employment circumstances such as:
  a reduction of base salary or incentive targets;

  certain reductions in position or scope of authority;

  a significant change in work location; or

  a breach of provisions of the CIC Plan.
     Rather than allowing benefit amounts to be determined at the discretion of the Committee, the CIC Plan has specified multipliers designed to be attractive to the executives and competitive with current market practices. With the assistance of its executive compensation and benefits consultant, the Committee has reviewed the benefits provided under the CIC Plan to ensure that they meet the Company’s needs, are reasonable and fall within competitive parameters. The Committee has determined that the current multipliers are needed for the CIC Plan to be effective at meeting the goals described above.

     The CIC Plan provides separate tiers of severance benefits based on the position a participant holds within our Company. The continuation of health and welfare benefits coverage and the degree of excise tax gross-up for terminated participants align with the length of time during which they will receive severance benefits.

Progress Energy Proxy Statement

     The following table sets forth the key provisions of the CIC Plan benefits as it relates to our named executive officers:

	Tier I	Tier II
Eligible Positions	Chief Executive Officer,	Senior Vice Presidents
Chief Operating Officer,
Presidents and Executive
Vice Presidents
Cash Severance	300% of base salary and annual incentive1	200% of base salary and annual incentive1
Health & Welfare Coverage Period	Coverage up to 36 months	Coverage up to 24 months
Gross-ups	Full gross-up of excise tax	Conditional gross-up of excise tax

     1 The cash severance payment will be equal to the sum of the applicable percentage of annual base salary and the greater of the average of the participant’s annual incentive award for the three years immediately preceding the participant’s employment termination date, or the participant’s target annual incentive award for the year the participant’s employment with the Company terminates.

     Additionally, the following benefits are potentially available to named executive officers upon a CIC.

Benefit	Description
Annual Incentive	100% of target incentive in year of CIC
Restricted Stock Agreements	Restrictions are fully waived on all outstanding grants upon termination
Performance Share Sub-Plan	Outstanding awards vest as of the termination date
Stock Option Agreements	Rights dependent upon whether option has been assumed by successor
Supplemental Senior Executive Retirement Plan	Participant shall be deemed to have met minimum service requirements for benefit purposes, and participant shall be entitled to payment of benefit under the SERP
Deferred Compensation	Entitled to payment of accrued benefits in all accrued nonqualified deferred compensation plans
Split-Dollar Life Insurance Policies1	We pay all premiums due under a split-dollar life insurance arrangement under which the terminated participant is the insured for a period not to exceed the applicable period of either 36 (Tier I) or 24 (Tier II) months

     1 Prior to 2003, we sponsored an executive split-dollar life insurance program. The plan provided life insurance coverage approximately equal to three times salary for executive officers. During 2003, we discontinued our executive split-dollar program for all future executives and discontinued our payment of premiums on existing split-dollar policies for senior executives in response to the Internal Revenue Service’s final split-dollar regulations and the Sarbanes-Oxley Act of 2002. In 2008 the Committee authorized the Chief Executive Officer to terminate the executive split-dollar program. The Plan was terminated effective January 1, 2009. All named executive officers surrendered their policies for cash value. Surrender proceeds were issued in January 2009.

     In the event of a change-in-control of the Company, each named executive officer can receive the greater of benefits provided under the CIC Plan or severance benefits provided under his employment agreement, but not both. The tables captioned “Potential Payments Upon Termination,” on pages 59 through 68 below show the potential payments each of our named executive officers would receive in the event of a CIC.

PROXY STATEMENT

     The CIC Plan also permits the Board to establish a nonqualified trust to protect the benefits of the impacted participants. This type of trust generally is established to protect nonqualified and/or deferred compensation against various risks such as a CIC or a management change-of-heart. Any such trust the Board establishes will be irrevocable and inaccessible to future or current management, and may be currently funded. To date, no such trust has been funded with respect to any of our named executive officers.

6. EMPLOYMENT AGREEMENTS

     Each named executive officer has an employment agreement that documents the Company’s relationship with that executive. We provide these agreements to the executives as a means of attracting and retaining them. Each agreement has a term of three years. When an agreement’s remaining term diminishes to two years, the agreement automatically adds another year to the term, unless we give 60-days advance notice that we do not want to extend the agreement. If a named executive officer is terminated without cause during the term of the agreement, he is entitled to severance payments equal to his base salary times 2.99, as well as up to 18 months of COBRA reimbursement. A description of each named executive officer’s employment agreement is discussed under the “Employment Agreement” section of the “Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table” on page 50 of this Proxy Statement.

     The Committee provides employment agreements to the named executive officers because it believes that such agreements are important for the Company to be competitive and retain a cohesive management team. The employment agreements also provide for a defined employment arrangement with the executives and provide various protections for the Company, such as prohibiting competition with the Company, solicitation of the Company’s employees and disclosure of confidential information or trade secrets. The Committee believes that the terms of the employment agreements are in line with general industry practice.

7. EXECUTIVE PERQUISITES

     We provide certain perquisites and other benefits to our executives. Amounts attributable to perquisites are disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 45.

     During 2009, the Committee evaluated the perquisites program to determine whether it was competitive and consistent with the Company’s compensation philosophy. As a result of this evaluation, the Committee determined that the current perquisites were appropriate and consistent with market practices. The perquisites available to the named executive officers during 2009 include:

Perquisites for 2009	Description
Personal Travel on Corporate Aircraft and “Business-Related” Spousal Travel1	Personal and spousal travel on corporate aircraft is permitted under very limited circumstances.
Financial and Estate Planning	An annual allowance of up to $16,500 for the purpose of purchasing financial and estate planning counseling and services and preparation of personal tax return.
Luncheon and Health Club Dues	Membership in an approved luncheon club and membership in a health club of executive officer’s choice.
Executive Physical	Reimbursement of up to $2,500 for an extensive physical at a clinic specializing in executive physicals, every other year.
Internet and Telecom Service2	Monthly fees for Internet and telecom access.
Home Security	An installed home security system and payment of monitoring fees.
Accidental Death and Dismemberment Insurance	$500,000 of AD&D insurance for each executive officer.

Progress Energy Proxy Statement

     1 Personal travel on the Company’s aircraft in the event of a family emergency or similar situation is permitted with the approval of the Chief Executive Officer. Executives’ spouses may travel on the Company’s aircraft to accompany the executives to “business-related” events executives’ spouses are requested to attend. For 2009, the named executive officers whose perquisites included spousal travel on corporate aircraft for business purposes were Messrs. Lyash and Yates.

     2 Including home use of Company-owned computer.

     The Committee believes that the perquisites we provide to our executives are reasonable, competitive and consistent with our overall executive compensation program in that they help us attract and retain skilled and qualified executives. We believe that these benefits generally allow our executives to work more efficiently and, in the case of the tax and financial planning services, help them to optimize the value received from all of the compensation and benefits programs offered. The costs of these benefits constitute only a small percentage of each named executive officer’s total compensation.

8. OTHER BROAD-BASED BENEFITS

     The named executive officers receive our general corporate benefits provided to all of our regular, full-time, nonbargaining employees. These broad-based benefits include the following:
  participation in our 401(k) Plan (including a limited Company match of up to 6% of eligible compensation);

  participation in our funded, tax-qualified, noncontributory defined-benefit pension plan, which uses a cash balance formula to accrue benefits; and

  general health and welfare benefits such as medical, dental, vision and life insurance, as well as long-term disability coverage.
9. DEFERRED COMPENSATION

     We sponsor the Management Deferred Compensation Plan (the “MDCP”), an unfunded, deferred compensation arrangement. The plan is designed to provide executives with tax deferral options, in addition to those available under the existing qualified plans. An executive may elect to defer, on a pre-tax basis, payment of up to 50% of his or her salary for a minimum of five years or until his or her date of retirement. As a make-up for the 401(k) statutory compensation limits, executives receive deferred compensation credits of 6% of their base salary over the Internal Revenue Code statutory compensation limit on 401(k) retirement plans. The Committee views the matching feature as a restoration benefit designed to restore the matching contribution the executive would have received under the 401(k) retirement plan in the absence of the Internal Revenue Service compensation limits. These Company matching allocations are allocated to an account that will be deemed initially to be invested in shares of a stable value fund within the MDCP. Each executive may reallocate his or her deferred compensation among the other available deemed investment funds that mirror those options available under the 401(k) plan.

     Executives can elect to defer up to 100% of their MICP and/or performance share awards. The deferral option is provided as an additional benefit to executive officers to provide flexibility in the receipt of compensation. Historically, all deferred awards were deemed to be invested in performance units, generally equivalent to shares of the Company’s common stock and received a 15% discount to the Company’s then-current common stock price. Beginning January 1, 2009, the discount feature was eliminated and deferred awards may be allocated among investment options that mirror the Company’s 401(k) Plan.

PROXY STATEMENT

III. 2009 COMPENSATION DECISIONS

Company Performance

     The Committee made decisions for the executive officers’ compensation following the process described above. The Committee noted that under the leadership of our executive officer management team, the Company reported solid financial and operating results in 2009 despite the challenging economic and regulatory environment. Highlights of the Company’s 2009 performance include the following:
  Returned value to shareholders including increasing dividends from $642 million in 2008 to $693 million in 2009; dividend payments increased for the 21st consecutive year;

  Total shareholder return in 2009 was 10.4% as compared to the average 2009 total shareholder return for the Benchmarking Peer Group of 9.66%; the Company’s 3-year total shareholder return was -0.53% as compared to the average 3-year total shareholder return for the Benchmarking Peer Group of -5.27%;

  Delivered ongoing earnings of $846 million, or $3.03 per share, compared to $776 million, or $2.96 per share in 2008;

  Received approval from the Florida Public Service Commission (“FPSC”) to increase base rates by $132 million; the Committee acknowledges that this increase represents only 26% of the Company’s request and believes the result was due to the FPSC’s unwillingness to meaningfully raise consumer rates in the particularly challenging Florida economic environment;

  Received final orders from the FPSC for all of PEF’s proposed 2010 recovery for fuel, environmental and energy-efficiency costs; and

  Filed with the North Carolina Utilities Commission (“NCUC”) a plan to retire by the end of 2017 the remaining 11 North Carolina coal-fired units that do not have flue-gas desulfurization controls (scrubbers) and filed a corresponding plan to build a 600-megawatt (MW) natural gas-fired plant to replace the coal-fired units at our Sutton Plant in conjunction with their retirement in 2014; the Sutton Plant project would represent an estimated investment of approximately $600 million and significantly reduce overall emissions.
Chief Executive Officer Compensation

     William D. Johnson

     In March 2009, the Committee considered Mr. Johnson’s salary against the salaries of the chief executive officers in the Benchmarking Peer Group, the Company’s performance, and the difficult external economic and regulatory climate. Based on these factors, the Committee approved a salary of $990,000 for Mr. Johnson representing an increase of 4.2% to his 2008 salary. Mr. Johnson’s current target total base compensation is approximately 18% below the 50th percentile of the Benchmarking Peer Group due to his relatively short tenure in the Chief Executive Officer position, and more significantly, the challenging economic and regulatory environment. It is the Committee’s intention to increase Mr. Johnson’s salary over time to a level that is at the 50th percentile of the Benchmarking Peer Group. For 2009, the Committee set Mr. Johnson’s MICP target award at 85% of base salary. This target award was the same as the target Mr. Johnson had in 2007 after he assumed his new position, and represents a target award opportunity that is below the 50th percentile of market. The payout of the 2009 MICP award was based on the extent to which Mr. Johnson achieved his performance goals, which were focused on the following general areas of Company success:
  Delivering on fundamentals of safety, operational excellence and customer satisfaction;

  Achieving financial objectives;

Progress Energy Proxy Statement

  Managing capital projects effectively;

  Executing the energy-efficiency and emerging technology features of the Company’s Balanced Solution Strategy;

  Achieving reasonable outcome on PEF’s 2010 base rate proceeding filed in March 2009;

  Advocating effectively for achievable, affordable climate and renewable energy policies; and

  Strengthening leadership focus on employee engagement, communication, diversity and inclusion.
     In recognition of his accomplishments during 2009, including his leadership in achieving the Company Performance described above, the Committee awarded Mr. Johnson an MICP payout of $950,000, which is equal to 114% of Mr. Johnson’s target award. The Committee also considered Mr. Johnson’s emphasis on specific leadership behaviors and expectations throughout the year which were communicated to the Company’s management team in clear and direct terms. The Committee also noted Mr. Johnson’s active leadership in key national industry organizations, including frequent, direct engagement with policymakers and regulators at the federal and state levels.

     With respect to his long-term incentive compensation during 2009, Mr. Johnson was granted 27,892 restricted stock units and 55,546 performance shares in accordance with his pre-established targets of 117% and 233%, respectively, of his base salary. The performance shares are earned based on performance over the three years ending December 31, 2011. Additionally, 29,456 shares of the 2007 annual grant vested in 2009 and were paid out at 100% of target. The Committee also issued to Mr. Johnson an ad hoc retention grant of 8,000 restricted stock units to recognize his leadership in the critical position of Chief Executive Officer, outstanding performance against objectives and the manner in which he achieved those objectives. Total year-over-year compensation to Mr. Johnson for 2009, as compared to 2008, as noted in the “Summary Compensation Table” on page 45 of this Proxy Statement, was relatively flat.

Chief Financial Officer Compensation

     Mark F. Mulhern

     In March 2009, Mr. Johnson recommended and the Committee approved a base salary of $425,000 for Mr. Mulhern, representing a 10.4% increase to his previous salary of $385,000. The new base salary was set at 20% below the 50th percentile of the Benchmarking Peer Group. Mr. Mulhern’s base salary was established at this level due to his relatively short tenure in the Chief Financial Officer position, and more significantly, the challenging economic and regulatory environment. It is the Committee’s intention to increase Mr. Mulhern’s salary over time to a level that is at the 50th percentile of the Benchmarking Peer Group.

     For 2009, Mr. Mulhern’s MICP target award was set at 55% of his base salary. This target award is the same target Mr. Mulhern had in 2008 after he assumed the Chief Financial Officer position and represents a target award opportunity that is below the 50th percentile of the market. Mr. Mulhern’s performance goals for 2009 focused on the following general areas of Company success:
  Achieving financial objectives;

  Developing a pension funding strategy and communicating it effectively to the investment community;

  Achieving reasonable outcome on PEF’s rate settlement with respect to 2006-2008 expenditures; and

  Strengthening leadership focus on employee engagement, communication, diversity and inclusion.

PROXY STATEMENT

     In recognition of the achievements he accomplished in 2009 and on Mr. Johnson’s recommendation, the Committee awarded Mr. Mulhern an MICP payout of $225,000, which is equal to 99% of Mr. Mulhern’s target award. Mr. Mulhern’s award was due in part to his leadership in the Company achieving its EPS goal, execution of a funding strategy for the pension plan, and obtaining interim rate relief for PEF.

     With respect to his long-term incentive compensation, in 2009, Mr. Mulhern was granted 5,604 restricted stock units and 11,304 performance shares in accordance with his pre-established targets of 58% and 117%, respectively, of base salary. The performance shares are earned based on performance over the three years ending December 31, 2011. Additionally, 7,131 shares of the 2007 annual grant vested in 2009 and were paid out at 100% of target. On Mr. Johnson’s recommendation, the Committee also issued to Mr. Mulhern an ad hoc retention grant of 2,500 restricted stock units to recognize his leadership in the critical position of Chief Financial Officer, his outstanding performance against objectives and the manner in which he achieved those objectives. The decrease in year-over-year total compensation to Mr. Mulhern for 2009, as compared to 2008, as noted in the “Summary Compensation Table” on page 45 of this Proxy Statement, was largely due to vesting of the total accumulated SERP benefit that occurred in 2008.

Compensation of Other Named Executive Officers

     For 2009, Mr. Johnson recommended and the Committee approved base salaries for Messrs. Lyash and Yates of $453,000 and $448,000, respectively. The base salaries for Messrs. Lyash and Yates represented an increase of approximately 1.80% and 1.82%, respectively, above their 2008 salaries. The new base salaries are set at 9% below the 50th percentile of the market. The modest year-over-year increase to Mr. Lyash’s and Mr. Yates’ salaries reflects the Committee’s and management’s recognition of the challenging economic and regulatory environment. It is the Committee’s intention to increase Messrs. Lyash’s and Yates’ salaries over time to a level that is at the 50th percentile of the Benchmarking Peer Group.

     For 2009, Mr. Johnson recommended and the Committee approved Ms. Sims’ base salary to remain at $370,000. The 2009 base salary is set at 11% above the 50th percentile of the Benchmarking Peer Group due to Ms. Sims’ extensive knowledge of fuel and power operations.

     Mr. Lyash received standard assistance with relocation expenses in connection with the Company’s requirement that he relocate from Florida to North Carolina to assume his current position. Mr. Lyash also received assistance with the sale of his Florida home. For more information, see note 16 to the “Summary Compensation Table” on page 45.

Progress Energy Proxy Statement

     On Mr. Johnson’s recommendation, the Committee awarded Messrs. Lyash and Yates and Ms. Sims 2009 MICP awards as described in the table below.

Named Executive	2009 MICP	Percent of
Officer	Award	Target	Explanation of Award
Jeffrey J. Lyash	$235,000	95%
Mr. Lyash played a significant role in mitigating a substantial reduction in PEF’s retail revenue through a combination of O&M reductions, wholesale contracts and rate mitigation resulting in PEF’s attaining its earnings goals; completion of the Bartow Plant repowering that is reflected in rates; and implementation of project oversight process.

Lloyd M. Yates	$235,000	96%
Mr. Yates played a significant role in the Company’s achievement of its EPS goal and PEC’s achievement of its capital spending budget goal; led development of fleet modernization strategy to replace coal-fired plants with natural gas-fired plants; execution of wholesale expansion and renewal contracts on favorable terms; and development of effective relationships in the regulatory and legislative arenas resulting in passage of significant legislation in North Carolina.

Paula J. Sims	$160,000	96%
Ms. Sims played a significant role in the Power Operation Group’s achievement of its O&M and capital spending goals; led the Continuous Business Excellence effort to obtain sustainable 3-5% productivity gains; implementation of a strategy to reduce emissions by replacing coal-fired plants with natural gas-fired plants; and increased the focus on safety by reducing our OSHA injury rate.

     With respect to long-term compensation, in 2009 each of the other named executive officers received annual grants of restricted stock units and performance shares in accordance with their pre-established targets. The table below describes those grants, the transitional performance share grants that the Committee issued in 2007, and the ad hoc restricted stock unit grants.

	Restricted	Transitional
	Stock Units Vesting in	Performance	Performance	Ad Hoc Restricted
Named Executive	1/3 Increments in 2010,	Shares	Shares	Stock Units
Officer	2011 and 2012	Vesting 2009	Vesting 2012	Vesting 2012
Jeffrey J. Lyash	6,477	9,535	13,065	2,000
Lloyd M. Yates	6,404	9,535	12,918	2,000
Paula J. Sims	4,642	7,131	9,285	2,000

     The increase in total compensation to Mr. Lyash, as compared to 2008, as noted in the “Summary Compensation Table” on page 45 of this Proxy Statement, was largely due to the increase in his equity grants value and the receipt of relocation expenses and assistance with the sale of his Florida home.

     The decrease in year-over-year total compensation to Mr. Yates, as compared to 2008, as noted in the “Summary Compensation Table” on page 45 of this Proxy Statement, was largely due to vesting of the total accumulated SERP benefit that occurred in 2008.

PROXY STATEMENT

     The significant increase in year-over-year total compensation to Ms. Sims, as compared to 2008, as noted in the “Summary Compensation Table” on page 45 of this Proxy Statement, was largely due to her vesting in the SERP in 2009.

IV. COMPENSATION COMMITTEE REPORT

     The Committee has reviewed and discussed this CD&A with management as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Organization and Compensation Committee

E. Marie McKee, Chair
John D. Baker II
Harris E. DeLoach, Jr.
James B. Hyler, Jr.
Robert W. Jones
John H. Mullin, III

     Unless specifically stated otherwise in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the foregoing Compensation Committee Report shall not be deemed soliciting material, shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

Progress Energy Proxy Statement

SUMMARY COMPENSATION TABLE FOR 2009

     The following Summary Compensation Table discloses the compensation during 2009 of our Chief Executive Officer, Chief Financial Officer, and the other three most highly paid executive officers who were serving at the end of 2009. Additionally, column (h) is dependent upon actuarial assumptions for determining the amounts included. A change in these actuarial assumptions would impact the values shown in this column. Where appropriate, we have indicated the major assumptions in the footnotes to column (h).

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
Name and				Stock		Option	Incentive Plan	Compensation		All Other
Principal		Salary1	Bonus	Awards2		Awards3	Compensation4	Earnings5		Compensation6		Total2
Position	Year	($)	($)	($)		($)	($)	($)		($)		($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)		(j)
William D. Johnson,	2009	$979,231	N/A	$3,090,605	8	$0	$950,000	$1,144,448	9	$289,726	10	$6,454,010
Chairman, President and	2008	950,000		2,911,701		0	929,000	1,091,256		304,571		6,186,528
Chief Executive Officer7	2007	807,539		5,231,023		0	863,500	946,938		299,445		8,148,445
Mark F. Mulhern,	2009	$414,231	N/A	$655,990	11	$0	$225,000	$369,822	12	$102,137	13	$1,767,180
Senior Vice President and	2008	355,385		433,473		0	200,000	820,419		141,354		1,950,631
Chief Financial Officer	2007	308,792		1,620,321		0	190,000	34,205		116,014		2,269,332
Jeffrey J. Lyash, Executive	2009	$450,846	N/A	$728,120	14	$0	$235,000	$244,369	15	$292,061	16	$1,950,396
Vice President – Corporate	2008	432,885		612,952		0	225,000	323,904		140,812		1,735,553
Development (formerly	2007	386,154		2,146,232		0	265,000	272,656		125,548		3,195,590
President and Chief
Executive Officer, PEF)
Lloyd M. Yates,	2009	$445,846	N/A	$720,683	17	$0	$235,000	$308,815	18	$119,432	19	$1,829,776
President and Chief	2008	429,231		612,952		0	210,000	777,983		155,042		2,185,208
Executive Officer, PEC	2007	374,039		2,146,232		0	265,000	26,730		127,981		2,939,982
Paula J. Sims,	2009	$370,000	N/A	$538,333	20	$0	$160,000	$707,802	21	$97,505	22	$1,873,640
Senior Vice President –	2008	364,615		459,724		0	140,000	25,728		92,743		1,082,810
Power Operations	2007	324,177		1,620,321		0	170,000	21,930		108,233		2,244,661

     1 Consists of base salary earnings prior to (i) employee contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan and (ii) voluntary deferrals, if any, under the Management Deferred Compensation Plan. See “Deferred Compensation” discussion in Part II of the CD&A. Salary adjustments, if deemed appropriate, generally occur in March of each year.

     2 Includes the fair value of stock awards as of the grant date computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of material stock awards are discussed in Note 9.B. to our consolidated financial statements for the year ended December 31, 2009. The values reflected for 2008 and 2007 in columns (e) and (j) are different than previously disclosed because these values represent the fair value of stock awards as of the grant date rather than the expense related to equity awards for financial statement reporting purposes in accordance with SFAS No. 123(R).

     3 We ceased granting stock options in 2004. No additional expense remains with respect to our stock option program.

     4 Includes the awards given under the Management Incentive Compensation Plan (MICP) for 2007, 2008 and 2009 performance.

     5 Includes the change in present value of the accrued benefit under Progress Energy’s Pension Plan, SERP, and/ or Restoration Plan where applicable. In addition, it includes the above market earnings on deferred compensation under the Deferred Compensation Plan for Key Management Employees. The current incremental present values were determined using actuarial present value factors as provided by our actuarial consultants, Buck Consultants, based on FAS mortality assumptions post-age 65 and FAS discount rates of 6.25%, 6.30%, and 6.10% for calculating the accrued benefit under the SERP for 2007, 2008, and 2009, respectively. FAS discount rates of 5.95%, 6.25%, and 5.45% were used for calculating the accrued benefits under the Restoration Retirement Plan for 2007, 2008, and 2009, respectively. FAS discount rates of 6.15%, 6.30%, and 5.95% were used for calculating the accrued benefits under the Pension Plan for 2007, 2008, and 2009, respectively. The 1996-1999 Deferred Compensation Plan for Key Management Employees provided a fixed rate of return of 10.0% on deferred amounts,

PROXY STATEMENT

which was 2.7% above the market interest rate of 7.3% at the time the plan was frozen in 1996. The Deferred Compensation Plan for Key Management Employees was discontinued in 2000 and replaced with the Management Deferred Compensation Plan, which does not have a guaranteed rate of return. Named executive officers who were participants in the 1996-1999 Deferred Compensation Plan for Key Management Employees continue to receive plan benefits with respect to amounts deferred prior to its discontinuance in 2000. The above market earnings under the Deferred Compensation Plan for Key Management Employees are included in this column for Mr. Johnson.

     6 Includes the following items: Company match contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; dividends paid under provisions of the Restricted Stock Award/Unit Plans and Management Deferred Compensation Plans; perquisites; and tax gross-ups related primarily to imputed income.

     7 Mr. Johnson did not receive additional compensation for his service on the Board of Directors.

     8 Includes (i) the grant date fair value of the restricted stock units granted during 2009 under the 2007 Equity Incentive Plan, $1,213,150; and (ii) the grant date fair value of the performance shares granted during 2009 under the 2009 PSSP, $1,877,455. The maximum potential for the performance shares granted to Mr. Johnson in 2009 is $3,754,910 (200%), based on the March 17, 2009 closing stock price of $33.80.

     9 Includes changes in present value of the accrued benefit during 2009 for the following plans: Progress Energy Pension Plan: $65,737; the SERP: $1,068,674; and above market earnings on compensation deferred under the Deferred Compensation Plan for Key Management Employees of $10,037. Mr. Johnson’s change in his year-over-year SERP benefit was relatively flat.

     10 Consists of (i) $14,700 in Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; (ii) $43,582 in deferred compensation credits pursuant to the terms of the Management Deferred Compensation Plan; (iii) $195,485 in Restricted Stock/Unit Dividends; (iv) $11,970 in tax gross-ups related to imputed income; and (v) $23,989 in perquisites consisting of the following: financial/estate/tax planning, $5,000; Internet and telecom access, $3,724; health club dues, $2,407; home security, $4,255; and spousal travel, $6,370. Other perquisites include luncheon club membership, executive physical and AD&D insurance.

     11 Includes (i) the grant date fair value of the restricted stock units granted during 2009 under the 2007 Equity Incentive Plan, $273,915; and (ii) the grant date fair value of the performance shares granted during 2009 under the 2009 PSSP, $382,075. The maximum potential for the performance shares granted to Mr. Mulhern in 2009 is $764,150 (200%), based on the March 17, 2009 closing stock price of $33.80.

     12 Includes changes in present value of the accrued benefit during 2009 for the following plans: Progress Energy Pension Plan: $46,636; and the SERP: $323,186. Mr. Mulhern’s change in SERP decreased in 2009 primarily due to vesting of the total accumulated benefit that occurred in 2008.

     13 Consists of (i) $14,700 in Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; (ii) $9,682 in deferred compensation credits pursuant to the terms of the Management Deferred Compensation Plan; (iii) $5,276 in tax gross-ups related to imputed income; and (iv) $72,479 in Restricted Stock/Unit Dividends. The total value of the perquisites and personal benefits received by Mr. Mulhern was less than $10,000. Thus, these amounts are excluded from column (i).

     14 Includes (i) the grant date fair value of the restricted stock units granted during 2009 under the 2007 Equity Incentive Plan, $286,523; and (ii) the grant date fair value of the performance shares granted during 2009 under the 2009 PSSP, $441,597. The maximum potential for the performance shares granted to Mr. Lyash in 2009 is $883,194 (200%), based on the March 17, 2009 closing stock price of $33.80.

     15 Includes changes in present value of the accrued benefit during 2009 for the following plans: Progress Energy Pension Plan: $48,250; and the SERP: $196,119. Mr. Lyash’s change in SERP decreased in 2009 primarily due to a lower FAS discount rate.

     16 Consists of (i) $14,700 in Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; (ii) $12,256 in deferred compensation credits pursuant to the terms of the Management Deferred Compensation Plan; (iii) $70,378 in Restricted Stock/Unit Dividends; (iv) $1,445 in tax gross-ups related to imputed income; and (v) $17,708 in perquisites including spousal use of Company aircraft, $14,669. Other perquisites include luncheon club membership, spousal

Progress Energy Proxy Statement

travel, home security, and Internet and telecom access. During 2009, the Company required Mr. Lyash to relocate from Florida to North Carolina in connection with his becoming the Company’s Executive Vice President - Corporate Development. Mr. Lyash received standard Company relocation benefits totaling $53,005 that included travel expenses, the equivalent of one month’s salary, temporary housing, shipment of household goods, and closing costs in connection with his purchase of a home in North Carolina. Mr. Lyash also received assistance with the sale of his home in Florida where the Company previously required Mr. Lyash to relocate in connection with his former role as President and Chief Executive Officer of Progress Florida, Inc. The Company purchased his Florida home at a price equal to the average of two independent appraisals after he was unable to sell the home within a 60-day marketing period. The Company agreed that if the purchase price of Mr. Lyash’s Florida home, as determined by the average of the two independent appraisals, resulted in a loss on the sale of his prior home, the Company would pay Mr. Lyash the difference between the price he paid for the Florida home (excluding the cost of improvements made subsequent to such purchase) and the purchase price paid by the Company based on the independent appraisals. Because of the precipitous decline in the Florida housing market since Mr. Lyash’s purchase of his Florida home, the agreed purchase price was significantly below Mr. Lyash’s purchase price. SEC rules require that we include as fiscal year 2009 compensation this difference, which was $80,000, along with other transaction costs. In light of the fact that the relocation was required by the Company and because this make-whole amount paid to Mr. Lyash will be treated as income to him, we agreed to provide Mr. Lyash with a tax gross-up on amounts from this transaction that are considered taxable income. The tax gross-up was $42,569. In approving Mr. Lyash’s relocation expenses, including the reimbursement of the loss incurred on his Florida home, the Committee required Mr. Lyash to agree to reimburse the Company for the relocation assistance in the event he voluntarily leaves the Company within three years of relocating to North Carolina.

     17 Includes (i) the grant date fair value of the restricted stock units granted during 2009 under the 2007 Equity Incentive Plan, $284,055; and (ii) the grant date fair value of the performance shares granted during 2009 under the 2009 PSSP, $436,628. The maximum potential for the performance shares granted to Mr. Yates in 2009 is $873,257 (200%), based on the March 17, 2009 closing stock price of $33.80.

     18 Includes changes in present value of the accrued benefit during 2009 for the following plans: Progress Energy Pension Plan: $33,106; and the SERP: $275,709. Mr. Yates’ change in SERP decreased in 2009 primarily due to vesting of the total accumulated benefit that occurred in 2008.

     19 Consists of (i) $14,700 in Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; (ii) $11,956 in deferred compensation credits pursuant to the terms of the Management Deferred Compensation Plan; (iii) $70,986 in Restricted Stock/Unit Dividends; (iv) $4,026 in tax gross-ups related to imputed income; and (v) $17,764 in perquisites including financial/estate/tax planning, $10,000, and spousal use of Company aircraft, $4,920. Other perquisites include luncheon club membership, health club dues, home security, Internet and telecom access, executive physical and AD&D insurance.

     20 Includes (i) the grant date fair value of the restricted stock units granted during 2009 under the 2007 Equity Incentive Plan, $224,500; and (ii) the grant date fair value of the performance shares granted during 2009 under the 2009 PSSP, $313,833. The maximum potential for the performance shares granted to Ms. Sims in 2009 is $627,666 (200%), based on the March 17, 2009 closing stock price of $33.80.

     21 Includes changes in present value of the accrued benefit during 2009 for the following plans: Progress Energy Pension Plan: $30,117; and the SERP: $703,105. Ms. Sims became vested in the SERP on June 1, 2009 which attributed to her increase for the year. Ms. Sims’ accumulated Restoration Plan benefit of $25,420 was forfeited upon her vesting in the SERP.

     22 Consists of (i) $14,700 in Company contributions under the Progress Energy 401(k) Savings & Stock Ownership Plan; (ii) $7,500 in deferred compensation credits pursuant to the terms of the Management Deferred Compensation Plan; (iii) $47,759 in Restricted Stock/Unit Dividends; (iv) $15,188 in tax gross-ups related to imputed income; and (v) $12,358 in stock purchase discounts for annual incentive deferrals pursuant to the MICP. The total value of the perquisites and personal benefits received by Ms. Sims was less than $10,000. Thus, these amounts are excluded from column (i).

PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS

		Estimated			Estimated
		Future Payouts Under			Future Payouts Under
		Non-Equity Incentive			Equity Incentive
		Plan Awards1			Plan Awards2
								All
								Other
								Stock
								Awards:	Grant Date
								Number	Fair Value
								of Shares	of Stock
								of Stock	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units3	Awards4
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William D. Johnson, Chairman, President and Chief Executive Officer	MICP
	3/5/10	$416,173	$832,346	$1,664,692
	Restricted
	Stock
	Units
	3/17/09							35,892	$1,213,150
	PSSP
	3/17/09				27,773	55,546	111,092		$1,877,455
Mark F. Mulhern, Senior Vice President and Chief Financial Officer	MICP
	3/5/10	$113,914	$227,827	$455,654
	Restricted
	Stock
	Units
	3/17/09							8,104	$273,915
	PSSP
	3/17/09				5,652	11,304	22,608		$382,075
Jeffrey J. Lyash, Executive Vice President - Corporate Development (formerly President and Chief Executive Officer, PEF)	MICP
	3/5/10	$123,983	$247,965	$495,930
	Restricted
	Stock
	Units
	3/17/09							8,477	$286,523
	PSSP
	3/17/09				6,533	13,065	26,130		$441,597
Lloyd M. Yates, President and Chief Executive Officer, PEC	MICP
	3/5/10	$122,608	$245,215	$490,430
	Restricted
	Stock
	Units
	3/17/09							8,404	$284,055
	PSSP
	3/17/09				6,459	12,918	25,836		$436,628
Paula J. Sims, Senior Vice President – Power Operations	MICP
	3/5/10	$83,250	$166,500	$333,000
	Restricted
	Stock
	Units
	3/17/09							6,642	$224,500
	PSSP
	3/17/09				4,643	9,285	18,570		$313,833

     1 The Management Incentive Compensation Plan is considered a non-equity incentive compensation plan. Award amounts are shown at threshold, target, and maximum levels. The target award is calculated using the 2009 eligible earnings times the executive’s target percentage. See target percentage in table on page 30 of the CD&A. Threshold is calculated at 50% of target and maximum is calculated at 200% of target. Actual award amounts paid are reflected in the Summary of Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Progress Energy Proxy Statement

     2 Reflects the potential payouts in shares of the 2009 PSSP grants. The grant size was calculated by multiplying the executive’s salary as of January 1, 2009, times his 2009 PSSP target and dividing by the December 31, 2008, closing stock price of $39.85. The Threshold column reflects the minimum payment level under our PSSP, which is 50% of the target amount shown in the Target column. The amount shown in the maximum column is 200% of the target amount.

     3 Reflects the number of restricted stock units granted during 2009 under the 2007 Equity Incentive Plan. The number of shares granted was determined by multiplying the executive’s salary as of January 1, 2009, times his 2009 restricted stock target and dividing by the December 31, 2008, closing stock price of $39.85.

     4 Reflects the grant date fair value of the award based on the following assumptions: Market value of restricted stock granted on March 17, 2009, based on closing price of $33.80 per share, times the shares granted in column (i). Market value of PSSP granted on March 17, 2009, based on closing stock price on March 17, 2009, of $33.80 times target number of shares in column (g). The 2009 PSSP grant payout is expected to be 100% of target.

PROXY STATEMENT

DISCUSSION OF SUMMARY COMPENSATION TABLE AND GRANTS OF
PLAN-BASED AWARDS TABLE

EMPLOYMENT AGREEMENTS

     Messrs. Johnson, Mulhern, Lyash and Yates and Ms. Sims entered into employment agreements with the Company or one of its subsidiaries, referred to collectively in this section as the “Company.” Each of these agreements has an effective date of May 8, 2007. The employment agreements replaced the previous employment agreements in effect for each of these officers.

     The employment agreements provide for base salary, annual incentives, perquisites and participation in the various executive compensation plans offered to our senior executives. The agreements expired on December 31, 2009. Thereafter, each agreement will be automatically extended by an additional year on January 1 of each year. We may elect not to extend an executive officer’s agreement and must notify the officer of such an election at least 60 days prior to the automatic extension date. Each employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees and protecting our confidential information and trade secrets for specified periods if the applicable officer is terminated without cause or otherwise becomes eligible for the benefits under the agreement.

     Except for the application of previously granted years of service credit to our post-employment health and welfare plans as discussed below, the employment agreements do not affect the compensation, benefits or incentive targets payable to the applicable officers.

     With respect to Mr. Johnson, the Employment Agreement specifies that the years of service credit we previously granted to him for purposes of determining eligibility and benefits in the SERP will also be applicable for purposes of determining eligibility and benefits in our post-employment health and welfare benefit plans. Mr. Johnson was awarded seven years of deemed service toward the benefits and vesting requirements of the SERP. However, as of 2008, Mr. Johnson reached the maximum service accrual and therefore benefit augmentation for deemed service is $0. Three of those years also were deemed to have been in service on the Senior Management Committee for purposes of SERP eligibility.

     Each Employment Agreement provides that if the applicable officer is terminated without cause or is constructively terminated (as defined in Paragraph 8(a)(i) of the agreement), then the officer will receive (i) severance equal to 2.99 times the officer’s then-current base salary and (ii) reimbursement for the costs of continued coverage under certain of our health and welfare benefit plans for a period of up to 18 months.

Progress Energy Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards1					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity					Awards:	Payout
			Incentive					Number of	Value of
			Plan					Unearned	Unearned
	Number		Awards:				Market	Shares,	Shares,
	of	Number of	Number of			Number of	Value of	Units or	Units or
	Securities	Securities	Securities			Shares or	Shares or	Other	Other
	Underlying	Underlying	Underlying			Units of	Units of	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	That	That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Name (a)	(b)	(c)	(d)	(e)	(f)	(g)2	(h)3	(i)4	(j)4
William D. Johnson,	0	—	—	$43.49	9/30/2011	82,1355	$3,368,356	152,6736	$6,261,120
Chairman, President	0			$41.97	9/30/2012
and Chief	0			$44.75	9/30/2013
Executive Officer
Mark F. Mulhern,	0	—	—	$43.49	9/30/2011	26,7767	$1,098,084	29,9668	$1,228,906
Senior Vice	0			$41.97	9/30/2012
President and Chief	7,000			$44.75	9/30/2013
Financial Officer
Jeffrey J. Lyash,	0	—	—	$43.49	9/30/2011	29,2329	$1,198,804	38,52810	$1,580,033
Executive	0			$41.97	9/30/2012
Vice President –	0			$44.75	9/30/2013
Corporate
Development
(formerly President
and Chief Executive
Officer, PEF)
Lloyd M. Yates,	0	—	—	$43.49	9/30/2011	29,15911	$1,195,811	38,37312	$1,573,677
President and Chief	0			$41.97	9/30/2012
Executive Officer,	0			$44.75	9/30/2013
PEC
Paula J. Sims, Senior	0	—	—	$43.49	9/30/2011	20,61713	$845,503	28,30514	$1,160,778
Vice President –	0			$41.97	9/30/2012
Power Operations	0			$44.75	9/30/2013

     1 All outstanding stock options were vested as of December 31, 2006. The Company ceased granting stock options in 2004.

     2 Consists of outstanding restricted stock grants and restricted stock units.

     3 Market value at December 31, 2009, was based on a December 31, 2009, closing price of $41.01 per share.

     4 The 2006 and 2007 2-year transitional grants vested on January 1, 2009; the 2007 grant vests on January 1, 2010; the 2008 grant vests on January 1, 2011; and the 2009 grant vests on January 1, 2012. Performance share value for the 2007 annual grant is expected to be at 125% of target while the 2008 annual grant and 2009 annual grant were expected to be 100% of target. The value in Column (j) is derived by multiplying the shares (rounded to the nearest whole share) times the December 31, 2009 closing stock price ($41.01). The difference between the calculated value and the noted value is attributable to fractional shares. See further discussion under “Performance Shares” in Part II of the CD&A.

PROXY STATEMENT

     5 Restricted stock grants vest based on the following schedule: 5,533 shares on March 14, 2010; 5,067 shares on March 15, 2010; and 5,534 shares on March 14, 2011. Restricted stock unit grants vest based on the following schedule: 9,297 units on March 17, 2010; 9,297 units on March 17, 2011; 17,298 units on March 17, 2012; 7,650 units on March 18, 2010; 4,936 units on March 20, 2010; 7,651 units on March 18, 2011; 4,936 units on March 20, 2011; and 4,936 units on March 20, 2012.

     6 Includes performance shares granted on March 20, 2007, March 18, 2008, March 17, 2009, and accumulated dividends as of December 31, 2009. Outstanding performance share balances consist of the following: (i) 43,280 – 2007 annual grant; (ii) 51,018 – 2008 annual grant; and (iii) 58,375 – 2009 annual grant.

     7 Restricted stock grants vest based on the following schedule: 1,167 shares on March 14, 2010; 3,500 shares on March 21, 2010; and 1,167 shares on March 14, 2011. Restricted stock unit grants vest based on the following schedule: 1,868 units on March 17, 2010; 1,868 on March 17, 2011; 4,368 on March 17, 2012; 1,136 units on March 18, 2010; 8,189 units on March 20, 2010; 1,136 units on March 18, 2011; 1,189 units on March 20, 2011; and 1,188 units on March 20, 2012.

     8 Includes performance shares granted on March 20, 2007, March 18, 2008, March 17, 2009, and accumulated dividends as of December 31, 2009. Outstanding performance share balances consist of the following: (i) 10,479 – 2007 annual grant; (ii) 7,607 – 2008 annual grant; and (iii) 11,880 – 2009 annual grant.

     9 Restricted stock grants vest based on the following schedule: 1,367 shares on March 14, 2010; 1,100 shares on March 15, 2010; and 1,367 on March 14, 2011. Restricted stock unit grants vest based on the following schedule: 2,159 units on March 17, 2010; 1,597 on March 18, 2010; 10,576 units on March 20, 2010; 2,159 units on March 17, 2011; 1,597 units on March 18, 2011; 1,576 units on March 20, 2011; 4,159 units on March 17, 2012; and 1,575 units on March 20, 2012.

     10 Includes performance shares granted on March 20, 2007, March 18, 2008, March 17, 2009, and accumulated dividends as of December 31, 2009. Outstanding performance share balances consist of the following: (i) 14,010 – 2007 annual grant; (ii) 10,787 – 2008 annual grant; and (iii) 13,731 – 2009 annual grant.

     11 Restricted stock grants vest based on the following schedule: 1,367 shares on March 14, 2010; 1,100 shares on March 15, 2010; and 1,367 shares on March 14, 2011. Restricted stock unit grants vest based on the following schedule: 2,134 on March 17, 2010; 1,597 on March 18, 2010; 10,576 units on March 20, 2010; 2,135 on March 17, 2011; 1,597 units on March 18, 2011; 1,576 units on March 20, 2011; 4,135 on March 17, 2012; and 1,575 units on March 20, 2012.

     12 Includes performance shares granted on March 20, 2007, March 18, 2008, March 17, 2009, and accumulated dividends as of December 31, 2009. Outstanding performance share balances consist of the following: (i) 14,010 – 2007 annual grant; (ii) 10,787 – 2008 annual grant; and (iii) 13,576 – 2009 annual grant.

     13 Restricted stock grants vest based on the following schedule: 1,000 shares on April 1, 2011. Restricted stock units grants vest based on the following schedule: 1,547 units on March 17, 2010; 1,204 units on March 18, 2010; 8,189 units on March 20, 2010; 1,547 units on March 17, 2011; 1,205 units on March 18, 2011; 1,189 units on March 20, 2011; 3,548 units on March 17, 2011; and 1,188 units on March 20, 2012.

     14 Includes performance shares granted on March 20, 2007, March 18, 2008, March 17, 2009, and accumulated dividends as of December 31, 2009. Outstanding performance share balances consist of the following: (i) 10,479 – 2007 annual grant; (ii) 8,068 – 2008 annual grant; and (iii) 9,758 – 2009 annual grant.

Progress Energy Proxy Statement

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired	Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting1	on Vesting1
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
William D. Johnson,	—	—	55,5972	$2,049,258
Chairman, President and Chief Executive Officer
Mark F. Mulhern,	—	—	18,0773	$656,906
Senior Vice President and Chief Financial Officer
Jeffrey J. Lyash,	—	—	15,7274	$589,337
Executive Vice President – Corporate Development
(formerly President and Chief Executive Officer, PEF)
Lloyd M. Yates,	—	—	16,9275	$630,131
President and Chief Executive Officer, PEC
Paula J. Sims,	—	—	9,1806	$358,539
Senior Vice President – Power Operations

     1 Reflects the number of restricted stock shares, restricted stock units, and performance shares that vested in 2009. Restricted stock units vested for named executive officers on March 18 at $33.80 per share, and performance shares vested on January 1, 2009 for the 2006 and 2007 2-year transitional grants at $39.85 per share. Restricted stock shares vested on the following days: (i) March 7 at $33.02 per share; (ii) March 14, 15, and 16 at $31.85 per share; and (iii) April 28 at $33.79 per share. The value realized is the sum of the vested shares for each vesting date times the vesting price.

     2 Includes 15,000 restricted stock awards consisting of the following: 5,533 on March 14; 5,067 on March 15; and 4,400 on March 16. Performance shares totaled 32,947. Restricted stock units totaled 7,650.

     3 Includes 8,966 restricted stock awards consisting of the following: 1,166 on March 14; and 7,800 on April 28. Performance shares totaled 7,976. Restricted stock units totaled 1,135.

     4 Includes 3,466 restricted stock awards consisting of the following: 1,366 on March 14; 1,100 on March 15; and 1,000 on March 16. Performance shares totaled 10,665. Restricted stock units totaled 1,596.

     5 Includes 4,666 restricted stock awards consisting of the following: 2,200 on March 7; 1,366 on March 14; and 1,100 on March 15. Performance shares totaled 10,665. Restricted stock units totaled 1,596.

     6 Performance shares totaled 7,976. Restricted stock units totaled 1,204. Ms. Sims did not have any restricted stock awards that vested during 2009.

PROXY STATEMENT

PENSION BENEFITS TABLE

Number of	Present
Years	Value of	Payments
Credited	Accumulated	During Last
Service	Benefit1	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
William D. Johnson,	Progress Energy Pension Plan	17.3	$448,578	$0
Chairman, President and Chief	Supplemental Senior
Executive Officer	Executive Retirement Plan	24.3	2	$7,282,483	3	$0
Mark F. Mulhern,	Progress Energy Pension Plan	13.8	$269,399	$0
Senior Vice President and Chief	Supplemental Senior
Financial Officer	Executive Retirement Plan	13.8	$1,144,767	4	$0
Jeffrey J. Lyash,	Progress Energy Pension Plan	16.6	$274,417	$0
Executive Vice President – Corporate	Supplemental Senior
Development (formerly President and	Executive Retirement Plan
Chief Executive Officer, PEF)	16.6	$1,419,208	5	$0
Lloyd M. Yates,	Progress Energy Pension Plan	11.1	$157,608	$0
President and Chief Executive	Supplemental Senior
Officer, PEC	Executive Retirement Plan	11.1	$1,065,706	6	$0
Paula J. Sims,	Progress Energy Pension Plan	10.6	$131,941	$0
Senior Vice President –	Restoration Retirement Plan	—	($25,420)	7	$0
Power Operations	Supplemental Senior
Executive Retirement Plan	10.6	$703,105	8	$0

     1 Actuarial present value factors as provided by our actuarial consultants, Buck Consultants, based on FAS mortality assumptions post-age 65 and FAS discount rates as of December 31, 2009, for computation of accumulated benefit under the Supplemental Senior Executive Retirement Plan and the Progress Energy Pension Plan was 6.10%. Additional details on the formulas for computing benefits under the Supplemental Senior Executive Retirement Plan and Progress Energy Pension Plan can be found under the headings “Supplemental Senior Executive Retirement Plan” and “Other Broad-Based Benefits,” respectively, in the CD&A.

     2 Includes seven years of deemed service. However, as of 2008, Mr. Johnson reached the maximum service accrual and therefore benefit augmentation for deemed service is $0.

     3 Based on an estimated annual benefit payable at age 65 of $1,043,010.

     4 Based on an estimated annual benefit payable at age 65 of $233,894.

     5 Based on estimated annual benefit payable at age 65 of $326,421.

     6 Based on estimated annual benefit payable at age 65 of $231,022.

     7 Ms. Sims’ Restoration Retirement Plan benefits were forfeited upon her vesting in the Senior Supplemental Retirement Plan on June 1, 2009.

     8 Based on estimated annual benefit payable at age 65 of $161,716.

Progress Energy Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION

     The table below shows the nonqualified deferred compensation for each of the named executive officers. Information regarding details of the deferred compensation plans currently in effect can be found under the heading “Deferred Compensation” in the CD&A on page 39 of this Proxy Statement. In addition, the Deferred Compensation Plan for Key Management Employees is discussed in footnote 5 to the “Summary Compensation Table.”

	Executive	Registrant	Aggregate		Aggregate		Aggregate
	Contributions	Contributions	Earnings		Withdrawals/		Balance
	in Last FY1	in Last FY2	in Last FY3		Distributions		at Last FYE4
Name and Position	($)	($)	($)		($)		($)
(a)	(b)	(c)	(d)		(e)		(f)
William D. Johnson,
Chairman, President
and Chief Executive Officer	$0	$43,582	$76,353	5	$0		$736,071	6
Mark F. Mulhern,
Senior Vice President and Chief
Financial Officer	$20,712	$9,682	$30,580		($32,861)	7	$325,876	8
Jeffrey J. Lyash,
Executive Vice President – Corporate
Development (formerly President and
Chief Executive Officer, PEF)	$0	$12,256	$31,303		$0		$135,173	9
Lloyd M. Yates,
President and Chief Executive
Officer, PEC	$0	$11,956	$60,701		$0		$499,804	10
Paula J. Sims, Senior Vice President –
Power Operations	$107,000	$19,858	$44,241		($14,115)	11	$444,049	12

     1 Reflects salary deferred under the Management Deferred Compensation Plan, which is reported as “Salary” in the Summary Compensation Table. For 2009, named executive officers deferred the following percentages of their base salary: (i) Mulhern – 5%; and (ii) Sims – 10%. In addition, Ms. Sims deferred 50% of her 2009 Management Incentive Compensation Plan (MICP) award.

     2 Reflects registrant contributions under the Management Deferred Compensation Plan, which is reported as “All Other Compensation” in the Summary Compensation Table.

     3 Includes aggregate earnings in the last fiscal year under the following nonqualified plans: Management Incentive Compensation Plan, Management Deferred Compensation Plan, Performance Share Sub-Plan, and Deferred Compensation Plan for Key Management Employees.

     4 Includes December 31, 2009 balances under the following deferred compensation plans: Management Incentive Compensation Plan, Performance Share Sub-Plan, Management Deferred Compensation Plan, and Deferred Compensation Plan for Key Management Employees.

     5 Includes above market earnings of $10,037 under the Deferred Compensation Plan for Key Management Employees, which is reported as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

     6 Includes balances under the following deferral plans: Management Deferred Compensation Plan: $413,100; Management Incentive Compensation Plan: $69,090; and Deferred Compensation Plan for Key Management Employees: $253,881.

     7 Mr. Mulhern received distributions from his Management Incentive Deferred Compensation Plan: $23,077; Management Deferred Compensation Plan: $0; and Performance Share Sub-Plan: $9,784.

PROXY STATEMENT

     8 Includes balances under the following deferral plans: Management Deferred Compensation Plan: $71,311; Management Incentive Deferred Compensation Plan: $155,570; and Performance Share Sub-Plan: $98,995.

     9 Includes balance under the Management Deferred Compensation Plan: $135,173.

     10 Includes balances under the following deferral plans: Management Deferred Compensation Plan: $134,519; Management Incentive Deferred Compensation Plan: $107,892; and Performance Share Sub-Plan: $257,393.

     11 Ms. Sims received a distribution from her Management Incentive Deferred Compensation Plan: $14,115.

     12 Includes balances under the following deferral plans: Management Deferred Compensation Plan: $296,625; Management Incentive Compensation Plan: $86,401; and Performance Share Sub-Plan: $61,023.

Progress Energy Proxy Statement

CASH COMPENSATION AND VALUE OF VESTING EQUITY TABLE

     The following table shows the actual cash compensation and value of vesting equity received in 2009 by the named executive officers. The Committee believes that this table is important in order to distinguish between the actual cash and vested value received by each named executive officer as opposed to the compensation expense accruals and grant date fair value of equity awards as shown in the Summary Compensation Table.

			Deferred
		Annual	Compensation
		Incentive	under	Restricted	Performance	Restricted	Stock		Tax
	Base	(paid in	MDCP and	Stock / Units	Shares	Stock / Unit	Options		Gross-
Name and	Salary	2009)	MICP	Vesting	Vesting	Dividends	Vesting	Perquisite	ups
Position	(a)1	(b)2	(c)3	(d)4	(e)5	(f)6	(g)7	(h)8	(i)9	Total
William D.
Johnson,
Chairman,
Chief
Executive
Officer and
President	$979,231	$929,000	$0	$736,320	$1,163,688	$195,485	$0	$23,989	$11,970	$4,039,683
Mark F.
Mulhern,
Senior Vice
President
and Chief
Financial
Officer	$414,231	$200,000	$20,712	$339,062	$281,712	$72,479	$0	$2,093	$5,276	$1,314,853
Jeffrey J.
Lyash,
Executive
Vice
President –
Corporate
Development
(formerly
President
and Chief
Executive
Officer, PEF)	$450,846	$225,000	$0	$164,337	$376,688	$70,378	$0	$5,621	$44,015	$1,336,885
Lloyd M.
Yates,
President
and Chief
Executive
Officer, PEC	$445,846	$210,000	$0	$205,131	$376,688	$70,986	$0	$13,726	$4,026	$1,326,403
Paula J. Sims,
Senior Vice
President –
Power
Operations	$370,000	$140,000	$107,000	$40,695	$281,712	$47,759	$0	$9,587	$15,188	$904,941

     1 Consists of the total 2009 base salary earnings prior to (i) employee contributions to the Progress Energy 401(k) Savings & Stock Ownership Plan and (ii) voluntary deferrals, if applicable, under the Management Deferred Compensation Plan (MDCP) shown in column (c).

     2 Awards given under the Management Incentive Compensation Plan (MICP) attributable to Plan Year 2008 and paid in 2009.

     3 Consists of amounts deferred under the MDCP and the MICP. These deferral amounts are part of Base Pay and/or Annual Incentive and therefore are not included in the Total column.

PROXY STATEMENT

     4 Reflects the value of restricted stock and restricted stock units vesting in 2009. The value of the restricted stock was calculated using the opening stock price for Progress Energy Common Stock three days prior to the day vesting occurred. The value of the restricted stock units was calculated using the closing stock price for Progress Energy Common Stock on the business day prior to when vesting occurred.

     5 Reflects the value of performance shares vesting on January 1, 2009. The value of the 2007 2-year transitional performance share units was calculated using the closing stock price for Progress Energy Common Stock on the business day prior to when distribution occurred.

     6 Reflects dividends and dividend equivalents paid as the result of outstanding restricted stock or restricted stock units held in Company Plan accounts.

     7 Reflects the value of any stock options vesting in 2009. Since we ceased granting stock options under our Incentive Plans in 2004, all outstanding options had fully vested in 2009.

     8 Reflects the value of all perquisites provided during 2009. For a complete listing of the perquisites, see the “Executive Perquisites” section of the “Elements of Compensation” discussion of the CD&A on page 38 of this Proxy Statement. Perquisite details for each named executive officer are discussed in the Summary Compensation Table footnotes.

     9 Reflects the value of tax gross-up related to miscellaneous income items (Supplemental Senior Executive Retirement Plan (SERP) or Restoration and MDCP 401(k) make-up) provided during 2009. In addition, Mr. Lyash received an additional $42,569 in tax gross-up from the loss on the sale of his home as disclosed in the Summary Compensation Table footnotes.

Progress Energy Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION
William D. Johnson, Chairman, Chief Executive Officer, and President

						Involuntary
				Involuntary		or Good
				Not for		Reason
	Voluntary	Early	Normal	Cause	For Cause	Termination	Death or
	Termination	Retirement1	Retirement	Termination	Termination	(CIC)	Disability
	($)	($)	($)	($)	($)	($)	($)
Compensation
Base Salary—$990,0002	$0	$0	$0	$2,960,100	$0	$5,657,500	$0
Annual Incentive3	$0	$950,000	$0	$0	$0	$841,500	$950,000
Long-term Incentives
Performance Shares (PSSP)4
2007 (performance period)	$0	$1,774,913	$0	$0	$0	$1,774,913	$1,774,913
2008 (performance period)	$0	$1,394,832	$0	$0	$0	$2,092,248	$1,394,832
2009 (performance period)	$0	$797,986	$0	$0	$0	$2,393,959	$797,986
Restricted Stock Units5
2007 – 2010
(grant date vesting)	$0	$185,557	$0	$0	$0	$202,425	$202,425
2007 – 2011
(grant date vesting)	$0	$139,167	$0	$0	$0	$202,425	$202,425
2007 – 2012
(grant date vesting)	$0	$111,334	$0	$0	$0	$202,425	$202,425
2008 – 2010
(grant date vesting)	$0	$274,511	$0	$0	$0	$313,727	$313,727
2008 – 2011
(grant date vesting)	$0	$183,031	$0	$0	$0	$313,768	$313,768
2009 – 2010
(grant date vesting)	$0	$285,952	$0	$0	$0	$381,270	$0
2009 – 2011
(grant date vesting)	$0	$142,976	$0	$0	$0	$381,270	$0
2009 – 2012
(grant date vesting)	$0	$177,348	$0	$0	$0	$709,391	$0
Restricted Stock6
Unvested and Accelerated	$0	$661,655	$0	$0	$0	$661,655	$661,655
Benefits and Perquisites
Incremental Nonqualified Pension7	$0	$0	$0	$0	$0	$0	$0
Deferred Compensation8	$736,071	$736,071	$0	$736,071	$736,071	$736,071	$736,071
Post-retirement Health Care9	$0	$0	$0	$23,022	$0	$45,140	$0
Executive AD&D Proceeds10	$0	$0	$0	$0	$0	$0	$500,000
280G Tax Gross-up11	$0	$0	$0	$0	$0	$5,097,620	$0
TOTAL	$736,071	$7,815,333	$0	$3,719,193	$736,071	$22,007,307	$8,050,227

     1 Mr. Johnson became eligible for early retirement at age 55 in January 2009. Therefore, under the voluntary termination and involuntary not for cause termination scenarios, Mr. Johnson would be treated as having met the early retirement criteria under the Equity Incentive Plan and would be paid out under the early retirement provisions of that plan.

     2 There is no provision for payment of salary under voluntary termination, early retirement, for cause termination, death or disability. Mr. Johnson is not eligible for normal retirement. In the event of involuntary not for cause termination, salary continuation provision per Mr. Johnson’s employment agreement requires a severance equal to 2.99 times his then current base salary ($990,000) payable in equal installments over a period of 2.99 years. In the event of involuntary or good reason termination (CIC), the maximum benefit allowed under the cash payment provision of the Management Change-in-Control Plan equals the sum of annual salary times three plus average MICP award for the three years prior times three (($990,000 + $895,833) x 3). Does not include impact of long-term disability. In the event of a long-term disability, Mr. Johnson would receive 60% of base salary during the period of his disability.

     3 There is no provision for payment of annual incentive under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Johnson is not eligible for normal retirement. In the event of involuntary or good reason termination (CIC), Mr. Johnson would receive 100% of his target award under the Annual Cash Incentive Compensation Plan provisions of the Management Change-in-Control Plan, calculated as 85% times $990,000. In the event of early retirement, death or disability, Mr. Johnson would receive a pro-rata incentive award for the period worked during the year. For December 31, 2009, this is based on the full award. For 2009, Mr. Johnson’s MICP award was $950,000.

PROXY STATEMENT

     4 Unvested performance shares would be forfeited under for cause termination. Voluntary termination and involuntary not for cause termination are not applicable. See footnote 1. Mr. Johnson is not eligible for normal retirement. In the event of early retirement, Mr. Johnson would receive 43,280 performance shares from the 2007 grant; 34,012 performance shares from the 2008 grant; and 18,458 performance shares from the 2009 grant. In the event of involuntary or good reason termination (CIC), unvested performance shares vest as of the date of Management Change-in-Control and payment is made based upon the applicable performance factor. As of December 31, 2009, the performance factor is 100%. In the event of death or disability, the 2007 performance shares would vest 100% and be paid in an amount using performance factors determined at the time of the event. For the 2008 and 2009 performance grants, a pro-rata payment would be made based upon time in the plan.

     5 Unvested restricted stock units (RSU) would be forfeited under for cause termination. Voluntary termination and involuntary not for cause termination are not applicable. See footnote 1. In the event of early retirement, Mr. Johnson would receive a pro-rata percentage of the unvested units, based upon the number of full months elapsed between the grant date and the date of early retirement. Mr. Johnson would vest the following on a pro-rata basis: 10,633 restricted stock units granted on March 20, 2007; 11,157 restricted stock units granted on March 18, 2008; and 14,784 units granted on March 17, 2009. Mr. Johnson is not eligible for normal retirement. In the event of involuntary or good reason termination (CIC), all outstanding restricted stock units would vest immediately. For a detailed description of outstanding restricted stock units, see the “Outstanding Equity Awards at Fiscal Year-End Table.” Upon death or disability, all outstanding restricted stock units that are more than one year past their grant date would vest immediately. Shares that are less than one year past their grant date would be forfeited. Mr. Johnson would immediately vest 14,808 restricted stock units granted on March 20, 2007; 15,301 restricted stock units granted on March 18, 2008; and would forfeit 35,892 restricted stock units granted on March 17, 2009.

     6 Unvested restricted stock would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. In the event of early retirement, all 16,134 outstanding restricted stock shares may vest at the Committee’s discretion. Mr. Johnson is not eligible for normal retirement. In the event of involuntary or good reason termination (CIC), all outstanding restricted stock shares would vest immediately. For a detailed description of outstanding restricted stock shares, see “Outstanding Equity Awards at Fiscal Year-End Table.” Upon death or disability, all outstanding restricted stock shares that are more than one year past their grant date would vest immediately. Shares that are less than one year past their grant date would be forfeited. All of Mr. Johnson’s restricted stock grant dates are beyond the one-year threshold; therefore, all 16,134 restricted stock shares would vest immediately.

     7 No accelerated vesting or incremental nonqualified pension benefit applies under any of these scenarios. Mr. Johnson was vested under the SERP as of December 31, 2009, so there is no incremental value due to accelerated vesting under involuntary or good reason termination (CIC). For a detailed description of the accumulated SERP benefit and estimated annual benefit payable at age 65, see “Pension Benefits Table.” In the event of early retirement, Mr. Johnson would receive a 2.5% decrease in his accrued SERP benefit for each year that he is younger than age 65.

     8 All outstanding deferred compensation balances will be paid immediately following termination, subject to IRC Section 409(a) regulations, under voluntary termination, early retirement, involuntary not for cause termination, for cause termination, involuntary or good reason termination (CIC), death and disability. Mr. Johnson is not eligible for normal retirement. Unvested MICP deferral premiums would be forfeited. Mr. Johnson would forfeit $0 of unvested deferred MICP premiums.

     9 No post-retirement health care benefits apply under voluntary termination, for cause termination, death or disability. In the event of early retirement, Mr. Johnson would receive no additional benefits above what all full-time, non bargaining employees would receive. Mr. Johnson is not eligible for normal retirement. Under involuntary not for cause termination, Mr. Johnson would be reimbursed for 18 months of COBRA premiums at $1,278.98 per month as provided in his employment agreement. In the event of involuntary or good reason termination (CIC), the Management Change-in-Control Plan provides for Company-paid medical, dental and vision coverage in the same plan Mr. Johnson was participating in prior to termination for 36 months at $1,253.90 per month.

     10 Mr. Johnson would be eligible to receive $500,000 proceeds from the executive AD&D policy.

     11 Upon a change in control, the Management Change-in-Control Plan provides for the Company to pay all excise taxes under IRC Section 280G plus applicable gross-up amounts for Mr. Johnson. Under IRC Section 280G, Mr. Johnson would be subject to excise tax on $9,400,700 of excess parachute payments above his base amount. Those excess parachute payments result in $1,880,140 of excise taxes, $3,144,621 of tax gross-ups, and $72,859 of employer Medicare tax related to the excise tax payment.

Progress Energy Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION
Mark F. Mulhern, Senior Vice President and Chief Financial Officer

						Involuntary
				Involuntary		or Good
				Not for		Reason
	Voluntary	Early	Normal	Cause	For Cause	Termination	Death or
	Termination	Retirement	Retirement	Termination	Termination	(CIC)	Disability
	($)	($)	($)	($)	($)	($)	($)
Compensation
Base Salary—$425,0001	$0	$0	$0	$1,270,750	$0	$1,317,500	$0
Annual Incentive2	$0	$0	$0	$0	$0	$233,750	$225,000
Long-term Incentives
Performance Shares (PSSP)3
2007 (performance period)	$0	$0	$0	$0	$0	$429,734	$429,734
2008 (performance period)	$0	$0	$0	$0	$0	$311,963	$198,522
2009 (performance period)	$0	$0	$0	$0	$0	$487,199	$132,872
Restricted Stock Units4
2007 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$335,831	$335,831
2007 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$48,761	$48,761
2007 – 2012
(grant date vesting)	$0	$0	$0	$0	$0	$48,720	$48,720
2008 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$46,587	$46,587
2008 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$46,587	$46,587
2009 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$76,607	$0
2009 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$76,607	$0
2009 – 2012
(grant date vesting)	$0	$0	$0	$0	$0	$179,132	$0
Restricted Stock5
Unvested and Accelerated	$0	$0	$0	$0	$0	$239,252	$239,252
Benefits and Perquisites
Incremental Nonqualified Pension6	$0	$0	$0	$0	$0	$0	$0
Deferred Compensation7	$325,876	$0	$0	$325,876	$325,876	$325,876	$325,876
Post-retirement Health Care8	$0	$0	$0	$15,249	$0	$19,934	$0
Executive AD&D Proceeds9	$0	$0	$0	$0	$0	$0	$500,000
280G Tax Gross-up10	$0	$0	$0	$0	$0	$1,459,661	$0
TOTAL	$325,876	$0	$0	$1,611,875	$325,876	$5,683,701	$2,577,742

     1 There is no provision for payment of salary under voluntary termination, for cause termination, death or disability. Mr. Mulhern is not eligible for early retirement or normal retirement. In the event of involuntary not for cause termination, salary continuation provision per Mr. Mulhern’s employment agreement requires a severance equal to 2.99 times his then current base salary ($425,000) payable in equal installments over a period of 2.99 years. In the event of involuntary or good reason termination (CIC), the maximum benefit allowed under the cash payment provision of the Management Change-in-Control Plan equals the sum of annual salary times two plus annual target MICP award times two (($425,000 + $233,750) x 2). Does not include impact of long-term disability. In the event of a long-term disability, Mr. Mulhern would receive 60% of base salary during the period of his disability.

     2 There is no provision for payment of annual incentive under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Mulhern is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), Mr. Mulhern would receive 100% of his target award under the Annual Cash Incentive Compensation Plan provisions of the Management Change-in-Control Plan, calculated as 55% times $425,000. In the event of death or disability, Mr. Mulhern would receive a pro-rata incentive award for the period worked during the year. For December 31, 2009, this is based on the full award. For 2009, Mr. Mulhern’s MICP award was $225,000.

PROXY STATEMENT

     3 Unvested performance shares would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Mulhern is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), unvested performance shares vest as of the date of Management Change-in-Control and payment is made based upon the applicable performance factor. As of December 31, 2009, the performance factor is 100%. In the event of death or disability, the 2007 performance shares would vest 100% and be paid in an amount using performance factors determined at the time of the event. For the 2008 and 2009 performance grants, a pro-rata payment would be made based upon time in the plan.

     4 Unvested restricted stock units (RSU) would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Mulhern is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), all outstanding restricted stock units would vest immediately. For a detailed description of outstanding restricted stock units, see the “Outstanding Equity Awards at Fiscal Year-End Table.” Upon death or disability, all outstanding restricted stock units that are more than one year past their grant date would vest immediately. Shares that are less than one year past their grant date would be forfeited. Mr. Mulhern would immediately vest 10,566 restricted stock units granted on March 20, 2007; 2,272 restricted stock units granted on March 18, 2008; and would forfeit 8,404 restricted stock units granted on March 17, 2009.

     5 Unvested restricted stock would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Mulhern is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), all outstanding restricted stock shares would vest immediately. For a detailed description of outstanding restricted stock shares, see the “Outstanding Equity Awards at Fiscal Year-End Table.” Upon death or disability, all outstanding restricted stock shares that are more than one year past their grant date would vest immediately. Shares that are less than one year past their grant date would be forfeited. All of Mr. Mulhern’s restricted stock grant dates are beyond the one-year threshold; therefore, all 5,834 restricted stock shares would vest immediately.

     6 No accelerated vesting or incremental nonqualified pension benefit applies under any of these scenarios. Mr. Mulhern was vested under the SERP as of December 31, 2009, so there is no incremental value due to accelerated vesting under involuntary or good reason termination (CIC).

     7 All outstanding deferred compensation balances will be paid immediately following termination, subject to IRC Section 409(a) regulations, under voluntary termination, involuntary not for cause termination, for cause termination, involuntary or good reason termination (CIC), death and disability. Mr. Mulhern is not eligible for early retirement or normal retirement. Unvested MICP deferral premiums would be forfeited. Mr. Mulhern would forfeit $0 of unvested deferred MICP premiums.

     8 No post-retirement health care benefits apply under voluntary termination, for cause termination, death or disability. Mr. Mulhern is not eligible for early retirement or normal retirement. Under involuntary not for cause termination, Mr. Mulhern would be reimbursed for 18 months of COBRA premiums at $847.18 per month as provided in his employment agreement. In the event of involuntary or good reason termination (CIC), the Management Change-in-Control Plan provides for Company-paid medical, dental and vision coverage in the same plan Mr. Mulhern was participating in prior to termination for 24 months at $830.57 per month.

     9 Mr. Mulhern would be eligible to receive $500,000 proceeds from the executive AD&D policy.

     10 Upon a change in control, the Management Change-in-Control Plan provides for the Company to pay all excise taxes under IRC Section 280G plus applicable gross-up amounts for Mr. Mulhern. Under IRC Section 280G, Mr. Mulhern would be subject to excise tax on $2,691,811 of excess parachute payments above his base amount. Those excess parachute payments result in $538,362 of excise taxes, $900,436 of tax gross-ups, and $20,863 of employer Medicare tax related to the excise tax payment.

Progress Energy Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION
Jeffrey J. Lyash, Executive Vice President – Corporate Development

						Involuntary
				Involuntary		or Good
				Not for		Reason
	Voluntary	Early	Normal	Cause	For Cause	Termination	Death or
	Termination	Retirement	Retirement	Termination	Termination	(CIC)	Disability
	($)	($)	($)	($)	($)	($)	($)
Compensation
Base Salary—$453,0001	$0	$0	$0	$1,354,470	$0	$2,139,000	$0
Annual Incentive2	$0	$0	$0	$0	$0	$249,150	$235,000
Long-term Incentives
Performance Shares (PSSP)3
2007 (performance period)	$0	$0	$0	$0	$0	$574,550	$574,550
2008 (performance period)	$0	$0	$0	$0	$0	$442,375	$281,511
2009 (performance period)	$0	$0	$0	$0	$0	$563,108	$153,575
Restricted Stock Units4
2007 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$433,722	$433,722
2007 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$64,632	$64,632
2007 – 2012
(grant date vesting)	$0	$0	$0	$0	$0	$64,591	$64,591
2008 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$65,493	$65,493
2008 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$65,493	$65,493
2009 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$88,541	$0
2009 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$88,541	$0
2009 – 2012
(grant date vesting)	$0	$0	$0	$0	$0	$170,561	$0
Restricted Stock5
Unvested and Accelerated	$0	$0	$0	$0	$0	$157,232	$157,232
Benefits and Perquisites
Incremental Nonqualified Pension6	$0	$0	$0	$0	$0	$0	$0
Deferred Compensation7	$135,173	$0	$0	$135,173	$135,173	$135,173	$135,173
Post-retirement Health Care8	$0	$0	$0	$16,221	$0	$31,807	$0
Executive AD&D Proceeds9	$0	$0	$0	$0	$0	$0	$500,000
280G Tax Gross-up10	$0	$0	$0	$0	$0	$1,620,699	$0
TOTAL	$135,173	$0	$0	$1,505,864	$135,173	$6,954,668	$2,730,972

     1 There is no provision for payment of salary under voluntary termination, for cause termination, death or disability. Mr. Lyash is not eligible for early retirement or normal retirement. In the event of involuntary not for cause termination, salary continuation provision per Mr. Lyash’s employment agreement requires a severance equal to 2.99 times his then current base salary ($453,000) payable in equal installments over a period of 2.99 years. In the event of involuntary or good reason termination (CIC), the maximum benefit allowed under the cash payment provision of the Management Change-in-Control Plan equals the sum of annual salary times three plus average MICP award for the three years prior times three (($453,000 + $260,000) x 3). Does not include impact of long-term disability. In the event of a long-term disability, Mr. Lyash would receive 60% of base salary during the period of his disability.

     2 There is no provision for payment of annual incentive under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Lyash is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), Mr. Lyash would receive 100% of his target award under the Annual Cash Incentive Compensation Plan provisions of the Management Change-in-Control Plan, calculated as 55% times $453,000. In the event of death or disability, Mr. Lyash would receive a pro-rata incentive award for the period worked during the year. For December 31, 2009, this is based on the full award. For 2009, Mr. Lyash’s MICP award was $235,000.

PROXY STATEMENT

     3 Unvested performance shares would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Lyash is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), unvested performance shares vest as of the date of Management Change-in-Control and payment is made based upon the applicable performance factor. As of December 31, 2009, the performance factor is 100%. In the event of death or disability, the 2007 performance shares would vest 100% and be paid in an amount using performance factors determined at the time of the event. For the 2008 and 2009 performance grants, a pro-rata payment would be made based upon time in the plan.

     4 Unvested restricted stock units (RSU) would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Lyash is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), all outstanding restricted stock units would vest immediately. For a detailed description of outstanding restricted stock units, see the “Outstanding Equity Awards at Fiscal Year-End Table.” Upon death or disability, all outstanding restricted stock units that are more than one year past their grant date would vest immediately. Shares that are less than one year past their grant date would be forfeited. Mr. Lyash would immediately vest 13,727 restricted stock units granted on March 20, 2007; 3,194 restricted stock units granted on March 18, 2008; and would forfeit 8,477 restricted stock units granted on March 17, 2009.

     5 Unvested restricted stock would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Lyash is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), all outstanding restricted stock shares would vest immediately. For a detailed description of outstanding restricted stock shares, see the “Outstanding Equity Awards at Fiscal Year-End Table.” Upon death or disability, all outstanding restricted stock shares that are more than one year past their grant date would vest immediately. Shares that are less than one year past their grant date would be forfeited. All of Mr. Lyash’s restricted stock grant dates are beyond the one-year threshold; therefore, all 3,834 restricted stock shares would vest immediately.

     6 No accelerated vesting or incremental nonqualified pension benefit applies under any of these scenarios. Mr. Lyash was vested under the SERP as of December 31, 2009, so there is no incremental value due to accelerated vesting under involuntary or good reason termination (CIC).

     7 All outstanding deferred compensation balances will be paid immediately following termination, subject to IRC Section 409(a) regulations, under voluntary termination, involuntary not for cause termination, for cause termination, involuntary or good reason termination (CIC), death and disability. Mr. Lyash is not eligible for early retirement or normal retirement. Unvested MICP deferral premiums would be forfeited. Mr. Lyash would forfeit $0 of unvested deferred MICP premiums.

     8 No post-retirement health care benefits apply under voluntary termination, for cause termination, death or disability. Mr. Lyash is not eligible for early retirement or normal retirement. Under involuntary not for cause termination, Mr. Lyash would be reimbursed for 18 months of COBRA premiums at $901.19 per month as provided in his employment agreement. In the event of involuntary or good reason termination (CIC), the Management Change-in-Control Plan provides for Company-paid medical, dental and vision coverage in the same plan Mr. Lyash was participating in prior to termination for 36 months at $883.52 per month.

     9 Mr. Lyash would be eligible to receive $500,000 proceeds from the executive AD&D policy.

     10 Upon a change in control, the Management Change-in-Control Plan provides for the Company to pay all excise taxes under IRC Section 280G plus applicable gross-up amounts for Mr. Lyash. Under IRC Section 280G, Mr. Lyash would be subject to excise tax on $2,988,788 of excess parachute payments above his base amount. Those excess parachute payments result in $597,758 of excise taxes, $999,777 of tax gross-ups, and $23,164 of employer Medicare tax related to the excise tax payment.

Progress Energy Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION
Lloyd M. Yates, President and Chief Executive Officer, PEC

						Involuntary
				Involuntary		or Good
				Not for		Reason
	Voluntary	Early	Normal	Cause	For Cause	Termination	Death or
	Termination	Retirement	Retirement	Termination	Termination	(CIC)	Disability
	($)	($)	($)	($)	($)	($)	($)
Compensation
Base Salary—$448,0001	$0	$0	$0	$1,339,520	$0	$2,083,200	$0
Annual Incentive2	$0	$0	$0	$0	$0	$246,400	$235,000
Long-term Incentives
Performance Shares (PSSP)3
2007 (performance period)	$0	$0	$0	$0	$0	$574,550	$574,550
2008 (performance period)	$0	$0	$0	$0	$0	$442,375	$281,511
2009 (performance period)	$0	$0	$0	$0	$0	$556,752	$151,841
Restricted Stock Units4
2007 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$433,722	$433,722
2007 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$64,632	$64,632
2007 – 2012
(grant date vesting)	$0	$0	$0	$0	$0	$64,591	$64,591
2008 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$65,493	$65,493
2008 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$65,493	$65,493
2009 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$87,515	$0
2009 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$87,556	$0
2009 – 2012
(grant date vesting)	$0	$0	$0	$0	$0	$169,576	$0
Restricted Stock5
Unvested and Accelerated	$0	$0	$0	$0	$0	$157,232	$157,232
Benefits and Perquisites
Incremental Nonqualified Pension6	$0	$0	$0	$0	$0	$0	$0
Deferred Compensation7	$499,804	$0	$0	$499,804	$499,804	$499,804	$499,804
Post-retirement Health Care8	$0	$0	$0	$23,022	$0	$45,140	$0
Executive AD&D Proceeds9	$0	$0	$0	$0	$0	$0	$500,000
280G Tax Gross-up10	$0	$0	$0	$0	$0	$1,621,931	$0
TOTAL	$499,804	$0	$0	$1,862,346	$499,804	$7,265,962	$3,093,869

     1 There is no provision for payment of salary under voluntary termination, for cause termination, death or disability. Mr. Yates is not eligible for early retirement or normal retirement. In the event of involuntary not for cause termination, salary continuation provision per Mr. Yates’ employment agreement requires a severance equal to 2.99 times his then current base salary ($448,000) payable in equal installments over a period of 2.99 years. In the event of involuntary or good reason termination (CIC), the maximum benefit allowed under the cash payment provision of the Management Change-in-Control Plan equals the sum of annual salary times three plus annual target MICP award times three (($448,000 + $246,400) x 3). Does not include impact of long-term disability. In the event of a long-term disability, Mr. Yates would receive 60% of base salary during the period of his disability.

     2 There is no provision for payment of annual incentive under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Yates is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), Mr. Yates would receive 100% of his target award under the Annual Cash Incentive Compensation Plan provisions of the Management Change-in-Control Plan, calculated as 55% times $448,000. In the event of death or disability, Mr. Yates would receive a pro-rata incentive award for the period worked during the year. For December 31, 2009 this is based on the full award. For 2009, Mr. Yates’ MICP award was $235,000.

PROXY STATEMENT

     3 Unvested performance shares would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Yates is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), unvested performance shares vest as of the date of Management Change-in-Control and payment is made based upon the applicable performance factor. As of December 31, 2009, the performance factor is 100%. In the event of death or disability, the 2007 performance shares would vest 100% and be paid in an amount using performance factors determined at the time of the event. For the 2008 and 2009 performance grants, a pro-rata payment would be made based upon time in the plan.

     4 Unvested restricted stock units (RSU) would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Yates is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), all outstanding restricted stock units would vest immediately. For a detailed description of outstanding restricted stock units, see the “Outstanding Equity Awards at Fiscal Year-End Table.” Upon death or disability, all outstanding restricted stock units that are more than one year past their grant date would vest immediately. Shares that are less than one year past their grant date would be forfeited. Mr. Yates would immediately vest 13,727 restricted stock units granted on March 20, 2007; 3,194 restricted stock units granted on March 18, 2008; and would forfeit 8,404 restricted stock units granted on March 17, 2009.

     5 Unvested restricted stock would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Mr. Yates is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), all outstanding restricted stock shares would vest immediately. For a detailed description of outstanding restricted stock shares, see the “Outstanding Equity Awards at Fiscal Year-End Table.” Upon death or disability, all outstanding restricted stock shares that are more than one year past their grant date would vest immediately. Shares that are less than one year past their grant date would be forfeited. All of Mr. Yates’ restricted stock grant dates are beyond the one-year threshold; therefore, all 3,834 restricted stock shares would vest immediately.

     6 No accelerated vesting or incremental nonqualified pension benefit applies under any of these scenarios. Mr. Yates was vested under the SERP as of December 31, 2009, so there is no incremental value due to accelerated vesting under involuntary or good reason termination (CIC).

     7 All outstanding deferred compensation balances will be paid immediately following termination, subject to IRC Section 409(a) regulations, under voluntary termination, involuntary not for cause termination, for cause termination, involuntary or good reason termination (CIC), death and disability. Mr. Yates is not eligible for early retirement or normal retirement. Unvested MICP deferral premiums would be forfeited. Mr. Yates would forfeit $0 of unvested deferred MICP premiums.

     8 No post-retirement health care benefits apply under voluntary termination, for cause termination, death or disability. Mr. Yates is not eligible for early retirement or normal retirement. Under involuntary not for cause termination, Mr. Yates would be reimbursed for 18 months of COBRA premiums at $1,278.98 per month as provided in his employment agreement. In the event of involuntary or good reason termination (CIC), the Management Change-in-Control Plan provides for Company-paid medical, dental and vision coverage in the same plan Mr. Yates was participating in prior to termination for 36 months at $1,253.90 per month.

     9 Mr. Yates would be eligible to receive $500,000 proceeds from the executive AD&D policy.

     10 Upon a change in control, the Management Change-in-Control Plan provides for the Company to pay all excise taxes under IRC Section 280G plus applicable gross-up amounts for Mr. Yates. Under IRC Section 280G, Mr. Yates would be subject to excise tax on $2,991,059 of excess parachute payments above his base amount. Those excess parachute payments result in $598,212 of excise taxes, $1,000,537 of tax gross-ups, and $23,182 of employer Medicare tax related to the excise tax payment.

Progress Energy Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION
Paula J. Sims, Senior Vice President – Power Operations

						Involuntary
				Involuntary		or Good
				Not for		Reason
	Voluntary	Early	Normal	Cause	For Cause	Termination	Death or
	Termination	Retirement	Retirement	Termination	Termination	(CIC)	Disability
	($)	($)	($)	($)	($)	($)	($)
Compensation
Base Salary—$370,0001	$0	$0	$0	$1,106,300	$0	$1,073,000	$0
Annual Incentive2	$0	$0	$0	$0	$0	$166,500	$160,000
Long-term Incentives
Performance Shares (PSSP)3
2007 (performance period)	$0	$0	$0	$0	$0	$429,734	$429,734
2008 (performance period)	$0	$0	$0	$0	$0	$330,869	$210,553
2009 (performance period)	$0	$0	$0	$0	$0	$400,176	$109,139
Restricted Stock Units4
2007 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$335,831	$335,831
2007 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$48,761	$48,761
2007 – 2012
(grant date vesting)	$0	$0	$0	$0	$0	$48,720	$48,720
2008 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$49,376	$49,376
2008 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$49,417	$49,417
2009 – 2010
(grant date vesting)	$0	$0	$0	$0	$0	$63,442	$0
2009 – 2011
(grant date vesting)	$0	$0	$0	$0	$0	$63,442	$0
2009 – 2012
(grant date vesting)	$0	$0	$0	$0	$0	$145,503	$0
Restricted Stock5
Unvested and Accelerated	$0	$0	$0	$0	$0	$41,010	$41,010
Benefits and Perquisites
Incremental Nonqualified Pension6	$0	$0	$0	$0	$0	$0	$0
Deferred Compensation7	$414,523	$0	$0	$414,523	$414,523	$444,049	$444,049
Post-retirement Health Care8	$0	$0	$0	$5,344	$0	$6,985	$0
Executive AD&D Proceeds9	$0	$0	$0	$0	$0	$0	$500,000
280G Tax Gross-up10	$0	$0	$0	$0	$0	$1,194,126	$0
TOTAL	$414,523	$0	$0	$1,526,167	$414,523	$4,890,941	$2,426,590

     1 There is no provision for payment of salary under voluntary termination, for cause termination, death or disability. Ms. Sims is not eligible for early retirement or normal retirement. In the event of involuntary not for cause termination, salary continuation provision per Ms. Sims’ employment agreement requires a severance equal to 2.99 times her then current base salary ($370,000) payable in equal installments over a period of 2.99 years. In the event of involuntary or good reason termination (CIC), the maximum benefit allowed under the cash payment provision of the Management Change-in-Control Plan equals the sum of annual salary times two plus target MICP award times two (($370,000 + $166,500) x 2). Does not include impact of long-term disability. In the event of a long-term disability, Ms. Sims would receive 60% of base salary during the period of her disability.

     2 There is no provision for payment of annual incentive under voluntary termination, involuntary not for cause termination, or for cause termination. Ms. Sims is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), Ms. Sims would receive 100% of her target award under the Annual Cash Incentive Compensation Plan provisions of the Management Change-in-Control Plan, calculated as 45% times $370,000. In the event of death or disability, Ms. Sims would receive a pro-rata incentive award for the period worked during the year. For December 31, 2009, this is based on the full award. For 2009, Ms. Sims’ MICP award was $160,000.

PROXY STATEMENT

     3 Unvested performance shares would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Ms. Sims is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), unvested performance shares vest as of the date of Management Change-in-Control and payment is made based upon the applicable performance factor. As of December 31, 2009, the performance factor is 100%. In the event of death or disability, the 2007 performance shares would vest 100% and be paid in an amount using performance factors determined at the time of the event. For the 2008 and 2009 performance grants, a pro-rata payment would be made based upon time in the plan.

     4 Unvested restricted stock units (RSU) would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Ms. Sims is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), all outstanding restricted stock units would vest immediately. For a detailed description of outstanding restricted stock units, see the “Outstanding Equity Awards at Fiscal Year-End Table.” Upon death or disability, all outstanding restricted stock units that are more than one year past their grant date would vest immediately. Shares that are less than one year past their grant date would be forfeited. Ms. Sims would immediately vest 10,566 restricted stock units granted on March 20, 2007; 2,409 restricted stock units granted on March 18, 2008; and would forfeit 6,642 restricted stock units granted on March 17, 2009.

     5 Unvested restricted stock would be forfeited under voluntary termination, involuntary not for cause termination, or for cause termination. Ms. Sims is not eligible for early retirement or normal retirement. In the event of involuntary or good reason termination (CIC), all outstanding restricted stock shares would vest immediately. For a detailed description of outstanding restricted stock shares, see the “Outstanding Equity Awards at Fiscal Year-End Table.” Upon death or disability, all outstanding restricted stock shares that are more than one year past their grant date would vest immediately. Shares that are less than one year past their grant date would be forfeited. All of Ms. Sims’ restricted stock grant dates are beyond the one-year threshold; therefore, all 1,000 restricted stock shares would vest immediately.

     6 No accelerated vesting or incremental nonqualified pension benefit applies under any of these scenarios. Ms. Sims was vested under the SERP as of December 31, 2009, so there is no incremental value due to accelerated vesting under involuntary or good reason termination (CIC).

     7 All outstanding deferred compensation balances will be paid immediately following termination, subject to IRC Section 409(a) regulations, under voluntary termination, involuntary not for cause termination, for cause termination, involuntary or good reason termination (CIC), death and disability. Ms. Sims is not eligible for early retirement or normal retirement. Unvested MICP deferral premiums would be forfeited. Ms. Sims would forfeit $29,526 of unvested deferred MICP premiums.

     8 No post-retirement health care benefits apply under voluntary termination, for cause termination, death or disability. Ms. Sims is not eligible for early retirement or normal retirement. Under involuntary not for cause termination, Ms. Sims would be reimbursed for 18 months of COBRA premiums at $296.88 per month as provided in her employment agreement. In the event of involuntary or good reason termination (CIC), the Management Change-in-Control Plan provides for Company-paid medical, dental and vision coverage in the same plan Ms. Sims was participating in prior to termination for 24 months at $291.06 per month.

     9 Ms. Sims would be eligible to receive $500,000 proceeds from the executive AD&D policy.

     10 Upon a change in control, the Management Change-in-Control Plan provides for the Company to pay all excise taxes under IRC Section 280G plus applicable gross-up amounts for Ms. Sims. Under IRC Section 280G, Ms. Sims would be subject to excise tax on $2,202,132 of excess parachute payments above her base amount. Those excess parachute payments result in $440,426 of excise taxes, $736,633 of tax gross-ups, and $17,067 of employer Medicare tax related to the excise tax payment.

Progress Energy Proxy Statement

DIRECTOR COMPENSATION

     The following includes the required table and related narrative detailing the compensation each director received for his or her services in 2009.

					Change in
					Pension Value
					and
	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	Paid in or	Stock	Option	Plan	Compensation	All Other
	Cash1	Awards2	Awards	Compensation	Earnings	Compensation3	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
John D. Baker II	$28,433	$0	—	—	—	$2,186	$30,619
James E. Bostic, Jr.	$93,500	$60,000	—	—	—	$77,502	$231,002
David L. Burner
(Retired May 13, 2009)	$51,750	$60,000	—	—	—	$15,640	$127,390
Harris E. DeLoach, Jr.	$103,500	$60,000	—	—	—	$51,844	$215,344
James B. Hyler, Jr.	$95,000	$60,000	—	—	—	$8,899	$163,899
Robert W. Jones	$100,654	$60,000	—	—	—	$35,715	$196,369
W. Steven Jones	$93,500	$60,000	—	—	—	$65,622	$219,122
E. Marie McKee	$107,000	$60,000	—	—	—	$148,522	$315,522
John H. Mullin, III	$108,500	$60,000	—	—	—	$112,871	$281,371
Charles W. Pryor, Jr.	$96,500	$60,000	—	—	—	$18,475	$174,975
Carlos A. Saladrigas	$93,500	$60,000	—	—	—	$58,558	$212,058
Theresa M. Stone	$107,000	$60,000	—	—	—	$57,114	$224,114
Alfred C. Tollison, Jr.	$101,500	$60,000	—	—	—	$50,966	$212,466

     1 Reflects the annual retainer plus any Board or Committee fees earned in 2009. Amounts may have been paid in cash or deferred into the Non-Employee Director Deferred Compensation Plan.

     2 Reflects the grant date fair value of awards granted under the Non-Employee Director Stock Unit Plan in 2009. The assumptions made in the valuation of awards granted pursuant to the Non-Employee Director Stock Unit Plan are not addressed in our consolidated financial statements, footnotes to our consolidated financial statements or in Management’s Discussion and Analysis because the Director Plan is immaterial to our consolidated financial statements. As a liability plan under FASB ASC Topic 718, the fair value of the Director Plan is re-measured at each financial statement date. The grant date fair value for each stock unit granted to each director on January 2, 2009 was $40.65. The numbers of stock units outstanding in the Non-Employee Director Stock Unit Plan as of December 31, 2009 for each Director listed above are shown in the table in footnote 3 below.

PROXY STATEMENT

     3 Includes the following items: The dollar value of dividend reinvestments and unit appreciation/depreciation accrued under the Non-Employee Director Stock Unit Plan; dividend reinvestments and unit appreciation/depreciation accrued under the Non-Employee Director Deferred Compensation Plan; tax gross-ups; and matching contributions made to eligible nonprofit organizations and to accredited colleges and universities under the Company’s now suspended Matching Gifts Program as follows: James E. Bostic, Jr.–$5,500; W. Steven Jones–$2,300; E. Marie McKee–$1,071; and Charles W. Pryor, Jr.–$1,000. The dollar values of dividend reinvestments and unit appreciation for each Director listed above are in the table below. The total value of the perquisites and personal benefits received by each director was less than $10,000. Thus, those amounts are excluded from this column. The numbers of stock units outstanding in the Non-Employee Director Deferred Compensation Plan as of December 3, 2009 for each Director listed above are in the table below.

	Non-Employee Director		Non-Employee Director
	Stock Unit Plan		Deferred Compensation Plan
		Dividend Reinvestments		Dividend Reinvestments
	Stock Units	and Unit Appreciation/	Stock Units	and Unit Appreciation/
	Outstanding as of	Depreciation in column	Outstanding as of	Depreciation in column
	Dec. 31, 2009	(g)	Dec. 31, 2009	(g)
Name	(see footnote 2 above)	(see footnote 3 above)	(see footnote 3 above)	(see footnote 3 above)
John D. Baker II	0	$0	747	$2,186
James E. Bostic, Jr.	8,396	$29,764	11,260	$42,238
David L. Burner
(Retired May 13, 2009)	0	($39,745)	14,682	$54,647
Harris E. DeLoach, Jr.	4,430	$15,147	9,506	$36,697
James B. Hyler, Jr.	1,576	$4,628	1,028	$4,272
Robert W. Jones	3,001	$9,881	6,548	$25,835
W. Steven Jones	5,939	$20,709	11,155	$42,613
E. Marie McKee	11,211	$40,141	28,649	$107,309
John H. Mullin, III	11,700	$41,944	19,113	$70,927
Charles W. Pryor, Jr.	3,001	$9,881	1,930	$7,594
Carlos A. Saladrigas	9,376	$33,378	6,701	$25,181
Theresa M. Stone	5,939	$20,709	9,747	$36,405
Alfred C. Tollison, Jr.	4,430	$15,147	9,131	$35,283

Progress Energy Proxy Statement

DISCUSSION OF DIRECTOR COMPENSATION TABLE

RETAINER AND MEETING FEES

     During 2009, Directors who were not employees of the Company received an annual retainer of $80,000, of which $30,000 was automatically deferred under the Non-Employee Director Deferred Compensation Plan (see below). The Lead Director/Chair of the following Board Committees received an additional retainer of $15,000: Audit and Corporate Performance Committee; Governance Committee; and Organization and Compensation Committee. The Chair of each of the following standing Board Committees received an additional retainer of $10,000: Finance Committee and Operations and Nuclear Oversight Committee. The nonchair members of the following standing Board Committees received an additional retainer of $7,500: Audit and Corporate Performance Committee and the Organization and Compensation Committee. The nonchair members of the following standing Board Committees received an additional retainer of $6,000: Governance Committee; Finance Committee; and Operations and Nuclear Oversight Committee. The Nuclear Oversight Director received an additional retainer of $8,000. The Chair of the Nuclear Project Oversight Committee receives an attendance fee of $2,000 per meeting held by that Committee. Additionally, each member of the Nuclear Project Oversight Committee receives an attendance fee of $1,500 per meeting held by that Committee. Directors who are not employees of the Company received a fee of $1,500 per meeting, paid with the next quarterly retainer, for noncustomary meetings or reviews of the Company’s operations that are approved by the Governance Committee. Directors who are employees of our Company do not receive an annual retainer or attendance fees. All Directors are reimbursed for expenses incidental to their service as Directors. Committee positions held by the Directors are discussed in the “Board Committees” section of this Proxy Statement.

     The Non-Employee Director Stock Unit Plan provides that each Director will receive an annual grant of stock units that is equivalent to $60,000.

NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

     In addition to $30,000 from the annual retainer that is automatically deferred, outside Directors may elect to defer any portion of the remainder of their annual retainer and Board attendance fees until after the termination of their service on the Board under the Non-Employee Director Deferred Compensation Plan. Any deferred fees are deemed to be invested in a number of units of Common Stock of the Company, but participating Directors receive no equity interest or voting rights in any shares of the Common Stock. The number of units credited to the account of a participating Director is equal to the dollar amount of the deferred fees divided by the average of the high and low selling prices (i.e., market value) of the Common Stock on the day the deferred fees would otherwise be payable to the participating Director. The number of units in each account is adjusted from time to time to reflect the payment of dividends on the number of shares of Common Stock represented by the units. Unless otherwise agreed to by the participant and the Board, when the participant ceases to be a member of the Board of Directors, he or she will receive cash equal to the market value of a share of the Company’s Common Stock on the date of payment multiplied by the number of units credited to the participant’s account.

NON-EMPLOYEE DIRECTOR STOCK UNIT PLAN

     Effective January 1, 1998, we established the Non-Employee Director Stock Unit Plan (“Stock Unit Plan”). The Stock Unit Plan provides for an annual grant of stock units equivalent to $60,000 to each non-employee Director. Each unit is equal in economic value to one share of the Company’s Common Stock, but does not represent an equity interest or entitle its holder to vote. The number of units is adjusted from time to time to reflect the payment of dividends with respect to the Common Stock of the Company. Benefits under the Stock Unit Plan vest after a participant has been a member of the Board for five years and are payable solely in cash. Effective January 1, 2007, a Director shall be fully vested at all times in the stock units credited to his or her account.

PROXY STATEMENT

OTHER COMPENSATION

     Directors are eligible to receive certain perquisites, including tickets to various cultural arts and sporting events, which are de minimis in value. Each retiring Director also receives a gift valued at approximately $1,500 in appreciation for his/her service on the Board.

     Additionally, in 2009, directors were eligible to receive a 50 percent match from the Company for contributions made in 2008 to eligible nonprofit organizations and to all accredited colleges and universities. The Company’s Matching Gifts Program was suspended as of January 1, 2009.

     We charge Directors with imputed income in connection with (i) their travel on Company aircraft for non-Company related purposes and (ii) their spouses’ travel on Company aircraft. When spousal travel is at our invitation, we will gross up the Directors for taxes incurred in connection with the imputed income related to the travel.

Progress Energy Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
as of December 31, 2009

(c)
Number of
	(a)		securities
	Number of		remaining available
	securities to		for future issuance
	be issued upon	(b)	under equity
	exercise of	Weighted-average	compensation plans
	outstanding	exercise price of	(excluding
	options,	outstanding	securities
	warrants and	options,	reflected in column
Plan category	rights	warrants and rights	(a))
Equity compensation plans approved by
security holders	4,414,788	$42.64	6,436,623
Equity compensation plans not approved by
security holders	N/A	N/A	N/A
Total	4,414,788	$42.64	6,436,623

     Column (a) includes stock options outstanding, outstanding performance units assuming maximum payout potential, and outstanding restricted stock units.

     Column (b) includes only the weighted-average exercise price of outstanding options.

     Column (c) includes reduction for unissued, outstanding performance units assuming maximum payout potential and unissued, outstanding restricted stock units, and issued restricted stock.

PROXY STATEMENT

REPORT OF THE AUDIT AND CORPORATE
PERFORMANCE COMMITTEE

     The Audit and Corporate Performance Committee of the Company’s Board of Directors (the “Audit Committee”) has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2009, with the Company’s management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, by the SEC’s Regulation S-X, Rule 2-07, and by the NYSE’s Corporate Governance Rules, as may be modified, amended or supplemented.

     The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

     Based upon the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Audit and Corporate Performance Committee

Theresa M. Stone, Chair
James E. Bostic, Jr.
W. Steven Jones
Melquiades R. “Mel” Martinez*
Charles W. Pryor, Jr.
Carlos A. Saladrigas
Alfred C. Tollison, Jr.

     * Mr. Martinez was elected to the Board effective March 1, 2010, and thus did not participate in the reviews and discussions described in the foregoing Report of the Audit Committee.

     Unless specifically stated otherwise in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the foregoing Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such Acts.

DISCLOSURE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

     The Audit Committee has actively monitored all services provided by its independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) and the relationship between audit and non-audit services provided by Deloitte. We have adopted policies and procedures for pre-approving all audit and permissible non-audit services rendered by Deloitte, and the fees billed for those services. Our Controller (the “Controller”) is responsible to the Audit Committee for enforcement of this procedure, and for reporting noncompliance. Pursuant to the pre-approval policy, the Audit Committee specifically pre-approved the use of Deloitte for audit, audit-related and tax services.

     The pre-approval policy requires management to obtain specific pre-approval from the Audit Committee for the use of Deloitte for any permissible non-audit services, which generally are limited to tax services, including tax compliance, tax planning, and tax advice services such as return review and consultation and assistance. Other types of permissible non-audit services will not be considered for approval except in limited instances, which could include circumstances in which proposed services provide significant economic or other benefits to us. In

Progress Energy Proxy Statement

determining whether to approve these services, the Audit Committee will assess whether these services adversely impair the independence of Deloitte. Any permissible non-audit services provided during a fiscal year that (i) do not aggregate more than 5 percent of the total fees paid to Deloitte for all services rendered during that fiscal year and (ii) were not recognized as non-audit services at the time of the engagement must be brought to the attention of the Controller for prompt submission to the Audit Committee for approval. These de minimis non-audit services must be approved by the Audit Committee or its designated representative before the completion of the services. Non-audit services that are specifically prohibited under the Sarbanes-Oxley Act Section 404, SEC rules, and Public Company Accounting Oversight Board (“PCAOB”) rules are also specifically prohibited under the policy.

     Prior to approval of permissible tax services by the Audit Committee, the policy requires Deloitte to (1) describe in writing to the Audit Committee (a) the scope of the service, the fee structure for the engagement and any side letter or other amendment to the engagement letter or any other agreement between the Company and Deloitte relating to the service and (b) any compensation arrangement or other agreement, such as a referral agreement, a referral fee or fee-sharing arrangement, between Deloitte and any person (other than the Company) with respect to the promoting, marketing or recommending of a transaction covered by the service; and (2) discuss with the Audit Committee the potential effects of the services on the independence of Deloitte.

     The policy also requires the Controller to update the Audit Committee throughout the year as to the services provided by Deloitte and the costs of those services. The policy also requires Deloitte to annually confirm its independence in accordance with SEC and NYSE standards. The Audit Committee will assess the adequacy of this policy as it deems necessary and revise accordingly.

     Set forth in the table below is certain information relating to the aggregate fees billed by Deloitte for professional services rendered to us for the fiscal years ended December 31, 2009, and December 31, 2008.

	2009	2008
Audit fees	$3,581,000	$3,673,000
Audit-related fees	91,000	94,000
Tax fees	19,000	22,000
Other fees	—	—
Total Fees	$3,691,000	$3,789,000

     Audit fees include fees billed for services rendered in connection with (i) the audits of our annual financial statements and those of our SEC reporting subsidiaries (Carolina Power & Light Company and Florida Power Corporation); (ii) the audit of the effectiveness of our internal control over financial reporting; (iii) the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and those of our SEC reporting subsidiaries; (iv) accounting consultations arising as part of the audits; and (v) audit services in connection with statutory, regulatory or other filings, including comfort letters and consents in connection with SEC filings and financing transactions. Audit fees for 2009 and 2008 also include $1,265,000 and $1,264,000, respectively, for services in connection with the Sarbanes-Oxley Act Section 404 and the related PCAOB Standard No. 2 relating to our internal control over financial reporting.

     Audit-related fees include fees billed for (i) special procedures and letter reports; (ii) benefit plan audits when fees are paid by us rather than directly by the plan; and (iii) accounting consultations for prospective transactions not arising directly from the audits.

     Tax fees include fees billed for tax compliance matters and tax planning and advisory services.

     The Audit Committee has concluded that the provision of the non-audit services listed above as “Tax fees” is compatible with maintaining Deloitte’s independence.

     None of the services provided required approval by the Audit Committee pursuant to the de minimis waiver provisions described above.

PROXY STATEMENT

PROPOSAL 2—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit and Corporate Performance Committee of our Board of Directors (the “Audit Committee”) has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and has directed that management submit the selection of that independent registered public accounting firm for ratification by the shareholders at the 2010 Annual Meeting of the Shareholders. Deloitte & Touche has served as the independent registered public accounting firm for our Company and its predecessors since 1930. In selecting Deloitte & Touche, the Audit Committee considered carefully Deloitte & Touche’s previous performance for us, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. A representative of Deloitte & Touche will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions. Shareholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the shareholders ratify the selection, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interest of the Company and its shareholders.

     Valid proxies received pursuant to this solicitation will be voted in the manner specified. Where no specification is made, the shares represented by the accompanying proxy will be voted “FOR” the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm. Votes (other than votes withheld) will be cast pursuant to the accompanying proxy for the ratification of the selection of Deloitte & Touche.

     The proposal to ratify the selection of Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010, requires approval by a majority of the votes actually cast by holders of Common Stock present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote thereon. Abstentions from voting and broker nonvotes will not count as shares voted and will not have the effect of a “negative” vote, as described in more detail under the heading “PROXIES” on page 2.

     The Audit Committee and the Board of Directors recommend a vote “FOR” the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm.

Progress Energy Proxy Statement

PROPOSAL 3—ADOPTION OF A “HOLD-INTO-RETIREMENT” POLICY FOR
EQUITY AWARDS

     One of our shareholders has submitted the proposal set forth below relating to the adoption of a “hold-into-retirement” policy for equity awards. Upon written or oral request, the Company will provide the name, address and share ownership of the proponent. Any such requests should be directed to our Corporate Secretary. For the reasons set forth after the proposal, the Board recommends a vote “AGAINST” the proposal.

     Resolved: That stockholders of Progress Energy, Inc. (“Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before Company 2011 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

     Supporting Statement:

     Equity-based compensation is an important component of senior executive compensation at the Company.

     Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Company long-term success and would better align their interests with those of Company stockholders. In the context of the current financial climate, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

     The Company has established stock ownership guidelines for executive officers. The guidelines were increased in 2009 to a minimum level of ownership of five times base salary for the Chief Executive Officer (“CEO”), four times base salary for the Chief Operating Officer (“COO”), and three times base salary for the Chief Financial Officer and Presidents/Executive Vice Presidents/Senior Vice Presidents.

     We believe this policy does not go far enough to ensure that equity compensation builds executive ownership. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

     We urge stockholders to vote for this proposal.

COMPANY RESPONSE

     The Board and management oppose this shareholder proposal and recommend a vote “AGAINST” the proposal for the reasons set forth below:

     The Board has considered this proposal and believes that its adoption is unnecessary and not in the best interests of the Company or its shareholders. For the reasons discussed below, the Board recommends that you vote “AGAINST” adoption of this proposal.

PROXY STATEMENT

  The Board of Directors believes that the Company’s equity compensation policies have been essential to attracting and retaining experienced and effective executives and motivating them to perform in the best interests of the Company and its shareholders.
     The Board of Directors believes strongly that equity compensation and mandatory equity ownership promote accountability and encourage executives to enhance long-term shareholder value. This belief is reflected in our compensation policies and practices. Equity ownership is a fundamental element of the Company’s executive compensation program and provides an essential source of incentive and motivation for our senior executives. Approximately 60% of total target compensation for our executive officers is provided in equity and focused on long-term performance. The Company’s executive compensation program is carefully designed to provide a competitive level of at-risk and performance-based incentives through a combination of equity awards, including restricted stock units and performance shares. The Board believes that the proposal would result in an overemphasis on post-retirement compensation and undermine the effectiveness of the Company’s existing executive compensation programs.
  The Board believes that our stock ownership guidelines ensure that the Company’s executive officers have a significant equity stake in the future of the Company.
     The Company’s stock ownership guidelines are consistent with those of the peer group the Organization and Compensation Committee used to benchmark compensation and with which we compete for executive talent. Our guidelines are consistent with the 50th percentile for both the base salary multiple and the time required to meet ownership targets. The Company’s CEO currently holds 8.5 times his base salary although our guidelines require him to hold 5 times his base salary in equity compensation. All of our senior executives are in compliance with the Company’s stock ownership guidelines.

     The proposal states that the two-year post retirement retention approach is “superior” because the guideline approach loses effectiveness once the guidelines have been met. The Board of Directors does not believe this is true, as executives are continually expected to meet the guidelines, even during market downturns. Moreover, the ownership levels established in the guidelines represent a significant amount of money and, as a result, are a regular and strong source of alignment with shareholders’ interests. Finally, three to five times an executive’s salary is a significant amount that is not easily dismissed just because further accumulation of equity is no longer necessary.
  Because we are in a highly regulated industry, our compensation programs do not provide incentives for executive officers to take unnecessary and excessive risks that threaten the value of the Company.
     Post-termination holding periods are purported to prevent executives from taking actions that would cause the price of a company’s stock to rise as they depart in order for them to be able to sell their holdings at an elevated price before their behavior is discovered and corrected. As an integrated electric utility, primarily engaged in the regulated utility business, the Company is highly regulated at both the federal and state levels. State and federal regulators set the parameters within which the Company can operate. The state regulators have authority to review and approve the rates we charge our customers. The regulators review certain of our costs and investments, and approve our recovery of them from customers only if they determine that the costs and investments were reasonable and prudent when incurred. In such a regulated environment, excessive risk-taking is neither encouraged nor allowed. Therefore, it is highly unlikely our executives would be able to successfully engage in the type of behavior the proposal is intended to protect against.
  The Board believes that the type of policy mandated by the proposal, with its high retention threshold and post-retirement holding period, is not a prevalent practice and may lead to an early loss of executive talent.
     The two-year post termination requirement would limit our executives’ financial resources at a time when they no longer have any control over our operations or results. Long-term alignment is, of course, important. However, for our compensation programs to have value, participants should be permitted the flexibility for

Progress Energy Proxy Statement

some degree of diversification. In the absence of this balanced approach, executives who have been successful in enhancing shareholder value may choose to leave the Company earlier than they otherwise would if they are interested in selling any of their shares in order to share in the value they have helped to create. As a result, the proposal could lead to an early loss of experienced talent and make it more difficult and costly to attract, motivate and retain executives.
  The Board believes that the type of policy mandated by the proposal will result in executives’ failure to take the actions needed to ensure the Company’s long-term success.
     As noted above, the Company is a member of a highly regulated industry in which excessive risk-taking is neither encouraged nor allowed. The Company recognizes, however, that some amount of risk-taking is inherent in its business and is necessary in order to increase profitability and long-term shareholder value. If executives are too focused on preserving the value of their equity holdings in the Company into retirement, they may become reluctant to pursue strategies or undertake projects or capital investments that could be beneficial to the Company. The proposed policy would leave our executives almost completely dependent on the value of the Company stock, potentially resulting in them becoming unduly risk averse to the detriment of our shareholders.

     The Board of Directors remains committed to the design and implementation of equity compensation programs and stock ownership guidelines that best align the interests of the Company’s leadership with those of our shareholders, provide competitive compensation that requires executives to own a significant portion of Company stock and ensure that executives have the appropriate flexibility to manage their personal financial affairs. We believe the Company’s existing programs and guidelines achieve these objectives and are essential to our ability to attract, motivate and retain talented executives.

YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU
TO VOTE AGAINST THIS PROPOSAL

PROXY STATEMENT

FINANCIAL STATEMENTS

     Our 2009 Annual Report, which includes financial statements as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, together with the report of Deloitte & Touche LLP, our independent registered public accounting firm, was mailed to those who were shareholders of record as of the close of business on March 5, 2010.

FUTURE SHAREHOLDER PROPOSALS

     Shareholder proposals submitted for inclusion in the proxy statement for our 2011 Annual Meeting must be received no later than December 1, 2010, at our principal executive offices, addressed to the attention of:

John R. McArthur
Executive Vice President and Corporate Secretary
Progress Energy, Inc.
P.O. Box 1551
Raleigh, North Carolina 27602-1551

     Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

     In order for a shareholder to nominate a candidate for director, under our By-Laws timely notice of the nomination must be received by the Corporate Secretary of the Company either by personal delivery or by United States registered or certified mail, postage pre-paid, not later than the close of business on the 120th calendar day before the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting or the fact that an annual meeting is held after the anniversary of the preceding annual meeting commence a new time period for a shareholder’s giving of notice as described above. The shareholder filing the notice of nomination must include:
  As to the shareholder giving the notice:
–	the name and address of record of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

–	the class and number of our shares that are owned by the shareholder and such beneficial owner;

–	a representation that the shareholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

–	a description of all arrangements, understandings or relationships between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.
  As to each person whom the shareholder proposes to nominate for election as a director:
–	the name, age, business address and, if known, residence address of such person;

–	the principal occupation or employment of such person;

–	the class and number of shares of our stock that are beneficially owned by such person;

Progress Energy Proxy Statement

–	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934; and

–	the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

     In order for a shareholder to bring other business before a shareholder meeting, we must receive timely notice of the proposal not later than the close of business on the 60th day before the first anniversary of the immediately preceding year’s annual meeting. Such notice must include:
  the information described above with respect to the shareholder proposing such business;

  a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; and

  any material interest of such shareholder in such business.
     These requirements are separate from the requirements a shareholder must meet to have a proposal included in our proxy statement.

     Any shareholder desiring a copy of our By-Laws will be furnished one without charge upon written request to the Corporate Secretary. A copy of the By-Laws, as amended and restated on May 10, 2006, was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and is available at the SEC’s Web site at www.sec.gov.

OTHER BUSINESS

     The Board of Directors does not intend to bring any business before the meeting other than that stated in this Proxy Statement. The Board knows of no other matter to come before the meeting. If other matters are properly brought before the meeting, it is the intention of the Board of Directors that the persons named in the enclosed proxy will vote on such matters pursuant to the proxy in accordance with their best judgment.